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EXHIBIT 10.39

LICENSING AGREEMENT

BY AND BETWEEN

GILEAD WORLD MARKETS, LIMITED

AND

GLAXO GROUP LIMITED

April 26, 2002

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

i

1.42	"IND"	6
1.43	"Infringement"	6
1.44	"IOCB/Rega License"	6
1.45	"Joint Committee"	6
1.46	"Joint Invention"	6
1.47	"Joint Patent"	6
1.53	"Key Gilead Personnel"	6
1.48	"Know-How"	6
1.49	"Licensed Indication"	7
1.50	"Licensed Product"	7
1.57	"Limit"	7
1.51	"Loss"	7
1.59	"Lower Rate"	7
1.52	"Major GSK Country"	7
1.53	"Marketing Authorization Application"	7
1.54	"Marketing Committee"	7
1.55	"NDA"	7
1.56	"Net Sales"	7
1.65	"Non-Exclusivity"	8
1.57	"Other Clinical Trial Agreements"	8
1.58	"Other Formulation"	8
1.59	"Other Indication"	8
1.60	"Other Licensee"	8
1.61	"Other Sales"	8
1.62	"Patent"	8
1.63	"Permitted Sublicensee"	9
1.64	"Phase III Clinical Trial"	9
1.65	"Phase IIIB Clinical Trial"	9
1.66	"Phase IV Clinical Trial"	9
1.67	"Price Approval"	9
1.68	"Product Labeling"	9
1.69	"Promotional Materials"	9
1.70	"Regulatory Approval"	9
1.71	"Regulatory Authority"	9
1.72	"Royalty Term"	10
1.82	"Semi-Exclusivity"	10
1.73	"Substitutable"	10
1.84	"Substitutable ADV Product"	10
1.75	"Term"	11
1.76	"Territory"	11
1.77	"Third Party"	11
1.78	"Third Party Royalties"	11
1.79	"Valid Claim"	11
ARTICLE 2	MANAGEMENT	11
2.1	General	11
2.2	Joint Committee	11
	(a) Formation	11
	(b) Specific Responsibilities	12

2.3	Clinical Development Committee		12
	(a)	Formation	12
	(b)	Specific Responsibilities of the Clinical Development Committee	12
2.4	Marketing Committee		13
	(a)	Formation	13
	(b)	Specific Responsibilities of the Marketing Committee	13
2.5	General Committee Membership, Authority and Procedures		14
	(a)	Membership	14
	(b)	Meetings	14
	(c)	Limited Authority	15
	(d)	Decision-Making	15
	(e)	Meeting Agendas	15
	(f)	Information Sharing Between Committees	15
2.6	Project Coordinators		15
2.7	Collaboration Guidelines		16
	(a)	General	16
	(b)	Independence	16
	(c)	[ * ]	16
ARTICLE 3	DEVELOPMENT		17
3.1	Current Status; Overview		17
3.2	Gilead Development		18
3.3	GSK Development and Plan		18
	(a)	Responsibility	18
	(b)	Initial Plan	18
	(c)	Updates	18
	(d)	Compassionate Use/Expanded Access Program	20
3.4	GSK Activities		20
3.5	Gilead Development of Other Formulations and Other Indications		20
	(a)	General	20
	(b)	Notices and Information Regarding Other Formulations and Other Indications	20
	(c)	Negotiation	21
	(d)	[ * ] with Respect to Substitutable Formulations of ADV	21
	(e)	Gilead Activities with Respect to Different Chemical Entities	22
3.6	GSK Development of Other Formulations and Indications		23
3.7	Specific Responsibilities of the Clinical Development Committee during Development		23
3.8	Site of Activities		23
ARTICLE 4	REGULATORY		24
4.1	Current Status		24
4.2	Certificate of Pharmaceutical Products; GSK Marketing Authorization Applications and Regulatory Approvals		24
4.3	GSK Access to Gilead Know-How		25
	(a)	Regulatory Data	25
	(b)	Form of Transfer; Items not Transferred	26
	(c)	Other Licensee Permission and Know-How	27
	(d)	GSK Use of Know-How	27
	(e)	Gilead Regulatory Filings	27
	(f)	Costs	27

4.4	Gilead Access to GSK Know-How and Filings	27
	(a) Provision to Gilead	27
	(b) Sublicensee Permission; Transferability to Sublicensees	28
4.5	Adverse Event Reporting	28
4.6	Communications	28
4.7	Applications for Regulatory Exclusivity	28
4.8	Recalls and Voluntary Withdrawals	29
4.10	Impermitted Regulatory Filings	30
4.11	No Harmful Actions	30
4.11	Additional Information and Uses of Information	30
4.12	Gilead Transition Assistance	31
	(a) Initial	31
	(b) Extended	31
	(c) Additional	31
	(e) [ * ]	33
	(f) Mechanics	34
5.1	Commercialization	34
5.2	Commercialization Plan	34
5.3	Promotional Materials	36
5.4	Training of Sales Force	37
5.5	Compliance	37
5.6	Product Trademarks	37
5.7	No Misappropriation	38
5.8	Use of Distributors	38
ARTICLE 6	DILIGENCE	38
6.1	Clinical Development Diligence	38
	(a) Level of Effort	38
	(b) Timetable	38
6.2	Regular Reports on Development Activities	39
6.3	Commercialization Diligence	39
	(a) Level of Efforts	39
	(b) Time to Launch Licensed Product	39
6.4	Non-diligence	39
	(a) Special Meeting of Collaboration Committee	39
	(b) Supplemental Plan	40
	(c) Non-Limitation of Remedies	40
ARTICLE 7	LICENSES	41
7.1	Patent Licenses to GSK	41
7.2	Patent Licenses to Gilead	41
7.3	Know-How License to GSK	41
7.4	Know-How License to Gilead	41
7.5	Clinical Scope	42
7.6	Trademark License	42
	(a) Limited License for Gilead Marks	42
	(b) Licensed Gilead Product Marks	42
	(c) Standards for Using the Marks	42
7.7	Third-Party Technology	43
7.8	Sublicensed Technology	43
7.9	Grants Back	44
7.10	Sublicensing by GSK	44

7.11	Use of Patents and Know-How	44
7.12	Cross-Territory Sales	44
7.13	Exclusivity Commitment	45
7.14	Right Relating to the HBV Indication	46
7.15	No Implied Licenses	48
ARTICLE 8	MANUFACTURE AND SUPPLY	48
8.1	Supply by Gilead	48
8.2	GSK Manufacturing Right	48
8.3	Clinical Supply Agreement	48
8.4	Commercial Supply Agreement	49
8.5	Consistency	51
8.6	Additional Products	51
ARTICLE 9	COMPENSATION	51
9.1	License Fee	51
9.2	Milestone Payments	51
9.3	Royalty on Net Sales	53
	(a) Rates	53
	(b) [ * ]	53
	(c) Assumption Relating to Royalty Tier	54
	(b) Term	54
	(c) Payment for Non-Patent Benefits	54
	(d) Example Calculation	55
	(e) Quarterly Payments and Reconciliation	55
	(f) Cross-Border Sales	56
	(i) Korea and Taiwan	56
9.4	Contract Revenue on [ * ]	57
	(a) Rate	57
	(b) Term	57
	(c) [ * ]	57
9.5	Annual Exclusivity Determination With Respect to China	58
9.5	Combination and Bundled Products	59
	(a) Combination Products	59
	(b) Bundled Products	59
9.7	Other Payments by Distributors and Permitted Sublicensees	59
9.7	Third-Party Royalties and Other Payments	60
9.8	Royalty Payments and Reports	60
9.9	Taxes	60
9.10	Blocked Currency	61
9.11	Foreign Exchange	61
9.12	Payments to or Reports by Affiliates	61
9.13	Late Payments	61
9.14	Accounting	61
9.15	Third Party Licenses	62
9.17	Compulsory Licenses	62
ARTICLE 10	INTELLECTUAL PROPERTY	63
10.1	Ownership of Inventions	63
10.2	Prosecution of Patents	63
	(a) Gilead Patents	63
	(b) GSK Patents	63
	(c) Joint Patents	63

v

	(d)	ADV Patents	64
	(e)	Administrative Protections	64
10.3	Patent Term Extensions		65
10.4	Non-Patent Regulatory Exclusivity		65
10.5	Infringement of Patents by Third Parties		65
	(a)	Notification	65
	(b)	Infringement of Gilead Patents	66
	(c)	Joint Patents	66
	(d)	Infringement of GSK Patents Outside the GSK Territory by Competitive Product Infringement	66
	(e)	Other Infringement of GSK Patents	67
	(f)	Settlement	67
	(g)	Allocation of Proceeds	67
10.6	Infringement of Third Party Rights		68
	(a)	Notice	68
	(b)	Defense	68
	(c)	Settlement	68
10.7	Patent Marking		68
10.8	Selection and Registration of Product Trademarks		68
10.9	Infringement of Trademarks by Third Parties		68
10.10	Patent Oppositions		69
	(a)	Third-Party Patent Rights	69
	(b)	Parties' Patent Rights	69
	(c)	Noncontravention	69
ARTICLE 11	REPRESENTATIONS AND WARRANTIES		70
11.1	Mutual Representations and Warranties		70
	(a)	Corporate Existence and Power	70
	(b)	Authority and Binding Agreement	70
	(c)	No Conflict	70
	(d)	Regulatory Data	70
	(e)	No Misappropriation	70
	(f)	No Debarment	70
	(g)	Rights in Technology	70
11.2	Gilead		71
	(a)	Non-Infringement of Gilead Technology by Third Parties	71
	(b)	Non-infringement of Third Party Rights	71
	(c)	Claims	71
	(d)	Due Diligence	71
11.3	Disclaimer		71
11.4	No Other Representations		71
ARTICLE 12	INDEMNIFICATION		72
12.1	Indemnification by Gilead		72
12.2	Indemnification by GSK		72
12.3	Procedure		72
12.4	Insurance		73
12.5	Limitation of Liability		73
ARTICLE 13	RECORDS; AUDITS; PUBLICATIONS		73
13.1	Records; Audits		73
13.2	Publications		74

ARTICLE 14	CONFIDENTIALITY	74
14.1	Treatment of Confidential Information	74
14.2	Authorized Disclosure	74
14.3	Publicity	75
ARTICLE 15	TERM AND TERMINATION	76
15.1	Term	76
15.2	Elective Termination	76
15.3	Termination for Breach	77
	(a) Notice	77
	(b) Failure to Cure	77
	(c) Disputes	77
15.4	Fee upon Certain Terminations	77
15.4	Termination for Bankruptcy/Insolvency	78
15.5	Gilead Rights upon Certain Terminations of the Agreement or as to Certain Licensed Products	79
	(a) Reverted Products	79
	(b) Trademark License	79
	(c) Regulatory Filings	79
	(d) Technology Licenses	79
	(e) No Further Representations	79
	(f) Transition Assistance	80
	(g) Remaining Inventories	80
15.6	GSK Rights upon Certain Terminations	80
15.7	Survival	81
ARTICLE 16	DISPUTE RESOLUTION	81
16.1	Disputes	81
16.2	Governing Law; Judicial Resolution	81
16.3	Patent and Trademark Dispute Resolution	82
16.4	Industry Expert Resolution of Certain Disputes	82
	(a) Referable Issues	82
	(b) Finality of Decision	82
	(c) Industry Expert Resolutions	82
	(d) Interim Performance; Costs	83
ARTICLE 17	MISCELLANEOUS	83
17.1	Entire Agreement; Amendment	83
17.2	Force Majeure	83
17.3	Notices	84
17.4	Maintenance of Records	85
17.5	No Strict Construction	85
17.6	Assignment	85
17.7	Performance by Affiliates	85
17.8	Further Actions	85
17.9	Severability	86
17.10	Headings	86
17.11	No Waiver	86
17.12	Counterparts	86

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.39

LICENSING AGREEMENT

        THIS LICENSING AGREEMENT (the "Agreement") is made effective as of April 26, 2002 (the "Effective Date") by and between GLAXO GROUP LIMITED, an English corporation having its principal place of business at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, England UB6 ONN ("GSK"), and GILEAD WORLD MARKETS, LIMITED, a Cayman Company whose registered address is Queensgate House, South Church Street, P.O. Box 1234GT, Grand Cayman, Cayman Islands ("Gilead"). Gilead and GSK are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, Gilead is developing a proprietary compound known under the generic name of adefovir dipivoxil for the treatment of chronic hepatitis B;

        WHEREAS, Gilead has conducted and is currently conducting phase III clinical trials of such compound for such use in various countries, and is seeking or intends to seek regulatory approval in the United States, Canada, Europe, Australia and certain other countries of, and thereafter to Commercialize, such compound for such use in such countries;

        WHEREAS, GSK possesses extensive capabilities in various other countries (including China, Japan and other Asian countries) in the clinical development, manufacture, promotion and marketing of pharmaceutical products [ * ]; and

        WHEREAS, GSK desires to obtain the exclusive right to develop and Commercialize the same formulation and dosage of adefovir dipivoxil for hepatitis B in countries of interest to GSK as Gilead is developing in its countries of interest, and Gilead desires to grant GSK such rights in such countries of interest to GSK, all as set forth below;

        NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

        The following terms shall have the following meanings as used in this Agreement:

        1.1    "Administrative Protection"  shall mean a right conferred by a Chinese governmental entity to exclude others from manufacturing or marketing a pharmaceutical product in China, other than by means of a Patent granted by the Chinese government. Notwithstanding the foregoing, Administrative Protections shall exclude any rights conferred in connection with any Class I Certification or Class II Certification.

        1.2    "ADV"  shall mean adefovir dipivoxil, or 9- [2- [[bis [(pivaloyloxy) methyl]phosphinyl] -methoxy] ethyl] adenine.

        1.3    "Affiliate"  shall mean, except as provided below, an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Gilead or GSK.

        1.4    "Certificate of Pharmaceutical Product"  shall mean a document issued by a Regulatory Authority in the Gilead Territory to certify that a Licensed Product has been granted Regulatory Approval in the country of such issuing Regulatory Authority. Certificates of Pharmaceutical Products shall include both documents referred to commonly as "certificates of pharmaceutical product," and "free sales certificates," and documents similar to either of the foregoing but referred to by other names, provided that such similar documents do not impose a substantially greater burden on the applicant than those commonly referred to as "certificates of pharmaceutical products" and "free sales certificates."

        1.5    "China"  shall mean the People's Republic of China, as in existence as of the Effective Date, [ * ] "Chinese" shall be interpreted accordingly.

        1.6    "Class I Certification"  shall mean a Class I drug certification for a pharmaceutical product granted by a Chinese governmental authority, which certification provides a period of partial or complete exclusivity in China for certain pharmaceutical products that, generally, are new active entities or not previously approved by Regulatory Authorities outside China. A Class I Certification, as of the Effective Date, has a term of twelve (12) years.

        1.7    "Class II Certification"  shall mean a Class II drug certification for a pharmaceutical product granted by a Chinese governmental authority, which certification provides for a period of partial or complete exclusivity in China for certain drugs approved by Regulatory Authorities outside China, derivatives of such drugs, or new methods of delivery of such drugs. A Class II Certification, as of the Effective Date, has a term of eight (8) years.

        1.8    "Clinical Development Committee"  shall have the meaning assigned such term in Section 2.3(a).

        1.9    "Clinical Supply Agreement"  shall mean the agreement relating to the clinical supply of the Current Product that is to be entered into by the Parties after the Effective Date as set forth in Section 8.3.

        1.10    "Commercial Launch"  shall mean, with respect to a Licensed Product and a given country, the first sale of such Licensed Product to a Third Party in such country once Regulatory Approval therefor and therein has been obtained.

        1.11    "Commercialization Plan"  shall have the meaning given such term in Section 5.2(a).

        1.12    "Commercial Supply Agreement"  shall mean the agreement relating to the commercial supply of the Licensed Products and bulk ADV that is to be entered into by the Parties after the Effective Date as set forth in Section 8.4.

        1.13    "Commercialize"  shall mean to promote, market, distribute, sell and provide product support for a product, and "Commercializing" and "Commercialization" shall be interpreted accordingly.

        1.14    "Committee"  shall mean the Joint Committee, Clinical Development Committee or Marketing Committee.

        1.15    "Confidential Information"  shall mean (i) all information and materials, received by either Party from the other Party pursuant to this Agreement, (ii) all information disclosed pursuant to the Secrecy Agreement between Affiliates of the Parties dated April 30, 1998, and (iii) all information disclosed pursuant to the Confidential Disclosure Agreement between Affiliates of the Parties dated October 26, 2001, in each case other than that portion of such information or materials that:

          (a)  is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

          (b)  was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party;

          (c)  is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

          (d)  has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

          (e)  has been independently developed by the receiving Party without the aid, application or use of Confidential Information, as demonstrated by competent written proof and except as permitted under this Agreement.

        1.16    "Contract Revenue Term"  shall have the meaning assigned such term in Section 9.4(b).

        1.17    "Control"  shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

        1.18    "CPMP"  shall mean the Committee for Proprietary Medicinal Products, which represents the medicine authorities of the European Union member states.

        1.19    "Current Gilead Trials"  shall mean those clinical trials referenced in Exhibit A, which trials are currently being conducted (or are currently planned to be conducted) by or on behalf of Gilead in the GSK Territory.

        1.20    "Current INDs"  shall mean all INDs for the Current Product for the Licensed Indication that Gilead has filed in the GSK Territory on or before the Effective Date.

        1.21    "Current Pediatric Product"  shall mean the dosage formulation of ADV that is one of the subjects of U.S. IND #52,182 and that is being developed for pediatric use for the HBV Indication. As of the Effective Date, the Current Pediatric Product has not yet entered clinical trials.

        1.22    "Current Product"  shall mean the ten (10) milligram dosage formulation of ADV that was tested in clinical trial numbers GS-98-437 and GS-98-438.

        1.23    "Diligent Efforts"  shall mean, with respect to a Party's obligation under this Agreement to develop or Commercialize a Licensed Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company (in the case of Gilead) or pharmaceutical company (in the case of GSK) devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Diligent Efforts requires, with respect to such an obligation, that: (i) a Party promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (ii) a Party set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such obligation, and (iii) a Party consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

        1.24    "Distributor"  shall mean any Third Party (i) to which GSK or a GSK Affiliate has granted (at any time during the Term) a right to sell or distribute a Licensed Product for a Licensed Indication in any country of the GSK Territory, (ii) that sells Licensed Products to hospitals and/or pharmacies for their sale to or use with patients (rather than to other Third Parties for resale to hospitals and/or pharmacies for their sale to or use with patients), and (iii) that does not make payments to GSK or such GSK Affiliate that are calculated on the basis of a percentage of, or profit share on, such Third Party's sales of Licensed Products.

        1.25    "Dollar"  shall mean a United States dollar, and "$" shall be interpreted accordingly.

        1.26    [ * ]  shall mean [ * ]

        1.27    [ * ]  shall mean [ * ] in the GSK Territory.

        1.28    "EMEA"  shall mean the European Medicines Evaluation Agency, or any successor thereto, which coordinates the scientific review of human pharmaceutical products under the centralized licensing procedures of the European Union.

        1.29    "Exclusivity"  shall mean Full Exclusivity, Semi-Exclusivity or Non-Exclusivity.

        1.30    "FDA"  shall mean the United States Food and Drug Administration, or any successor thereto.

        1.31    "Full Exclusivity"  shall be deemed to exist for a given Licensed Product in any calendar year for which it is determined pursuant to Section 9.5 that [ * ] for a [ * ] (that is [ * ]) for a Licensed Indication in China, and is commercially selling such [ * ] in China. Full Exclusivity shall exist based on the foregoing, [ * ] any of the following forms of exclusivity at any time during such calendar year as a basis for exclusivity: (i) a Valid Claim contained in an issued Chinese patent and covering such Licensed Product (or a method of manufacture or use thereof); (ii) an Administrative Protection covering such Licensed Product; (iii) a Class I Certification relating to such Licensed Product; or (iv) a Class II Certification relating to such Licensed Product.

        1.32    "Gilead Know-How" shall mean all Know-How that is within the Control of Gilead or a Gilead Affiliate and that is Confidential Information.

        1.33    "Gilead Marks"  shall mean the Gilead names and logo as set forth in Exhibit B.

        1.34    "Gilead Patent"  shall mean any Patent that (i) claims [ * ] and (ii) is [ * ] including Gilead's interest in any Joint Patents.

        1.35    "Gilead Product Marks"  shall mean any tradenames or trademarks for a Licensed Product that are Controlled by Gilead or its Affiliates that the Marketing Committee designates for GSK's use in the GSK Territory as provided in Section 5.6, and may include the product logo set forth in Exhibit B.

        1.36    "Gilead Technology"  shall mean all Gilead Patents and Gilead Know-How.

        1.37    "Gilead Territory"  shall mean the countries set forth in Exhibit C, and the territories and possessions of each of the foregoing countries. The Gilead Territory shall include the foregoing countries as they exist on the Effective Date, and any successors thereto within their geographic territories (or any portion thereof) during the Term.

        1.38    "GSK Development Plan"  shall have the meaning assigned such term in Section 3.3.

        1.39    "GSK Know-How"  means Know-How that is within the Control of GSK or a GSK Affiliate and that is Confidential Information.

        1.40    "GSK Patent"  means any Patent that (i) claims [ * ] and (ii) is [ * ] including without limitation GSK's interest in any Joint Patents.

        1.41    "GSK Product Marks"  shall mean (i) all trademarks or tradenames that GSK uses solely with any Licensed Product in the GSK Territory, and (ii) all counterparts throughout the world of any of the foregoing.

        1.42    "GSK Technology"  shall mean all GSK Patents and GSK Know-How.

        1.43    "GSK Territory"  shall mean all the countries of the world that are not included in the Gilead Territory, and the possessions and territories of each such country.

        1.44    "HBV"  shall mean the hepatitis B virus.

        1.45    "HBV Indication"  means the treatment of HBV infection in humans.

        1.46    "Higher Rate"  shall have the meaning given in Section 9.3(a)(ii).

        1.47    "IND"  shall mean (i) an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA, or (ii) the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a pharmaceutical product in humans in a particular jurisdiction.

        1.48    "Infringement"  shall have the meaning assigned such term in Section 10.5.

        1.49    "IOCB/Rega License"  shall mean the license agreement between Gilead, on the one hand, and the Institute of Organic Chemistry and Biochemistry (as an integral part of Ceskoslovenska Akademia VED, which has become Ceska Academie) and Rega Stichting v.z.w., on the other hand, with respect to ADV as well as other compounds, dated November 15, 1991, as subsequently amended.

        1.50    "Joint Committee"  shall mean the committee formed as described in Section 2.2(a).

        1.51    "Joint Invention" shall have the meaning assigned such term in Section 10.1.

        1.52    "Joint Patent"  shall have the meaning assigned such term in Section 10.2(c).

        1.53    "Key Gilead Personnel"  shall mean [ * ]

        1.54    "Know-How"  shall mean (i) all information, techniques and data [ * ]including, but not limited to, inventions, practices, methods, knowledge, know-how, skill, experience, test data (including without limitation pharmacological, toxicological, clinical, analytical and quality control data, regulatory submissions, correspondence and communications, and marketing, pricing, distribution, cost, sales, manufacturing, patent and legal data or descriptions), and (ii) compositions of matter, assays and biological materials specifically relating to development, manufacture, use or sale of Licensed Products.

        1.55    "Licensed Indication"  shall mean the [ * ]

        1.56    "Licensed Product(s)"  shall mean the Current Product, the Current Pediatric Product and [ * ]

        1.57    "Limit"  shall have the meaning given in Section 9.3(c).

        1.58    "Loss"  shall have the meaning assigned such term in Section 12.1.

        1.59    "Lower Rate"  shall have the meaning given in Section 9.3(a)(i).

        1.60    "Major GSK Country"  shall mean any of [ * ]

        1.61    "Marketing Authorization Application"  shall mean an application for Regulatory Approval (but excluding Price Approvals), including without limitation an NDA filed in the United States. For clarity, Marketing Authorization Applications shall exclude INDs.

        1.62    "Marketing Committee"  shall have the meaning assigned such term in Section 2.4(a).

        1.63    "NDA"  shall mean a New Drug Application for Regulatory Approval filed in the United States.

        1.64    "Net Sales"  shall mean, with respect to a particular time period, the amount billed by GSK, its Affiliates and Permitted Sublicensees for sales of Licensed Products made in such time period to a Third Party (including without limitation to Distributors), less:

            (i)  discounts, including cash and quantity discounts, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, purchasers and reimbursers or to trade customers;

          (ii)  credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Products, including recalls;

          (iii)  freight, postage, shipping, transportation and insurance charges actually allowed or paid for delivery of Licensed Products to the extent billed; and

          (iv)  taxes (other than income taxes), duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Licensed Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing, when included in the billing, as adjusted for rebates and refunds.

        Notwithstanding the foregoing in this Section 1.64, amounts received by GSK, its Affiliates or Permitted Sublicensees for the sale of Licensed Products among GSK, its Affiliates and Permitted Sublicensees for resale shall not be included in the computation of Net Sales hereunder. Section 9.7 addresses certain other payments that may be included in calculating Net Sales hereunder

        For purposes of calculating Net Sales, no Distributor shall be deemed to be a Permitted Sublicensee of GSK. Net Sales of the quantities of Licensed Product sold by Distributors shall be calculated based on the amount invoiced the Distributors by GSK and/or its Affiliate rather than by the Distributors to their customers.

        1.65    "Non-Exclusivity"  shall be deemed to exist for a given Licensed Product in any calendar year for which it is determined pursuant to Section 9.5 that neither Full Exclusivity nor Semi-Exclusivity exists.

        1.66    "Other Clinical Trial Agreements"  shall mean those agreements between Affiliates of the Parties that are listed in Exhibit D, and any other written agreements a Party (or any of its Affiliates) may enter into during the Term with the other Party (or any of its Affiliates) regarding any clinical trial of a Licensed Product.

        1.67    "Other Formulation"  shall mean (i) any formulation [ * ] other than the Current Product and the Current Pediatric Product, or (ii) any [ * ] is [ * ] to or [ * ] a [ * ] (which is the [ * ] that is [ * ] is administered in [ * ]. Other Formulations shall include without limitation [ * ] of the [ * ] formulation [ * ].

        1.68    "Other Indication"  shall mean an indication that is not a Licensed Indication.

        1.69    "Other Licensee"  shall mean any Third Party to whom Gilead has granted or grants a license and/or sublicense to develop or Commercialize a Licensed Product within the Gilead Territory.

        1.70    "Other Sales"  shall mean, with respect to a particular time period, the amount that is calculated by [ * ] to [ * ] during such time period in the same manner as [ * ] amounts billed by GSK, its Affiliates and Permitted Sublicensees for sales of Licensed Products during such time period.

        1.71    "Patent"  shall mean (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof.

        1.72    "Permitted Sublicensee"  shall have the meaning assigned such term in Section 7.10.

        1.73    "Phase III Clinical Trial"  shall mean one of those trials on sufficient numbers of patients that are designed to establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and to support Regulatory Approval of such drug or label expansion of such drug.

        1.74    "Phase IIIB Clinical Trial"  shall mean one of those product-support clinical trials of a drug (i.e., a clinical trial which is not required for receipt of Regulatory Approval but which may be useful in providing additional drug profile data or to support label expansion for such drug) commenced before receipt of Regulatory Approval in the country where such trial is being conducted.

        1.75    "Phase IV Clinical Trial"  shall mean one of those product-support clinical trials of a drug (i.e., having a similar purpose to a Phase IIIB Clinical Trial), or one of those long-term safety-related clinical trials that a Regulatory Authority may require as a condition of granting a marketing authorization for a drug, in either case that are commenced after receipt of Regulatory Approval in the country where such trial is being conducted.

        1.76    "Price Approval"  shall mean, with respect to any country in which the price at which GSK sells Licensed Product must be approved by a governmental authority for reimbursement or payment purposes, the receipt of approval by the applicable governmental authority with respect to such price.

        1.77    "Product Labelling"  shall mean (i) the full prescribing information for any Licensed Product, approved by the relevant Regulatory Authority and (ii) all labels and other written, printed or graphic information included in or placed upon any container, wrapper or package insert used with or for any Licensed Product.

        1.78    "Promotional Materials"  shall mean all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including but not limited to journal advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements and sales reminder aides (for example, note pads, pens and other such items) intended for use or used by GSK or its Affiliate, Permitted Sublicensee or Distributor in connection with any promotion of any Licensed Product, but excluding Product Labelling.

        1.79    "Regulatory Approval"  shall mean all approvals (including supplements, amendments, pre- and post-approvals and Price Approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of a pharmaceutical product in a given regulatory jurisdiction.

        1.80    "Regulatory Authority"  shall mean the FDA or a counterpart of the FDA outside the United States.

        1.81    "Royalty Term"  shall have the meaning assigned such term in Section 9.3(d).

        1.82    "Semi-Exclusivity"  shall be deemed to exist for a given Licensed Product in any calendar year for which it is determined pursuant to Section 9.5 that (a) any [ * ] for a [ * ] and is commercially selling [ * ] in China, where such Third Parties [ * ] and GSK has been [ * ] (or [ * ] pursuant to such Section) and under [ * ]covering such Licensed Product that [ * ]; and (b)  [ * ] the following forms of exclusivity: (i) a Valid Claim contained in an issued Chinese patent and covering such Licensed Product (or a method of manufacture or use thereof); (ii) an Administrative Protection covering such Licensed Product; (iii) a Class I Certification relating to such Licensed Product; or (iv) a Class II Certification relating to such Licensed Product.

Semi-Exclusivity shall also be deemed to exist for a given Licensed Product in any calendar year if: (a) either Party or any of their Affiliates has obtained, Control or own any of the following forms of exclusivity at any time during such calendar year as a basis for exclusivity in China: (i) an Administrative Protection covering such Licensed Product, (ii) a Class I Certification relating to such Licensed Product, or (iii) a Class II Certification relating to such Licensed Product; and (b) [ * ] as described in clause (a) of the foregoing paragraph is [ * ], and Net Sales of Licensed Products in China are greater than: (1) [ * ] multiplied by (2) the sum of (i) the Net Sales of Licensed Products in such calendar year in China and (ii) the sales by any Third Party of [ * ] in such calendar year in China pursuant to Regulatory Approvals held by such Third Party for such [ * ] (such multiplicative product, the "Chinese Market Share" with respect to such calendar year). The Chinese Market Share shall be determined annually as set forth in Section 9.5(b).

        1.83    "Substitutable"  shall mean, for a given formulation of ADV that is not a Licensed Product, or that is a Licensed Product but is used for an Other Indication, that such formulation [ * ]. Substitutability shall be determined without regard to [ * ] For example and without limitation, an Other Formulation that differs from the Current Product only because it [ * ] is Substitutable for the Current Product, because [ * ] the Current Product.

        1.84    "Substitutable ADV Product"  shall mean any human pharmaceutical product that (i) is a formulation of ADV and (ii) is Substitutable for a Licensed Product.

        1.85    "Term"  shall mean the term of this Agreement, as determined in accordance with Article 15.

        1.86    "Territory"  shall mean the Gilead Territory or the GSK Territory.

        1.87    "Third Party"  shall mean any entity other than Gilead or GSK or an Affiliate of either of them.

        1.88    "Third Party Royalties"  shall mean royalties payable to any Third Party as a result of the manufacture, use or sale of Licensed Products pursuant to, and in accordance with, the provisions of this Agreement, including without limitation royalties due by Gilead pursuant to the IOCB/Rega License.

        1.89    "Valid Claim"  shall mean (i) an unexpired claim of an issued patent within Gilead Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (ii) a claim of a pending application within the Gilead Patents, which claim has been pending for no more than [ * ] as of the date upon which pendency is determined.

ARTICLE 2

MANAGEMENT

        2.1    General.    The Parties desire to establish a general committee that will monitor their activities under this Agreement and facilitate communications between the Parties with respect to the development, Regulatory Approval and Commercialization of Licensed Products in the GSK Territory hereunder. Additionally, the Parties wish to establish two (2) specialized committees to focus on clinical development and Regulatory Approval issues, and Commercialization issues, respectively, with respect to Licensed Products. Each of such committees shall have the responsibilities and authority set forth for it in this Article 2 and elsewhere in this Agreement.

        2.2    Joint Committee.

          (a)    Formation.    Gilead and GSK shall establish the Joint Committee on the Effective Date. The initial members of the Joint Committee are set forth in Exhibit G. The Joint Committee shall have overall responsibility for monitoring and coordinating communication regarding the Parties' efforts for the GSK Territory under this Agreement, and shall have the membership and authority, and shall operate by the procedures, set forth for it in Section 2.5. The purposes of the Joint Committee shall be (i) [ * ] (ii) to facilitate the exchange of information between the Parties with respect to their activities hereunder for the GSK Territory, and (iii) to resolve issues that the

  Clinical Development Committee and the Marketing Committee cannot resolve, all based on the principles of prompt and diligent development of the Licensed Products for the HBV Indication in the GSK Territory consistent with good pharmaceutical practices and the maximization of long-term profits derived from the sale of Licensed Products in the GSK Territory.

          (b)    Specific Responsibilities.    In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties' activities under this Agreement, the Joint Committee shall in particular:

              (i)  review, [ * ] and, as provided in [ * ] for Licensed Products in the GSK Territory;

            (ii)  review strategies for [ * ] for Licensed Products within the GSK Territory;

            (iii)  review and discuss GSK's forecasts of its needs for supply of Licensed Products at times when Gilead is supplying GSK with Licensed Products hereunder;

            (iv)  review and discuss GSK's [ * ] relating to Licensed Products, and, to the extent set forth in [ * ];

            (v)  review and [ * ] to [ * ];

            (vi)  review GSK's [ * ] with respect to Licensed Products;

          (vii)  review GSK's [ * ];

          (viii)  review and approve [ * ], as requested by either Party as provided in such section; and

            (ix)  perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties, including the periodic evaluation of the Parties' performance under this Agreement.

        2.3    Clinical Development Committee.

          (a)    Formation.    The Parties shall form a committee on the Effective Date, to address clinical development and regulatory issues relating to Licensed Products, as provided in this Section 2.3(a) and in Article 3 (the "Clinical Development Committee"). The initial members of the Clinical Development Committee are set forth in Exhibit G. The Clinical Development Committee shall have the membership and authority, and shall operate by the procedures, set forth for it in Section 2.5.

          (b)    Specific Responsibilities of the Clinical Development Committee.    In addition to its overall responsibility for reviewing GSK's clinical development and regulatory activities under this Agreement, the Clinical Development Committee shall in particular:

              (i)  review and comment upon the [ * ];

            (ii)  discuss the requirements for [ * ];

            (iii)  coordinate the provision of all of [ * ] for Licensed Products in the GSK Territory [ * ];

            (iv)  work to achieve a smooth transition from Licensed Product clinical and regulatory development to Commercialization by coordinating efforts with the Marketing Committee;

            (v)  review and comment upon [ * ];

            (vi)  monitor GSK's projected Licensed Product clinical requirements; and

          (vii)  perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the Joint Committee.

        2.4    Marketing Committee.

          (a)    Formation.    The Parties shall form a committee on the Effective Date, to address marketing issues relating to Licensed Products in the GSK Territory (the "Marketing Committee"). The initial members of the Marketing Committee are set forth in Exhibit G. The Marketing Committee shall have the membership and authority, and operate by the procedures, set forth for it in Section 2.5.

          (b)    Specific Responsibilities of the Marketing Committee.    In addition to its overall responsibility for monitoring GSK's marketing and Commercialization activities under this Agreement in the GSK Territory, the Marketing Committee shall in particular:

              (i)  review and comment upon [ * ] of Licensed Products in the GSK Territory;

            (ii)  monitor GSK's transition from Licensed Product development to Commercialization by coordinating efforts with the Clinical Development Committee;

            (iii)  [ * ] GSK's needs for commercial supply of Licensed Products at times when Gilead will be supplying GSK with quantities of Licensed Products hereunder;

            (iv)  consider and discuss GSK's efforts to [ * ];

            (v)  [ * ] GSK's Commercialization Plans;

            (vi)  review and comment upon GSK's plans to [ * ];

          (vii)  coordinate the [ * ] in relation to Licensed Products [ * ] to the GSK Territory to [ * ] or [ * ] with respect to [ * ] for Licensed Products;

          (viii)  review and facilitate discussion of any [ * ]; and

            (ix)  perform such other functions as appropriate to further the purposes of this Agreement as determined by the Joint Committee.

        2.5    General Committee Membership, Authority and Procedures.

          (a)    Membership.    For each Committee, Gilead and GSK have designated two (2) representatives with appropriate expertise to serve as members of such Committee as set forth in Exhibit G. GSK shall select one (1) such person to serve as chairperson of the Joint Committee and the Marketing Committee, and Gilead shall appoint the first chairperson of the Clinical Development Committee, during the first year following the Effective Date. Thereafter, the Parties shall rotate designation of the chairperson of each such Committee such that in the second year after the Effective Date Gilead shall select the chairperson of the Joint Committee and Marketing Committee, and GSK shall select the chairperson of the Clinical Development Committee. Either Party may designate substitutes for its Committee representatives to participate if one or more of such Party's designated representatives is unable to be present at a meeting. A Party may replace its representatives serving on any Committee from time to time by written notice to the other Party specifying the prior representative(s) to be replaced and the replacement(s) therefor. The chairpersons of each Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each such meeting [ * ]; provided that each Committee chairperson shall call a meeting of the applicable Committee promptly upon the written request of the non-chairing Party to convene such a meeting. Such minutes will not be finalized until the other Party reviews and confirms the accuracy of such minutes in writing.

          (b)    Meetings.    Each Committee shall hold meetings at such times as it elects to do so, but in no event shall any Committee hold meetings less frequently than [ * ]. Each Committee shall meet alternately at (i) Gilead's Affiliate's facilities in Foster City, California and (ii) GSK's facilities in Brentford, England, or at such locations as the Parties may otherwise agree. With the prior consent of the representatives of each Party serving on a Committee, other representatives of each Party or of Third Parties involved in the manufacture, development or Commercialization of the Licensed Products may attend meetings of such Committee as nonvoting participants. Meetings of any Committee may be held by audio or video teleconference with the consent of each Party, provided that at least one (1) meeting of such Committee per year shall be held in person. Each Party shall be responsible for all of its own expenses of participating in the Committees. Meetings of each Committee shall be effective only if at least one (1) representative of each Party is present or participating.

          (c)    Limited Authority.    Except as otherwise expressly provided, the role of the Committees shall be advisory, with the goal of serving as a forum for the sharing of information and for the purpose of preventing, or informally resolving (if they are able to facilitate mutual agreement between the Parties), disputes between the Parties. The Clinical Development Committee shall focus on the provision of information and discussing disputes in clinical and regulatory areas. The Marketing Committee shall focus on launch, marketing and other Commercialization issues. The Joint Committee shall provide a more general coordination function with respect to activities for the GSK Territory and shall oversee the other Committees. The rights and responsibilities of each Party shall be governed by this Agreement, including the Exhibits hereto. Each Committee shall have solely the powers assigned to it in this Article 2 and elsewhere in this Agreement. No Committee shall have any power to amend, modify or waive compliance with this Agreement.

          (d)    Decision-Making.    Each Committee shall operate as to matters within its jurisdiction by consensus, as provided in this Section 2.5(d). With respect to matters to be discussed by any Committee, the representatives of each Party shall present a unified position on behalf of such Party. In the absence of consensus of Joint Committee members with respect to any matter before the Joint Committee, such matter shall be deemed not to have been approved by the Joint Committee. Any disagreement among the members of either the Clinical Development Committee or the Marketing Committee as to matters within such Committee's jurisdiction shall be submitted for resolution by the Joint Committee.

          (e)    Meeting Agendas.    Each Party shall disclose to the other Party [ * ] no later than [ * ] in advance, and [ * ] in advance, of each meeting of the applicable Committee; provided that under exigent circumstances requiring Committee input, a Party may provide its agenda items to the other Party a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

          (f)    Information Sharing Between Committees.    The chairperson of each Committee shall make the minutes of each meeting of such Committee available to the members of other Committees promptly as such minutes are finalized pursuant to Section 2.5(a). Any Committee may discuss, within its area of expertise, the actions of the other Committees, and the Committees shall endeavor to provide input to one another as appropriate and reasonable in areas in which their respective expertise overlaps. In particular but without limitation, the Marketing Committee may keep itself apprised of, and provide input to the Clinical Development Committee regarding, matters relating to [ * ] in the GSK Territory.

        2.6    Project Coordinators.    Each Party shall, promptly after the Effective Date designate an appropriately expert and experienced individual to facilitate communication and coordination of activities relating to Licensed Products and to provide support and guidance to the Committees (each a "Project Coordinator"). Each Project Coordinator shall be experienced in project management and may also serve as a representative of either Party on any Committee.

        2.7    Collaboration Guidelines.

          (a)    General.    In all matters relating to this Agreement, each Party shall seek to comply with good pharmaceutical and environmental practices consistent with its own existing practices.

          (b)    Independence.    Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Gilead and GSK is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

          (c)    [ * ].    GSK recognizes that while [ * ], in its development, Commercialization and other activities [ * ] in the [ * ]. GSK acknowledges that Gilead is disclosing to GSK hereunder [ * ] GSK further recognizes that as Gilead's licensee in the GSK Territory, GSK will have a unique opportunity to access, learn and develop Know-How and expertise with the Licensed Products [ * ] in the Gilead Territory. GSK shall [ * ] in its [ * ] Gilead recognizes that GSK [ * ] Gilead recognizes that [ * ] may be [ * ] In order to [ * ]

              (i)  Shall not permit either the [ * ] to [ * ] for purposes of performance under this Agreement;

            (ii)  Shall require that [ * ] neither [ * ] to [ * ] employees, consultants or other agents involved in the [ * ], nor [ * ] with regard to Licensed Products [ * ];

            (iii)  Shall prohibit the [ * ] from [ * ] involved in [ * ], or [ * ] regarding such matters, or [ * ] the [ * ];

            (iv)  Shall inform each of [ * ] that such [ * ];

            (v)  Shall not permit [ * ] to [ * ] such information for purposes of performance under this Agreement;

            (vi)  Shall make reasonable efforts to [ * ] involved in [ * ] in [ * ] in or for [ * ] during the Term; and

          (vii)  Shall make reasonable efforts to [ * ] in any [ * ] during the Term in [ * ] the [ * ] of the [ * ] of each such [ * ]

The Joint Committee shall, to the extent requested by either Party, [ * ], and [ * ]. GSK shall reasonably consider and [ * ].

ARTICLE 3

DEVELOPMENT

        3.1    Current Status; Overview.    As of the Effective Date, Gilead has conducted or is conducting Phase III Clinical Trials and other clinical trials of the Current Product for the HBV Indication in various countries of the world, including without limitation the Current Gilead Trials, the results of which Gilead has included and intends to include in its Marketing Authorization Applications in the

Gilead Territory. As of the Effective Date, the status of Gilead's regulatory filings for the Licensed Products for the HBV Indication is set forth in Section 4.1. Although data resulting from clinical trials of the Current Product for the HBV Indication that Gilead is conducting as of the Effective Date may be sufficient to support Regulatory Approval for the Current Product for the HBV Indication in the United States, Canada, Australia, the member countries of the European Union and other countries in the Gilead Territory, the Parties recognize that GSK may not be able to rely solely on such data to support Regulatory Approval for the Current Product in the GSK Territory. The Parties recognize, therefore, that additional clinical trials of the Current Product for the HBV Indication within certain of the countries of the GSK Territory may be required to support Regulatory Approval of the Current Product in such countries. GSK shall be responsible for conducting, at its sole expense, clinical development within the GSK Territory to the extent necessary to support Regulatory Approval of the Current Products therein, as more specifically set forth in Sections 3.3 and 6.1.

        3.2    Gilead Development.    Gilead intends to continue to develop the Current Product for the Gilead Territory, and may, in its sole discretion, develop Other Formulations. GSK shall have access to the results of such development by Gilead to the extent set forth in Section 3.5 and in accordance with the licenses to GSK set forth in Sections 7.1 and 7.3.

        3.3    GSK Development and Plan.

          (a)    Responsibility.    GSK shall devote Diligent Efforts to clinically and regulatorily develop the Current Product to support Regulatory Approval thereof for the Licensed Indication in [ * ]. Once [ * ] the Current Pediatric Product to treat a Licensed Indication, GSK shall devote Diligent Efforts to clinically and regulatorily develop the Current Pediatric Product in [ * ]

          (b)    Initial Plan.    GSK has, as confirmed in a letter from Gilead to GSK dated as of the Effective Date, provided to Gilead a written plan describing GSK's plans for any clinical trials GSK plans to conduct to support Regulatory Approval of the Current Product for the HBV Indication in the GSK Territory, including the [ * ] (such plan, the "GSK Development Plan").

          (c)    Updates.

              (i)  The initial GSK Development Plan includes a timeline for completion of clinical and regulatory development of the Current Product for the Licensed Indication in the GSK Territory in a manner that [ * ] consistent with the use of Diligent Efforts. The Clinical Development Committee shall review the initial GSK Development Plan at its first meeting, and shall [ * ] any modifications thereof necessary to reflect the Parties' ongoing efforts to optimize clinical development of the Current Product in the GSK Territory. The Joint Committee shall discuss any [ * ] in a manner consistent with prompt development of Licensed Products in the GSK Territory. Any such changes that [ * ] Regulatory Approval of Licensed Products in the Major GSK Countries, or Administrative Protection, Class I Certification or Class II Certification for Licensed Products in China, for reasons [ * ] shall be [ * ]. Gilead's members of the Joint Committee shall not [ * ]

            (ii)  Subject to [ * ] in any modification of the GSK Development Plan in accordance with the next-to-last sentence in Section 3.4(c)(i), GSK shall thereafter modify the GSK Development Plan from time to time to promptly reflect changes to the IND submission and commencement dates or protocols for the clinical trials described therein, or to reflect additional clinical trials of Licensed Products for Licensed Indications (including the detailed protocol and expected IND submission and commencement dates for each trial) that GSK decides to conduct or terminate during the Term. GSK shall provide an update to the GSK Development Plan to the Clinical Development Committee [ * ] to GSK's development plans for Licensed Products. In any event, subject to this Section 3.4(c)(ii), GSK shall update the GSK Development Plan [ * ] of each year and submit (no later than such date) such updated plan to the Clinical Development Committee for [ * ]. GSK shall, along with any such update, provide to Gilead [ * ]. In addition, GSK shall include in the GSK Development Plan GSK's plans for Phase IIIB Clinical Trials and Phase IV Clinical Trials of Licensed Product for Licensed Indications, in view of their impact on development strategy and timeline. The Clinical Development Committee shall review and meet to discuss each such update proposed by GSK to the GSK Development Plan. The Clinical Development Committee may [ * ] such proposed updates or request that GSK [ * ] as such Committee deems appropriate. In addition to those comments that Gilead provides via its participation in the Clinical Development Committee, Gilead may provide further comments on any such update within thirty (30) days after the date of such Committee's meeting to discuss such update.

            (iii)  In light of the current development status of the Current Pediatric Product, the initial GSK Development Plan does not address development of the Current Pediatric Product. Reasonably in advance of the time that GSK's diligence obligations to develop the Current Pediatric Product for the GSK Territory as set forth in Section 3.3(a) come into effect (as such timing is reasonably determined by the Clinical Development Committee at the request of either Party), GSK shall expand the GSK Development Plan to encompass GSK's plans for clinical trials to support Regulatory Approval of the Current Pediatric Product for the Licensed Indication in each country of the GSK Territory, including the [ * ] In addition, if any Other Formulation or Other Indication becomes a Licensed Product or Licensed Indication (respectively), then GSK shall promptly update the GSK Development Plan to encompass GSK's plans for clinical trials to support Regulatory Approval therefor, including the [ * ]

            (iv)  Within six (6) months after the Effective Date, GSK shall update the GSK Development Plan to encompass [ * ] for the Licensed Indication in the GSK Territory. These plans are an integral part of the GSK Development Plan, and will be reviewed by the Clinical Development Committee.

            (v)  GSK shall continue to update the GSK Development Plan, subject to the [ * ] throughout the Term, so long as any of GSK's (or its Affiliates', Distributors' or Permitted Sublicensees') clinical trials of Licensed Products in the GSK Territory are planned or ongoing (including any such trials that are Phase IIIB Clinical Trials and Phase IV Clinical Trials).

          (d)    Compassionate Use/Expanded Access Program.    Gilead has received inquiries regarding expanded access to the Current Product in various countries of the GSK Territory prior to the Effective Date. Gilead shall forward to GSK contact information resulting from such inquiries promptly after the Effective Date. Thereafter, Gilead shall promptly forward to GSK any additional inquiries Gilead receives regarding expanded access in the GSK Territory to any Licensed Product. Gilead shall reasonably cooperate with GSK to [ * ] to the extent set forth in such Section. GSK shall [ * ] whether made before or after the Effective Date. GSK shall have the exclusive right, and shall devote its [ * ] with the [ * ], to establish an expanded access program to make the Licensed Product available on a compassionate use basis in the countries of the GSK Territory. As GSK decides, with respect to each country of the GSK Territory, whether to establish such an expanded access program in such country, GSK shall give due consideration to the need to maintain good relations with physicians and key opinion leaders in the GSK Territory with respect to the Current Product and the Parties' efforts to develop treatments for the HBV Indication. GSK shall notify the Clinical Development Committee as GSK considers an expanded access program in any country of the GSK Territory, and the Clinical Development Committee shall discuss the considerations relevant to such decision.

        3.4    GSK Activities.    GSK shall perform its clinical and regulatory development of Licensed Products for the Licensed Indication in the GSK Territory in accordance with the GSK Development

Plan, as updated pursuant to Section 3.3. GSK shall bear all of the costs and expenses incurred in connection with any of the activities reflected in the GSK Development Plan.

        3.5    Gilead Development of Other Formulations and Other Indications.

          (a)    General.    Subject to the procedures set forth in this Section 3.5 to permit GSK to expand the licenses granted to it pursuant to Sections 7.1 and 7.3 to include Other Formulations and Other Indications, Gilead may at any time in its sole discretion (i) develop anywhere in the world, and Commercialize in the Gilead Territory, an Other Formulation for any indication, or (ii) develop anywhere in the world (subject to Section 3.8) and Commercialize in the Gilead Territory a Licensed Product for an Other Indication. Such Other Formulation and/or Other Indication shall not be included in the licenses granted to GSK in Section 7.1 or 7.3 or otherwise be available to GSK except to the extent provided in this Section 3.5.

          (b)    Notices and Information Regarding Other Formulations and Other Indications.    Gilead shall notify GSK when it [ * ] of (i) an Other Formulation for any indication, or (ii) a Licensed Product for an Other Indication. Thereafter, from time to time, [ * ] the [ * ] that is necessary for [ * ] development and/or Commercialization of such formulation for such indication for and in the GSK Territory. If Gilead [ * ] for (i) an Other Formulation for any indication, or (ii) a Licensed Product for an Other Indication, then Gilead shall so notify GSK. If, within [ * ] after any such written notice from Gilead, GSK requests to negotiate the terms pursuant to which the definition of Licensed Product would be expanded to include such Other Formulation and/or the definition of Licensed Indication would be expanded to include such Other Indication (as applicable), the Parties shall negotiate such terms as set forth in Section 3.5(c).

          (c)    Negotiation.    If pursuant to Section 3.5(b) GSK proposes to negotiate the terms pursuant to which the definition(s) of Licensed Product and/or Licensed Indication would be so expanded, then the Parties shall negotiate [ * ] to be paid to Gilead in consideration of such expansion, and [ * ] in good faith for a period of [ * ] in the case of [ * ] and [ * ] in all other cases covered by this Section 3.5. Any such [ * ]and any [ * ] of such formulation for such indication relative to [ * ] shall be negotiated based on the [ * ] such formulation for such indication and the [ * ] for the use of such formulation for such indication relative to the [ * ] for the use of Licensed Products for the treatment of the Licensed Indications then included under this Agreement, and the [ * ] available for the relevant formulation for use in the relevant indication. Additionally, in such event, the Parties shall negotiate [ * ] with respect to such newly licensed indication and/or formulation, as applicable, which shall in any event [ * ] to clinically develop and seek Regulatory Approval for such indication and/or formulation in [ * ] for such formulation to treat such indication and [ * ] In no event shall any Other Formulation be included under this Agreement as a Licensed Product, or an Other Indication be included under this Agreement as a Licensed Indication, unless the Parties execute a written amendment to this Agreement setting forth mutually acceptable [ * ] and a [ * ] comparable to those that [ * ]

          (d)    [ * ] with Respect to Substitutable Formulations of ADV.    If the Parties are unable to reach agreement [ * ] after a period of [ * ] of good faith negotiations in accordance with Section 3.5(c), and after referral to and negotiation by their respective senior executive officers as set forth in Section 16.1 (if either Party so refers the matter), or if GSK fails to propose to commence such negotiations within the time period set forth in Section 3.5(b), and the formulation at issue [ * ] then:

              (i)  Gilead shall [ * ] and Gilead [ * ] such formulation for such indication for the GSK Territory [ * ] such formulation for such indication in the GSK Territory; and

            (ii)  either Party may [ * ] such formulation and/or indication (as applicable) shall be included in the licenses hereunder [ * ]

If either Party [ * ] then, notwithstanding any conflicting procedures set forth in such Section, [ * ]and shall [ * ] that the [ * ] to be the [ * ] The [ * ] The [ * ] of the Parties' proposals with respect to [ * ] and the [ * ] set forth therein. The Parties shall [ * ] (which shall include a [ * ] Either Party may, [ * ] until such time, if ever, as [ * ] of such formulation for such indication anywhere in the [ * ]

          (e)    Gilead Activities with Respect to Different Chemical Entities.    If (i) GSK fails to propose to commence negotiations within the time period set forth in Section 3.5(b), or (ii) the Parties are unable to reach agreement as to such amounts and diligence obligations after a period of [ * ] of good faith negotiations pursuant to Section 3.5(c), and after referral to and negotiation by their respective executive officers as set forth in Section 16.1 (if either Party so refers the matter), and, in either case, [ * ] then:

              (i)  the definitions of Licensed Product and Licensed Indication shall not be expanded to encompass such formulation and such indication (as applicable);

            (ii)  Gilead shall have no further obligation to GSK with respect to such formulation, and such formulation shall thereafter be excluded from the definition of Other Formulation for purposes of this Section 3.5; and

            (iii)  Gilead shall have no further obligation to GSK with respect to such Other Indication (if applicable), subject to the applicability of Sections 3.5(b), (c) and (d) if Gilead develops a different formulation (whether it be a Licensed Product or an Other Formulation) for such indication.

          (f)    Substitutability Determination.    As set forth in Section 16.4, any disputes between the Parties as to Substitutability shall be resolved as set forth in such Section. At the written request of either Party, the commencement of negotiations between the Parties as set forth in Section 3.5(c) regarding a formulation the Substitutability of which is being determined by an Industry Expert in accordance with Section 16.4 may be postponed until such Industry Expert renders his or her decision as to Substitutability.

        3.6    GSK Development of Other Formulations and Indications.    GSK shall not develop any Other Formulation or conduct any clinical trials of any Licensed Product for any Other Indication without the prior approval of the Joint Committee. If the Joint Committee is unable to reach consensus to approve GSK's development of any such Other Formulation as a Licensed Product or Other Indication as a Licensed Indication, then GSK shall not conduct such development; [ * ] . GSK's rights to develop Licensed Products for patients co-infected with both HBV and another infectious agent are set forth in Section 7.5.

        3.7    Specific Responsibilities of the Clinical Development Committee during Development.    The Clinical Development Committee shall [ * ]. The Clinical Development Committee shall [ * ] of Licensed Products hereunder. In addition, the Clinical Development Committee shall review and discuss any written proposal by a Party to fund and/or conduct jointly (with the other Party) any clinical trial of a Licensed Product for a Licensed Indication. Such review and discussion shall serve to explore the Parties' interests in any such joint funding and/or conduct of trials. Neither Party shall be required to undertake any such funding and/or conduct unless the Parties enter into a separate, written agreement governing such activities.

        3.8    Site of Activities.

          (a)  Gilead, its Affiliates and Other Licensees may conduct and sponsor clinical trials of the Current Product for an Other Indication or the HBV Indication, or of Other Formulations (for any indication) at sites [ * ]; provided, however, that for any such trial that is not a Current Gilead Trial, Gilead has a [ * ] to conduct such trial [ * ] and [ * ] regarding the [ * ] after the Effective

  Date. [ * ] to the [ * ] of any such trial solely if the conduct of such trial will [ * ] of any Licensed Product in the [ * ] or would result in [ * ] If GSK believes that enrollment of patients in any such clinical trial would [ * ] with the [ * ], then it shall so notify the Joint Committee, which shall, within ten (10) days of such notice, discuss and resolve the matter consistent with the following principle: [ * ] for a product, or as a [ * ] In addition, if requested by either Party, the Joint Committee shall discuss whether the Parties could reasonably conduct a clinical trial of a Licensed Product [ * ] in a manner that would [ * ] otherwise permitted under this Agreement. Neither Party shall be required to [ * ] with the other Party unless the Parties otherwise agree in writing.

          (b)  Gilead, its Affiliates and Other Licensees shall use the data generated in any trial described by Section 3.8(a) solely to [ * ] except to the extent that Section 3.5(e) applies with respect thereto.

          (c)  Except as permitted pursuant to the Other Clinical Trial Agreements, GSK shall not conduct any clinical trials of any Licensed Product in the Gilead Territory without Gilead's prior written consent via its participation in the Joint Committee, which Committee shall discuss any such approval promptly after GSK's written, specific request relating to the conduct of such trials; [ * ]

ARTICLE 4

REGULATORY

        4.1    Current Status.    As of the Effective Date, Gilead has filed an IND for the Current Product for the HBV Indication in China and in certain countries of the Gilead Territory, and (b) Marketing Authorization Applications in the United States and European Union. As of the Effective Date, Gilead has not filed any Marketing Authorization Application for a Licensed Product in the GSK Territory.

        4.2    Certificate of Pharmaceutical Products; GSK Marketing Authorization Applications and Regulatory Approvals.

          (a)  If GSK so requests in writing, Gilead shall apply for [ * ] to obtain a Certificate of Pharmaceutical Products for any Licensed Product for any Licensed Indication in all countries within the GSK Territory where such certificates are available to Gilead on the basis of any Regulatory Approval Gilead has obtained or filing that GSK has made (prior to the time of GSK's request) for such product for such indication, provided that no additional actions, beyond making and pursuing an application, (including any notarization and legalization that may be required, [ * ] and delivering the Certificate of Pharmaceutical Product, are required to support or maintain such a Certificate of Pharmaceutical Product or application therefor in such country. In particular, Gilead shall not be required to establish any additional manufacturing capacity in any country in order to support the availability of a Certificate of Pharmaceutical Product, [ * ] GSK shall cooperate in all such efforts at its expense. GSK shall [ * ] in seeking or maintaining such Certificates of Pharmaceutical Products that are incurred after the Effective Date. Once Gilead obtains any Certificate of Pharmaceutical Product for Licensed Products for Licensed Indications for the GSK Territory, Gilead shall forthwith provide them to GSK for provision to the relevant Regulatory Authorities in the GSK Territory. Thereafter, to the extent permitted by law, GSK shall assume all responsibility for communication with such Regulatory Authorities in relation to such Certificate of Pharmaceutical Product and any regulatory filings or rights based thereon in such countries during the Term, and for all compliance with law with respect thereto. In any such country in which GSK is not legally permitted to assume such responsibilities, Gilead shall reasonably cooperate with GSK to effect communications with Regulatory Authorities in connection therewith to the extent desired and requested by GSK, [ * ].

          (b)  In all countries of the GSK Territory, GSK shall [ * ] Marketing Authorization Applications, Regulatory Approvals and INDs for such Licensed Product for such Licensed Indication, and shall be [ * ] for all communications with regulatory authorities in such countries in relation thereto (to the extent permitted by law); provided that the Parties recognize that with respect to Certificates of Pharmaceutical Products, Gilead shall [ * ] the Certificates of Pharmaceutical Products that it provides to GSK for the GSK Territory in countries where such [ * ] is required by law [ * ] To the extent permitted by applicable law, GSK shall make all [ * ] to enable Gilead to conduct, [ * ] for any Licensed Product, clinical trials of Licensed Products for Licensed Indications in the GSK Territory that are otherwise permitted pursuant to Section 3.8. Notwithstanding anything express or implied to the contrary in this Section 4.2(b), to the extent that Gilead may not conduct any such clinical trial [ * ] then Gilead may [ * ] to cover such clinical trials.

        4.3    GSK Access to Gilead Know-How.

          (a)    Regulatory Data.    Gilead shall, as soon as practicable after the Effective Date, provide GSK copies of all Marketing Authorization Applications that have been submitted by Gilead or Other Licensees to the FDA or the EMEA, additional information or data relating to other Marketing Authorization Applications filed by Gilead elsewhere in the Gilead Territory, INDs filed within the GSK Territory, [ * ] like items that are required to file a Marketing Authorization Application, subsequent licensing variations (for example, updates or amendments to any Marketing Authorization Approval or other relevant regulatory approvals) and INDs in the GSK Territory. Gilead shall update the information provided to GSK with respect to safety reporting information as provided in Section 4.5 and shall provide GSK with a regular global status report as material events occur in relation to obtaining Regulatory Approvals for Licensed Product in the Gilead Territories. In addition, subject to Section 7 of the Safety Data Exchange Protocol (referred to in Section 4.5) which governs reporting of safety data, Gilead will use reasonable efforts to cooperate with GSK (i) to advise GSK as GSK formulates responses to questions raised with GSK by Regulatory Authorities within the GSK Territory regarding Licensed Products in a timely manner or (ii) as Gilead's input directly to such authorities is otherwise specifically required by such authorities; provided that GSK shall nevertheless continue to have the primary responsibility to prepare responses and respond to all such questions and inquiries. Gilead acknowledges that such responses may involve representatives from Gilead attending meetings with such authorities within the GSK Territory in situations where such attendance is reasonably required. In the event that Gilead introduces i) any technical change to any of the Licensed Products, including without limitation any change in formulation or specification; or ii) any change in the manufacturing process pursuant to the Clinical Supply or the Commercial Supply Agreement, Gilead shall [ * ] Gilead shall [ * ] to cooperate with GSK on the basis set out above in this Section 4.3(a), on the basis set forth in Section 4.12.

          (b)    Form of Transfer; Items not Transferred.    Gilead shall provide all regulatory data and related documentation that it is required to provide to GSK hereunder in editable electronic form, to the extent that an electronic copy is reasonably available to Gilead. Gilead shall not be required to provide in paper form to GSK any such item that Gilead provides to GSK in electronic form, except items which may be required by regulatory authorities in the GSK Territory to be submitted in their original form e.g. certificates of analysis or signed technical data. Subject to Section 4.11, notwithstanding anything else to the contrary in this Section 4.3, Gilead shall not be required to disclose to GSK [ * ]without regard to whether or not such data are incorporated into the items that Gilead is otherwise required to provide to GSK pursuant to this Section 4.3. GSK shall have the right, in accordance with Section 4.3(d), to reference and incorporate such data in GSK's regulatory filings for Licensed Products in the GSK Territory. Additionally, to the extent that any Regulatory Authority in the GSK Territory requires access to any data in Gilead's Control that Gilead is not required hereunder to provide directly to GSK for purposes of GSK's (or its

  Affiliates, Distributor's or Permitted Sublicensee's) regulatory filings in relation to Licensed Products for Licensed Indications in the GSK Territory, then Gilead shall, reasonably promptly after receiving a written request from GSK, provide such data directly to the applicable Regulatory Authority. In such event, the Clinical Development Committee shall establish mutually acceptable confidentiality procedures to protect any such data so provided by Gilead from disclosure to GSK. The Clinical Development Committee shall discuss such procedures promptly after the request of either Party. GSK (and its Affiliates, Distributors and Permitted Sublicensees) shall not access or seek to access any such data provided to a Regulatory Authority of the GSK Territory. The Parties shall discuss, via their participation in the Clinical Development Committee, the form in which the Parties shall exchange Know-How pursuant to this Section 4.3 and Section 4.4, where not expressly provided in such Sections. Notwithstanding anything else to the contrary in this Agreement, Gilead shall not be required to disclose to GSK any Know-How relating to the manufacture of Licensed Products pursuant to this Section 4.3, as GSK's access to such manufacturing Know-How shall be treated separately in the Commercial Supply Agreement.

          (c)    Other Licensee Permission and Know-How.    Gilead shall require Other Licensees to disclose to Gilead and to allow Gilead to disclose to GSK all information relating to adverse events that Gilead must report pursuant to Sections 4.4 and 4.5.

          (d)    GSK Use of Know-How.    GSK shall have the right to use and incorporate all Know-How required to be provided to it pursuant to this Section 4.3 in its Marketing Authorization Applications for Licensed Products for Licensed Indications within the GSK Territory. GSK shall not [ * ] of any [ * ] provided GSK by Gilead hereunder without Gilead's prior written consent; provided that this Section 4.3(d) shall not alter GSK's responsibilities pursuant to Section 4.3(b). GSK may request such consent in accordance with the procedure set forth in Section 4.12.

          (e)    Gilead Regulatory Filings.    Gilead hereby grants GSK the right to reference Gilead's Current INDs, Marketing Authorization Applications and Regulatory Approvals for the Licensed Product in the Gilead Territory and all subsequent correspondence and data submissions relating thereto in GSK's regulatory filings for Licensed Products for Licensed Indications in the GSK Territory. Such right shall be transferable to GSK's Distributors and Permitted Sublicensees. In addition, Gilead will provide GSK with copies of all Regulatory Approvals it receives for Licensed Products in the Gilead Territory.

          (f)    Costs.    Section 4.13 sets forth certain [ * ] in relation to Gilead activities under this Section 4.3 that [ * ]

        4.4    Gilead Access to GSK Know-How and Filings.

          (a)    Provision to Gilead.    During the Term, GSK shall provide to Gilead for use in Gilead's development and Commercialization efforts for Licensed Products all Know-How in GSK's or any of its Affiliates' possession regarding Licensed Products (including without limitation all clinical or safety data regarding Licensed Products) that is necessary or useful to develop or Commercialize Licensed Products or to support Regulatory Approval of Licensed Products outside the GSK Territory as such Know-How becomes available; provided, however, that GSK shall not be required to disclose any Know-How that is [ * ].

          (b)    Use.    Gilead shall have the right to use and incorporate all Know-How provided to it pursuant to Section 4.4(a) in Marketing Authorization Applications for Licensed Products outside of the GSK Territory and, to the extent Section 3.5(e) applies, within the GSK Territory. GSK hereby grants Gilead the right to reference all of GSK's and its Affiliates' INDs, Marketing Authorization Applications and Regulatory Approvals for Licensed Products in Gilead's regulatory filings for Licensed Products in the Gilead Territory and Other Formulations world-wide. Such rights shall be transferable to Gilead's distributors for Licensed Products and Other Licensees. GSK shall provide Gilead with an electronic copy of each IND, Marketing Authorization Application and other GSK regulatory filing filed for the Licensed Product in the GSK Territory, and of all material subsequent correspondence and data submissions relating thereto, as well as a copy of a status report regarding all GSK filings in the GSK Territory and material events occurring in relation thereto to the extent not otherwise provided to Gilead pursuant to this Section 4.4(b) [ * ] in which any regulatory filing for a Licensed Product, receipt of governmental correspondence relating thereto or other such material event occurs.

          (c)    Sublicensee Permission; Transferability to Sublicensees.    GSK shall require its Affiliates and any Permitted Sublicensees or Distributors (i) to permit GSK to provide to Gilead any Know-How that is necessary or useful to develop or Commercialize Licensed Products or to support Regulatory Approval of Licensed Products in the Gilead Territory and that, if such Know-How were owned or Controlled by GSK, would be Know-How that GSK must provide to Gilead pursuant to Section 4.4(a), and (ii) to grant to Gilead the right to reference any IND, Marketing Authorization Application or Regulatory Approval containing such Know-How for Gilead's purposes in the Gilead Territory (including without limitation for the purposes of Gilead's Other Licensees), and, to the extent Section 3.5(e) applies, within the GSK Territory. GSK shall require its Permitted Sublicensees, Affiliates and Distributors to disclose to GSK and to allow GSK to disclose to Gilead all Know-How that GSK must report pursuant to Section 4.5.

        4.5    Adverse Event Reporting and Safety Data Exchange.    The Parties shall report, and take other actions in relation to, adverse events with respect to Licensed Products reported or otherwise known to them in accordance with a reporting protocol that is substantially in the form of the "Safety Data Exchange Protocol" attached hereto as Exhibit E.

        4.6    Communications.    Except (i) as may be required by law, (ii) as contemplated pursuant to Section 4.2, (iii) in relation to any IND for a Licensed Product that Gilead files within the GSK Territory in order to conduct any clinical trial therein as otherwise permitted pursuant to Section 3.8, or (iv) as provided for in Section 7 of the Safety Data Exchange Protocol (which is referred to in Section 4.5), Gilead shall not communicate regarding any Licensed Product for a Licensed Indication with any Regulatory Authority having jurisdiction in the GSK Territory unless explicitly requested or permitted in writing to do so by GSK. Except (i) as may be required by law, or (ii) in regards to any clinical trial that GSK conducts pursuant to any of the Other Clinical Trial Agreements, GSK shall not communicate with any Regulatory Authority having jurisdiction in the Gilead Territory regarding any Licensed Product unless explicitly requested or permitted in writing to do so by Gilead.

        4.7    Applications for Regulatory Exclusivity.    The Parties recognize that exclusivity rights that may be granted or provided for under regulatory laws of the countries in the GSK Territory are likely to [ * ] of Licensed Products in such Territory. To the extent permitted by law, GSK shall have the exclusive right to file for, request and maintain any regulatory exclusivity rights for Licensed Products for Licensed Indications in the GSK Territory, including without limitation regulatory exclusivity rights based upon an orphan drug designation of a Licensed Product in a country in the GSK Territory, and to conduct and prosecute any proceedings or actions to enforce such regulatory exclusivity rights; provided, however, that except as provided in Section 3.6 or 3.8(c), GSK shall not develop or seek Regulatory Approval for any Licensed Product for an Other Indication. Gilead shall use its reasonable efforts to cooperate with GSK in such actions relating to regulatory exclusivity [ * ] In countries where

GSK is not permitted by law to take one or more of the actions described above with respect to regulatory exclusivity but Gilead is so permitted, Gilead shall use its reasonable efforts to support GSK in such actions, [ * ] GSK shall own any regulatory exclusivity rights for the Licensed Product in the GSK Territory where permitted by law. Gilead hereby grants GSK the exclusive right to market Licensed Products for Licensed Indications in the GSK Territory under any regulatory exclusivity rights that, according to legal requirements in a country in the GSK Territory, must be granted directly to Gilead in such country. Without limitation, this Section 4.7 shall apply to Class I Certifications and Class II Certifications relating to Licensed Products and Licensed Indications, and applications therefor. The foregoing in this Section 4.7 shall not apply to Administrative Protections and applications therefor, which are separately treated in Section 10.2(e). To the extent that any of the foregoing forms of regulatory exclusivity would exclude Gilead (and its Affiliates and licensees) from developing or Commercializing, in a manner that is otherwise permitted hereunder, an Other Formulation or a Licensed Product to treat an Other Indication, then, subject to GSK's rights under Section 3.5(e), GSK hereby grants Gilead (and its Affiliates and licensees) the right under such form of regulatory exclusivity to conduct such development and Commercialization, and covenants that GSK (and its Affiliates and Permitted Sublicensees) shall refrain from enforcing such form of exclusivity against Gilead (and its Affiliates and licensees) in relation to such activities.

        4.8    Recalls and Voluntary Withdrawals.    The Parties shall exchange their internal standard operating procedures ("SOPs") for conducting product recalls reasonably in advance of Commercial Launch of any Licensed Product in the GSK Territory, and shall discuss and resolve any conflicts between such SOPs and issues relating thereto promptly after exchange, via their participation in the Clinical Development Committee. If either Party becomes aware of information relating to any Licensed Product that indicates that a unit or batch of such product supplied to GSK pursuant to the Clinical Supply Agreement or Commercial Supply Agreement may not conform to the specifications for such product then in effect pursuant to the applicable such agreement, or that potential adulteration, misbranding and/or other issues have arisen that relate to the safety or efficacy of Licensed Products, it shall promptly so notify the other Party. The Joint Committee shall meet to discuss such circumstances and to consider appropriate courses of action, which shall be consistent with the internal SOP of the Party having the right to control such recall pursuant to this Section 4.8. Except as may be otherwise set forth in the Clinical Supply Agreement or Commercial Supply Agreement in relation to the responsibilities of the Third Party suppliers supplying Licensed Product or bulk ADV to Gilead, GSK shall [ * ] any product recall, field correction or withdrawal of any Licensed Product in the GSK Territory. The [ * ] with such product recalls, field corrections or withdrawals shall [ * ] with the Clinical Supply Agreement and the Commercial Supply Agreement (as applicable) as appropriate in view of whether [ * ] As between the Parties, Gilead shall [ * ] all recalls, field corrections and withdrawals of any Licensed Product in the Gilead Territory. GSK shall maintain complete and accurate records of any recall in the GSK Territory for such periods as may be required by applicable legal requirements, but in any event for no less than [ * ]

        4.9    Impermitted Regulatory Filings.    GSK shall not file any IND or Marketing Authorization Application for (i) any Other Formulation that is not a Licensed Product for any indication, or (ii) any Licensed Product for an indication that is not a Licensed Indication.

        4.10    No Harmful Actions.

          (a)  GSK shall not take any action with respect to regulatory filings for Licensed Products in the GSK Territory that [ * ] impact upon the regulatory status or potential sales of Licensed Products in the Gilead Territory. Prior to taking any action with respect to such filings in the GSK Territory that [ * ] to have such an impact, [ * ] Gilead may bring to the [ * ] any action or planned action that it believes would have such an impact. [ * ] shall discuss whether any such action that either Party brings to such Committee's attention reasonably would have such an impact, and potential alternative courses of action that GSK could take to avoid such an impact. [ * ]

          (b)  If at any time during the Term [ * ] in either case any product (other than a Licensed Product or Other Formulation) for the HBV Indication that is a [ * ] anywhere in the world, then Section 4.10(a) shall apply mutatis mutandis to Gilead's actions with respect to the Licensed Products in the Gilead Territory in the manner that it does to GSK's actions with respect to the Licensed Products in the GSK Territory.

        4.11    Additional Information and Uses of Information.    If GSK believes that it has a legitimate need, for purposes of its activities hereunder with any Licensed Product for a Licensed Indication for the GSK Territory, to receive from Gilead any clinical data or other Know-How that it would not otherwise be entitled pursuant to Article 4 to so receive, then GSK shall notify Gilead in writing. GSK's notice shall set forth the information that it requests Gilead to disclose to GSK, and specifically how GSK would propose that GSK be able to use such information. The Clinical Development Committee shall discuss any such request by GSK. If the Clinical Development Committee approves a particular disclosure requested by GSK, then Gilead shall make such disclosure to GSK, and GSK shall use the disclosed information solely in the manner specified in, and in accordance with, GSK's written notice to Gilead requesting such disclosure. Gilead's members of the Clinical Development Committee shall not unreasonably withhold or delay their consent to any such disclosure (or associated permitted use) requested by GSK. The foregoing in this Section 4.11 shall apply mutatis mutandis to any requested use of Gilead's regulatory or clinical information that GSK would not otherwise be entitled to make hereunder, in the same manner as it does to GSK's requests that Gilead disclose and GSK be permitted to use any information to the disclosure of which GSK would not otherwise be entitled hereunder [ * ]

        4.12    Gilead Transition Assistance.    The Parties recognize that in relation to the transfer of responsibility for the Licensed Products for Licensed Indications for the GSK Territory from Gilead to GSK in accordance with this Agreement: (a) GSK will require certain assistance from Gilead; (b) Gilead is required to provide certain assistance to GSK as set forth in Sections 3.3(d), 4.2(a), 4.3, 4.11, 10.2(e) and other Sections of this Agreement in the nature of advice, analysis, consultation, visits with Regulatory Authorities and any other activities set forth in such Sections, but specifically excluding any activities of Gilead in relation to its responsibilities under Section 2.5 and the disclosure to GSK of Gilead information (including without limitation regulatory filings and Regulatory Approvals for Licensed Products) that Gilead is required to disclose to GSK hereunder (collectively, such assistance that is not excluded, "Assistance"); and (c) certain Assistance shall be [ * ] to the extent set forth in Sections 4.12(c) and (d) below. The Parties further recognize that because much of the Assistance relates to transitional matters, GSK's needs for Assistance may be expected to be greatest shortly after the Effective Date, and thereafter diminish.

          (a)    Initial.    During the first [ * ] following the Effective Date, Gilead shall provide GSK with reasonable amounts of Assistance at [ * ] The reasonableness of such amounts of Assistance shall be evaluated giving due regard to the proportion of any individual Gilead person's time that is devoted to rendering Assistance to GSK.

          (b)    Extended.    During the [ * ] period beginning [ * ] following the Effective Date (the "Extended Transition Period"), Gilead shall provide Assistance in the amount of up to the following numbers per month of Gilead person hours in each of the following categories of Gilead people at [ * ]:

[ * ]

  Numbers of [ * ] any of the foregoing categories that GSK does not require Gilead to expend in such category in a particular calendar month shall [ * ] to GSK in any of the other such categories or in subsequent calendar months. At the request of either Party, the Joint Committee shall review the appropriateness of the [ * ] in each such category.

          (c)    Additional.    During the Extended Transition Period, Gilead shall also provide GSK with reasonable additional amounts of Assistance in excess of [ * ], and after the Extended Transition Period, Gilead shall also provide GSK with reasonable additional amounts of Assistance, at [ * ] for specific Assistance after the Extended Transition Period that [ * ] The [ * ] beyond that set forth in subsections (a), (b) and (d) shall be at [ * ] with the time of the Gilead people whose Assistance is provided to GSK. (The reasonableness of any such amounts of additional Assistance shall be evaluated (i) giving due regard to the proportion of any individual Gilead person's time that is devoted to such activities, and to ensuring that no such individual's ongoing responsibilities at Gilead are unduly interfered with by such activities, and (ii) in recognition that Gilead's support role shall diminish over time and GSK shall take on primary responsibility for clinical and regulatory matters relating to its development and Commercialization of Licensed Products for Licensed Indications in the GSK Territory.)

          (d)    Particular Categories of Assistance After the Extended Transition Period.    The Parties recognize that given the current regulatory status of the Current Product in each of Japan and China, particular Assistance in relation to regulatory matters in such countries may not be capable of occurring prior to the end of the Extended Transition Period. Therefore, within the following categories of Assistance after the Extended Transition Period but prior to the corresponding end date set forth below, Gilead shall provide Assistance in the amount of up to the following numbers [ * ] in each of the following categories of Gilead people, up to the following maximum number of hours per year in each category, at [ * ]:

[ * ]

  "Assistance Year" shall mean any twelve (12) month period commencing the day after the Extended Transition Period ends or any anniversary thereof.

  Numbers of [ * ] from any of the foregoing categories that GSK does not require Gilead to expend in such category in a particular [ * ] to GSK in any of the other such categories or in subsequent [ * ] GSK shall provide Gilead with reasonable notice in advance of requiring Assistance pursuant to this Section 4.12(d). For the avoidance of doubt, after the end date specified for each such category, [ * ]

          (e)    [ * ].    For clarity, the foregoing in this Section 4.12 addresses the [ * ] in relation to the assistance provided by Gilead hereunder. In addition to those [ * ] as set forth in Section 4.12(c), GSK shall [ * ] by Gilead in relation to the personnel and other items it provides to GSK in connection with the assistance set forth in this Section 4.3, without regard to whether the [ * ] for such assistance are required hereunder to be [ * ]

          (f)    Mechanics.    Gilead may invoice GSK no more frequently than [ * ] for any costs that GSK is required to reimburse to Gilead or bear in accordance with this Section 4.12, and each such invoice shall be payable within thirty (30) days after the date GSK receives such invoice.

          (g)    Clarification Regarding Gilead Legal Personnel.    Notwithstanding anything express or implied to the contrary in this Agreement, the time, interaction and communication of Gilead personnel specializing in patent, intellectual property or other legal matters which time, interaction and communication is provided hereunder is intended to serve solely an information-sharing purpose and does not constitute the provision of legal opinions, legal services or legal advice of any kind.

ARTICLE 5

COMMERCIALIZATION

        5.1    Commercialization.    During the Term, GSK shall devote Diligent Efforts to Commercialize (i) the Current Product for the Licensed Indication [ * ] and (ii) the Current Pediatric Product for the Licensed Indication [ * ] pursuant to GSK's development efforts to develop the Current Pediatric Product therefor in accordance with (and beginning at the time set forth in) Section 3.3(a). The Marketing Committee shall monitor and provide a forum for Gilead to review [ * ] in the GSK Territory, including without limitation [ * ] GSK shall perform all Commercialization activities with respect to Licensed Products in a manner consistent with the Commercialization Plan. GSK shall be responsible for all costs and expenses associated with its Commercialization activities in the GSK Territory. Gilead shall not be responsible for any such costs or expenses.

        5.2    Commercialization Plan.

          (a)  Within [ * ] after the Effective Date, GSK shall submit a written plan for the Commercialization of the Licensed Product in the GSK Territory (the "Commercialization Plan") to the Marketing Committee. GSK shall update the Commercialization Plan annually thereafter as set forth in Section 5.2(b). The Commercialization Plan shall contain at least the following:

              (i)  A [ * ] and such other information regarding [ * ] for Licensed Products for the GSK Territory [ * ];

            (ii)  Commencing no later than [ * ] prior to the anticipated date of Commercial Launch for any Licensed Product in each Major GSK Country in the GSK Territory, a pre-launch plan for such country, which shall include [ * ];

            (iii)  Commencing no later than [ * ] in advance of the anticipated date of Commercial Launch in each Major GSK Country, a marketing plan, which shall include [ * ];

            (iv)  Commencing no later than [ * ] in advance of the anticipated date of Commercial Launch in each Major GSK Country, a sales plan, which shall include [ * ]; and

            (v)  Commencing no later than [ * ] in advance of the anticipated date of Commercial Launch in each Major GSK Country, a distribution plan, which shall [ * ]

  Each of the foregoing reports provided pursuant to subsections (ii) through (v) shall provide information on the activities covered by each report on a [ * ] As Regulatory Approval of a Licensed Product is obtained, and other significant events occur in relation thereto, in each country in the GSK Territory, GSK shall update [ * ] in (i) above, and [ * ] The Commercialization Plan shall [ * ] For the avoidance of doubt the Parties acknowledge and agree that it may not be normal practice for all elements of the Commercialization Plan to be completed within the timelines set out in this Section 5.2 [ * ] GSK shall generate plans for [ * ] required to be included in the Commercialization Plan [ * ]. GSK shall include in the Commercialization Plan any such element that it had not formulated for itself as of the time that such element is set forth above to be included in the Commercialization Plan, [ * ]

          (b)  Following the submission of the original Commercialization Plan GSK shall, no later than [ * ], submit to the Marketing Committee an updated Commercialization Plan for the upcoming year, which shall be discussed in full by the Marketing Committee at its next scheduled meeting in that calendar year.

          (c)  If Gilead believes that any [ * ] that GSK includes in the Commercialization Plan as required pursuant to Section 5.2(a) is [ * ], considering that such [ * ] are to be used to determine the extent of any [ * ] then Gilead may refer the matter first to the Marketing

  Committee for discussion, and if the Marketing Committee cannot reach consensus as to the appropriate [ * ] then [ * ]

          (d)  Notwithstanding anything in this Agreement express or implied to the contrary, Gilead shall not have any right to direct, control or approve GSK's pricing of Licensed Products for the GSK Territory. The provision of any pricing data in connection with the Commercialization Plan is for informational purposes only.

        5.3    Promotional Materials.

          (a)  GSK shall prepare or have prepared Promotional Materials for the Licensed Product in each country of the GSK Territory where GSK will Commercialize the Licensed Product. Consistent with applicable law and subject to the limitations set forth in this Section 5.3(a), the Marketing Committee shall have the right to review exemplars and/or representative samples of all Promotional Materials for the Licensed Product pursuant to mutually agreed-upon procedures and timelines, which shall be coordinated with both GSK's clearance procedures and Gilead's clearance procedures, to the extent practicable.

          (b)  To the extent required by applicable regulatory requirements, GSK shall file all Promotional Materials with the appropriate Regulatory Authority. GSK shall establish a tracking system to ensure that all Promotional Materials are accurately and timely tracked and submitted to the relevant Regulatory Authority.

          (c)  All Promotional Materials and Product Labelling shall, [ * ] identify Gilead as the developer and licensor of the Licensed Product. In any country where [ * ] Gilead be identified as the developer and licensor of any Licensed Product in any Promotional Materials or Product Labelling, then (i) GSK shall notify Gilead if, in any of its Promotional Materials or Product Labelling for Licensed Products for Licensed Indications in such country, [ * ] and [ * ] Gilead be [ * ] attributed in such materials. The Marketing Committee shall discuss any such [ * ] promptly after [ * ] members of the Marketing Committee [ * ] If the [ * ] shall so identify Gilead in accordance with such approval.

          (d)  GSK shall [ * ] in all Promotional Materials that it develops or has developed. In the event that Gilead wishes to [ * ] the Promotional Materials and [ * ] and to [ * ] based on the Promotional Materials, for use in the Gilead Territory [ * ]

        5.4    Training of Sales Force.    GSK shall supervise, train and maintain such competent and qualified sales representatives, including Third-Party contractors, as may be required to promote and detail the Licensed Product in the GSK Territory as provided in the Commercialization Plan and consistent with GSK's overall diligence obligations pursuant to Article 6.

        5.5    Compliance.    GSK shall in all material respects comply with all applicable laws, regulations and guidelines in developing and Commercializing Licensed Products in the GSK Territory under this Agreement, including without limitation the Foreign Corrupt Practices Act of 1977, as amended ("FCPA"). GSK represents and warrants to Gilead that, as of the Effective Date, GSK and its Affiliates have adequate procedures in place to ensure their compliance with the FCPA, as well as the compliance therewith of any Permitted Sublicensees and Distributors it may engage; to bring any noncompliance therewith (should it ever occur) by any of the foregoing entities to GSK's attention; and to promptly remedy any such noncompliance. Annually, GSK shall certify to Gilead in writing [ * ]

        5.6    Product Trademarks.    The Marketing Committee shall discuss, on a country-by-country basis reasonably in advance of Commercial Launch in such country, or as otherwise requested by GSK, whether it is desirable for GSK to employ the counterpart within such country to any Gilead Product Mark that Gilead uses solely with any Licensed Product in the Gilead Territory. If the Marketing Committee agrees (by consensus, in accordance with Section 2.5(d)) that GSK shall use such a trademark or tradename, then such trademark or tradename in such country shall thereafter be deemed to be included within the definition of the "Gilead Product Marks." GSK shall use such tradenames and trademarks solely in conformity with Gilead's written instructions for the appearance and use of such trademark or tradename, as well as those policies Gilead may provide pursuant to Section 7.6. Gilead explicitly disclaims all representations and warranties relating to the Gilead Product Marks that may exist now and in the future, including without limitation, any warranty of noninfringement. GSK's (and its Affiliates' Distributors' and Permitted Sublicensees') use of the Gilead Product Marks shall be entirely at GSK's risk and GSK shall hold Gilead, its Affiliates and Other Licensees harmless from any such use by GSK, its Affiliates, Distributors or Permitted Sublicensee, as set forth in Section 12.2.

        5.7    No Misappropriation.    GSK shall not misappropriate any trade secret of Gilead or any Third Party in its activities to develop or Commercialize the Licensed Product pursuant to this Agreement.

        5.8    Use of Distributors.    GSK shall have the right to engage Distributors to distribute the Licensed Product in particular countries of the GSK Territory [ * ] GSK shall include in the Commercialization Plan (and GSK's updates thereto) a list prepared in good faith of any Distributors that it (or its Affiliate) is, to its knowledge, [ * ] In addition, GSK shall reasonably cooperate and respond to Gilead's reasonable inquiries regarding GSK's use of Distributors in other countries in the GSK Territory as necessary or reasonably useful [ * ] to respond to any governmental inquiry that Gilead may receive regarding such Distributors.

ARTICLE 6

DILIGENCE

        6.1    Clinical Development Diligence.

          (a)    Level of Effort.    In accordance with Section 3.3, GSK shall devote Diligent Efforts to clinically and regulatorily develop and seek Regulatory Approval for the Current Product and the Current Pediatric Product (beginning at the time that GSK's diligence obligations with respect to the Current Pediatric Product become effective pursuant to such Section) for Licensed Indications [ * ] undertaking shall include carrying out the GSK Development Plan (as updated pursuant to Section 3.3).

          (b)    Timetable.    Without limiting GSK's obligations pursuant to Section 6.1(a), GSK shall [ * ] Notwithstanding the foregoing, if GSK's ability to achieve [ * ] then the timeline provided below for achieving the affected milestone(s) will be extended by a period of time equivalent to the length of such delay. The Clinical Development Committee shall reasonably determine any such extension.

        6.2    Regular Reports on Development Activities.    GSK shall informally update the Clinical Development Committee periodically regarding GSK's significant development and regulatory activities with Licensed Products for the Licensed Indication. In addition, GSK shall [ * ] to the Clinical Development Committee at least [ * ] summarizing GSK's significant clinical and regulatory activities with respect to Licensed Products and Licensed Indications in the GSK Territory pursuant to this Agreement, covering subject matter at a level of detail reasonably sufficient to enable Gilead to determine GSK's compliance with its diligence obligation pursuant to Section 6.1. Gilead, via its participation in the Clinical Development Committee, may request that GSK provide additional updates to the GSK Development Plan, and ask GSK questions regarding any update to the GSK Development Plan. GSK shall, via its participation in the Clinical Development Committee, provide any such update reasonably requested by Gilead, shall discuss with Gilead any such questions posed by Gilead and shall provide reasonable amounts and types of additional information to respond to such questions.

        6.3    Commercialization Diligence.

          (a)    Level of Efforts.    To the extent set forth in Section 5.1, GSK shall devote Diligent Efforts to Commercialize the Current Product and the Current Pediatric Product for Licensed Indications in the GSK Territory.

          (b)    Time to Launch Licensed Product.    GSK shall achieve Commercial Launch of the Licensed Product [ * ] for the Licensed Indication promptly after, and in any case not later than [ * ] after, the date on which such Regulatory Approval is granted, and shall use [ * ] If GSK fails to achieve Commercial Launch of a first Licensed Product in any [ * ] after the date on which Regulatory Approval for such Licensed Product is granted for such product in such country, and except where such failure results from [ * ] , then GSK shall pay to Gilead the [ * ], based on the [ * ] for the relevant [ * ] set forth in the Commercialization Plan as it [ * ] that such Regulatory Approval was granted. Once GSK achieves Commercial Launch [ * ]

        6.4    Non-diligence.

          (a)    Special Meeting of Collaboration Committee.    If Gilead believes that GSK has failed to comply with its diligence obligations under this Article 6, then Gilead may convene a special meeting of the Joint Committee to discuss the matter (a "Special Meeting") by written notice to GSK. Such notice shall include a general statement of the areas of concern to Gilead. The Special Meeting shall be convened not later than [ * ] after such notice is given to GSK. At the Special Meeting, the Joint Committee will discuss any areas of concern to Gilead, GSK's efforts in such areas and any additional actions GSK should take to meet Gilead's concerns.

          (b)    Supplemental Plan.    If, after a Special Meeting, Gilead continues to believe that GSK is not meeting its diligence obligations pursuant to this Article 6, or if Gilead wishes to formalize GSK's commitment to take such additional actions discussed in the Special Meeting, then Gilead may so notify GSK in writing. Within [ * ] after the date of any such notice, GSK shall either (i) provide Gilead with a written plan describing the actions that GSK proposes to take to meet such obligation, or (ii) notify Gilead that GSK does not believe that any such additional actions are required in order for GSK to comply with its diligence obligations pursuant to this Article 6, and chooses not to provide such a plan. If GSK provides such a plan and Gilead notifies GSK in writing that Gilead agrees with GSK that such plan describes actions sufficient to meet such obligation, then such plan shall be a "Supplemental Plan." In such event, GSK shall carry out the actions described in such plan. Each Supplemental Plan shall include a specific timeline for GSK to take the steps described in such plan. If Gilead disagrees with GSK as to the sufficiency of the actions described in such plan to meet such obligation, or if GSK notifies Gilead as provided for above that GSK chooses not to provide such a plan, and the Parties are unable to resolve such disagreement within [ * ] additional days, then either Party may proceed pursuant to Section 16.1. If GSK has materially breached its obligations under this Article 6, Gilead shall be entitled to terminate this Agreement pursuant to Section 15.3.

          (c)    Non-Limitation of Remedies.    If the Parties agree on a Supplemental Plan including a timeline for GSK to take the actions described therein, then so long as GSK complies with such Supplemental Plan, Gilead shall be prohibited pursuant to this Section 6.4(c) from pursuing any other remedies it may have available to it under this Agreement, at law or in equity for GSK's failure to diligently develop and seek Regulatory Approval for the Licensed Product, or to diligently Commercialize the Licensed Product, in each case with respect to areas specifically addressed by the Supplemental Plan. If GSK fails to comply with any Supplemental Plan, or fails to achieve the goals set forth therein for reasons not beyond GSK's control or reasonable ability to plan for, then Gilead shall no longer be prohibited from pursuing any remedies available to it pursuant to this Agreement, at law or in equity, and GSK's diligence will be measured against its obligations hereunder as originally stated, without reference to any Supplemental Plan [ * ]

ARTICLE 7

LICENSES

        7.1    Patent Licenses to GSK.    Subject to the terms and conditions of this Agreement, Gilead hereby grants to GSK an exclusive, royalty-bearing (in accordance with Article 9) license under the Gilead Patents to develop, use, sell, offer for sale and import Licensed Products for use in the Licensed Indications in the GSK Territory, [ * ] to the extent otherwise consistent with this Agreement, and to make Licensed Products anywhere in the world for such development, use, sale, offering for sale or importation, subject to the terms that will be set forth in the Commercial Supply Agreement. Such license shall be sublicenseable solely as provided in Section 7.10. Section 7.5 sets forth certain conditions under which GSK may develop and Commercialize Licensed Products for the Licensed Indications for patient populations consisting of people co-infected with HBV and another infectious agent.

        7.2    Patent Licenses to Gilead.    Subject to the terms and conditions of this Agreement, GSK hereby grants to Gilead an exclusive, fully paid license under the GSK Patents to develop, use, sell, offer for sale and import [ * ] (subject to Section 3.5 regarding GSK access to Other Formulations and Other Indications and Section 3.8 regarding certain Gilead clinical trials in the GSK Territory), and to make Licensed Products and Other Formulations anywhere in the world for such development, use, sale, offering for sale or importation. Such license shall be [ * ]. For the avoidance of doubt, the foregoing license applies only to Licensed Products and Other Formulations, and not to any other products, and in accordance with and as more fully set forth in Section 7.15, there are no implied licenses pursuant to this Agreement.

        7.3    Know-How License to GSK.    Subject to the terms and conditions of this Agreement, Gilead hereby grants to GSK a non-exclusive, royalty-bearing (in accordance with Article 9) license under the Gilead Know-How to develop, use, sell, offer for sale, import and otherwise Commercialize Licensed Products for use in the Licensed Indications in the GSK Territory, [ * ] to the extent otherwise consistent with this Agreement, and to make Licensed Products anywhere in the world for such development, use, sale, offering for sale or importation, subject to the terms that will be set forth in the Commercial Supply Agreement. Such license shall be sublicenseable solely as provided in Section 7.10. Section 7.5 sets forth certain conditions under which GSK may develop and Commercialize Licensed Products for the Licensed Indications for patient populations consisting of people co-infected with HBV and another infectious agent.

        7.4    Know-How License to Gilead.    Subject to the terms and conditions of this Agreement, GSK hereby grants Gilead a non-exclusive, fully paid license under the GSK Know-How to research, develop, make, use, sell, offer for sale, import and otherwise Commercialize [ * ] (subject to Section 3.5 regarding GSK access to Other Formulations and Other Indications and Section 3.8 regarding certain Gilead clinical trials in the GSK Territory), and to make Licensed Products and Other Formulations anywhere in the world for such development, use, sale, offering for sale or importation. Such license shall be [ * ]. For the avoidance of doubt, the foregoing license applies only to Licensed Products and Other Formulations, and not to any other products, and in accordance with and as more fully set forth in Section 7.15, there are no implied licenses pursuant to this Agreement.

        7.5    Clarification of License Scope.    For clarity, the scope of the licenses granted to GSK pursuant to Sections 7.1 and 7.3 is limited to activities conducted with respect to the Licensed Products for the Licensed Indications. The Parties intend that the scope of such licenses shall encompass the right for GSK [ * ] for use in any Licensed Indication in patients [ * ] that includes the use of the Licensed Product [ * ] to sell [ * ] Licensed Product [ * ]

        7.6    Trademark License and Covenants.

          (a)    Limited License for Gilead Marks.    In connection with the Commercialization of Licensed Products for Licensed Indications within the GSK Territory as permitted under this Agreement, Gilead hereby grants GSK an exclusive, royalty-free license within the GSK Territory to use and display the Gilead Marks only by use of the following phase on Licensed Product packaging labelling or Promotional Materials: "This product manufactured under license from," followed by the applicable Gilead Mark.

          (b)    Licensed Gilead Product Marks.    Gilead hereby grants GSK an exclusive, royalty-free license to use and display the Gilead Product Marks in connection with the commercialization of Licensed Products for Licensed Indications within the GSK Territory, as otherwise permitted under this Agreement.

          (c)    Standards for Using the Marks.    GSK shall provide Gilead with copies of any materials containing any Gilead Mark or Gilead Product Mark prior to using or disseminating such materials. Gilead shall have the right to make reasonable objections to any such materials within [ * ] of Gilead's receipt of such copies [ * ] associated with the Gilead Marks or Gilead Product Marks. GSK shall [ * ] in accordance with [ * ] GSK shall not use the Gilead Product Marks or the Gilead Marks in a way that would adversely affect their value, and GSK shall not use a trademark confusingly similar to one of the Gilead Product Marks or the Gilead Marks with any of its products. GSK shall comply with reasonable policies provided by Gilead from time to time to maintain the goodwill and value of the Gilead Product Marks and the Gilead Marks. In any GSK materials in which the Gilead Marks or the Gilead Product Marks appear, GSK shall display a trademark legend in substantially the following form (tailored to reflect which trademark or tradename is being used): "GILEAD, the GILEAD logo, REPSUR and the Liver Design are trademarks or registered trademarks of Gilead Sciences, Inc. or its affiliates in the United States and other countries." GSK may, as an alternative or in addition to the Gilead Product Marks, select, create and use its own trade names and marks for its use in connection with the Commercialization of Licensed Products (including without limitation as part of any Combination Products that are approved by Gilead as set forth in Section 9.6) in the GSK Territory in a manner that is otherwise in accordance with this Section 7.6. [ * ]

        7.7    Third-Party Technology.    Either Party, if it becomes aware of Third-Party intellectual property which may be useful for the development or Commercialization of Licensed Products, may propose that the Joint Committee consider (i) whether the Parties should seek a license thereunder to allow either or both Parties to practice such right in connection with the development, manufacture, use, sale, offer for sale or import of Licensed Products in their respective Territories, (ii) how to allocate the costs of obtaining and maintaining such a global license between the Parties (taking into account the Parties' relative interests therein inside and outside of the GSK Territory and within and outside of the Licensed Indications) and (iii) how the Parties should proceed to seek such license. If the Joint Committee is unable to reach consensus with respect to the seeking of such license, then either Party shall be free itself to seek a license under such right at its sole cost and expense, with no obligation to make such license or right available to the other Party; provided, however, that neither Party shall enter into an agreement with a Third Party which prohibits or restricts the other Party from obtaining a license from such Third Party under such intellectual property for such other Party's development and Commercialization of Licensed Products in its Territory (within the scope of the licenses granted in Sections 7.1 and 7.3, where GSK is such other Party).

        7.8    Sublicensed Technology.    The licenses granted under this Article 7, to the extent they include sublicenses of Third-Party technology, shall be subject to the terms and conditions of the agreement governing the license under which the sublicense is granted. Each Party shall faithfully and timely perform and discharge its obligations under each such Third-Party license under which a sublicense is granted, and shall not permit any action to be taken or event to occur, in each case, to the extent within such Party's reasonable control, that would give such Third Party the right to terminate such Third Party license. Notwithstanding the provisions of the foregoing sentence, [ * ]. If the Party that is a party to any such Third-Party license [ * ] or otherwise [ * ], it shall promptly notify the other Party. The Parties shall promptly confer regarding [ * ] within the time allotted by [ * ]. If the Party that is a party to any such Third-Party license [ * ] within the designated time, then the [ * ] for [ * ] for [ * ]. Any [ * ] shall be [ * ]. If a good faith dispute between a Third Party and the Party that entered into a Third-Party license about the interpretation of any provision of the agreement governing such license arises, the other Party shall use reasonable efforts to ensure that its actions, if any, under this Section 7.8 do not detrimentally affect the ability of the allegedly breaching Party to contest the interpretation advanced by such Third Party. Without limitation, Gilead's responsibilities pursuant to this Section 7.8 shall extend to Gilead's performance pursuant to the IOCB/Rega License.

        7.9    Grants Back.    Each Party shall require each of its Other Licensees, Affiliates, Distributors and Permitted Sublicensees (as applicable) (each, a "Practicing Entity") to allow such Party the ability to grant the other Party a license under such Practicing Entity's Patents and Know-How [ * ] for such other Party and its Practicing Parties to (i) if such other Party is GSK, conduct its development and Commercialization activities under this Agreement and to exercise otherwise its rights hereunder, or (ii) if such other Party is Gilead, develop, make, have made, use, sell, offer for sale, import or export [ * ]

        7.10    Sublicensing by GSK.    GSK shall have the right to grant sublicenses under the licenses granted to it pursuant to this Article 7 [ * ] Any sublicensee [ * ] to grant sublicenses pursuant to Section 7.1 and Section 7.3 shall be referred to herein as a "Permitted Sublicensee". [ * ]

        7.11    Use of Patents and Know-How.

          (a)  Each Party covenants to the other that such first Party (the "Covenanting Party") shall not practice the Patents or Know-How Controlled by such other Party and licensed to the Covenanting Party hereunder outside the scope of the licenses granted in this Article 7 to the Covenanting Party. [ * ]

          (b)  In particular, and without limiting the generality of GSK's covenant pursuant to Section 7.11(a), GSK covenants to Gilead that GSK shall not seek Regulatory Approval, or knowingly sell or promote any Licensed Product, for use in any indication that is not a Licensed Indication. As an illustration, without limiting the foregoing, GSK shall not seek Regulatory Approval for, sell or promote a Licensed Product to treat HIV (as defined in Section 7.5) in individuals suffering from both HIV and HBV (although GSK may seek Regulatory Approval for, sell and promote Licensed Product to treat HBV in such individuals).

        7.12    Cross-Territory Sales.    The Parties recognize that it is possible that:

          (a)  Licensed Products originally sold by GSK (or its Affiliate, Sublicensee or Distributor) in the GSK Territory may be imported and resold in the Gilead Territory, to Gilead's detriment in that this would diminish sales of Licensed Products by Gilead (and its Affiliates, distributors and Other Licensees) in the Gilead Territory; or

          (b)  Licensed Products sold by Gilead in the Gilead Territory may be imported and resold in the GSK Territory, to GSK's detriment in that this would diminish sales of Licensed Products by GSK (and its Affiliates, Distributors and Permitted Sublicensees) in the GSK Territory.

Both GSK and Gilead shall [ * ] to the extent permitted by law, including without limitation by: (i) [ * ] quantities of Licensed Products to [ * ], (ii) contractually requiring each of its sublicensees and distributors of Licensed Products to [ * ] quantities of Licensed Products to any [ * ] of the Party with which it is not in privity, (iii) [ * ] of Licensed Product sold by it [ * ] Territory or specified countries thereof, and (iv) contractually requiring its sublicensees and distributors to [ * ] such quantities of Licensed Product (to the extent that they, instead of GSK or Gilead as the case may be, are [ * ] of Licensed Product that [ * ]). If, however, either Gilead or GSK believes that such importation into or reselling in its Territory of quantities of Licensed Products originally sold in the other Party's Territory is occurring [ * ], the Joint Committee shall discuss the matter in good faith and examine any market data that is available, and shall determine whether any such cross-Territory importation and sales of Licensed Products is occurring. If the Joint Committee determines in good faith that such cross-Territory sales are occurring, then (i) it shall establish an [ * ] of such sales, and (ii) it shall discuss any [ * ] that GSK or Gilead [ * ] such cross-Territory sales. In addition, GSK or Gilead (and their respective Affiliates, and distributors and sublicensees for Licensed Products) shall [ * ] Licensed Product to [ * ] Licensed Products the applicable Territory that to either GSK's or Gilead's knowledge (including without limitation by notice from the other Party) [ * ] Licensed Products [ * ] hereunder.

        7.13    Exclusivity Commitment.    During the Term, GSK and its Affiliates shall not, in the GSK Territory [ * ], except where such product [ * ] the Licensed Product, and shall not license a Third Party (or grant a covenant not to sue relating to or otherwise actively permit a Third Party) to take any of the foregoing actions during the Term. During the [ * ] GSK shall not itself or through any Affiliate or Permitted Sublicensee [ * ] in the GSK Territory any [ * ] that is [ * ] therefor is [ * ]

        7.14    Right Relating to the HBV Indication.

          (a)  As used in this Section 7.14:

              (i)  [ * ] shall mean any [ * ]; and

            (ii)  [ * ] shall mean the treatment of HBV infection [ * ] that are [ * ]

          (b)  Gilead grants GSK a right of first refusal relating to the commercialization of [ * ] for the [ * ] in the GSK Territory as follows: Prior to Gilead or its Affiliate [ * ] in any country of the GSK Territory or permitting any Third Party to do so, Gilead shall notify GSK of the countries in which Gilead [ * ], or to permit a Third Party to do so. Within [ * ] after the date GSK receives any such notice, GSK shall notify Gilead in writing (i) whether GSK wishes to negotiate with Gilead the terms upon which Gilead would grant GSK the right to [ * ] in one or more countries of the GSK Territory that were the subject of Gilead's notice to GSK (such countries, the "Notice Countries" and [ * ] with respect to such Notice Countries); and (ii) if so, the [ * ] for such Notice Countries that GSK proposes. If Gilead would propose to permit a Third Party to [ * ] then Gilead shall disclose to GSK [ * ] Within [ * ] after the timely date of such a notice from GSK to Gilead, the Parties shall negotiate [ * ] in good faith for a period of no less than [ * ]

        If, at the end of the [ * ] the Parties have not agreed to such [ * ] and GSK does not within [ * ] after the expiration of the [ * ] notify Gilead in writing that GSK [ * ] to obtain such rights to [ * ] for the [ * ] in such Notice Countries, then either Party may [ * ] within [ * ] after the expiration of the [ * ]

        If either Party so refers such matter, then, notwithstanding any conflicting procedures set forth in such Section, [ * ] and shall [ * ] in its [ * ] of the [ * ] that the [ * ] to be the [ * ] The [ * ] based upon the [ * ] to GSK pursuant to the proposal, the [ * ] for the HBV Indication [ * ], the [ * ] for the [ * ] in such Notice Countries, the consistency of [ * ] , and the consistency of [ * ] with the [ * ] in relation to [ * ] in such Notice Countries. The [ * ] shall [ * ] from one [ * ] proposal. [ * ]

        If the Parties do not agree [ * ] or if GSK either [ * ] or [ * ] set forth above, then Gilead shall be free to: (i) itself, or through an Affiliate, [ * ] in such Notice Countries; (ii) permit a Third Party or Third Parties to do so, [ * ] and/or (iii) permit a Third Party or Third Parties to do so, on [ * ]

          (c)  GSK's rights pursuant to Section 7.14(b) shall not apply to the development or commercialization of [ * ]. Furthermore, GSK's rights pursuant to Section 7.14(b) shall not apply to the [ * ]. Notwithstanding the foregoing in this Section 7.14, Gilead may [ * ] within the GSK Territory (or any portion thereof); provided that the [ * ] are explicitly made [ * ] and such [ * ].

          (d)  Except in countries where Gilead elects to [ * ] or to permit a Third Party to do so, in a manner that is in accordance with and permitted by Section 7.14(b) (i.e., in Notice Countries with respect to which either GSK [ * ]:

              (i)  Gilead (and its Affiliates) shall [ * ] , anywhere in the GSK Territory, [ * ] in [ * ] that are [ * ]; and

            (ii)  Gilead (and its Affiliates) shall include in any written contract between any of them and a Third Party granting such Third Party the right to [ * ] in any country of the GSK Territory for any indication, [ * ] in any country of the GSK Territory in which such Third Party has rights to [ * ]

        7.15    No Implied Licenses.    Except as explicitly set forth in this Agreement, neither Party grants under its intellectual property (including without limitation Patents) any license, express or implied, to the other Party. Without limiting the generality of the foregoing, the licenses granted to GSK pursuant to Sections 7.1 and 7.3 apply solely to Licensed Products and not to any other product intellectual property in which Gilead owns or controls, and the licenses granted to Gilead pursuant to Sections 7.2 and 7.4 apply solely to Licensed Products and Other Formulations and not to any other product intellectual property in which GSK owns or controls [ * ] .

ARTICLE 8

MANUFACTURE AND SUPPLY

        8.1    Supply by Gilead.    As of the Effective Date, Gilead has [ * ] GSK shall have the right to purchase from Gilead quantities of Licensed Products (i) for GSK's use for GSK's clinical trials of Licensed Products in the GSK Territory under this Agreement pursuant to the Clinical Supply Agreement to be entered into by the Parties pursuant to Section 8.2, and (ii) for GSK's use for Commercialization of Licensed Products in the GSK Territory under this Agreement pursuant to the Commercial Supply Agreement to be entered into by the Parties pursuant to Section 8.3.

        8.2    GSK Manufacturing Right.    The Parties recognize that it may be necessary or desirable, from legal, regulatory and/or commercial perspectives, for GSK to manufacture (or procure the manufacture of) its requirements of bulk ADV and/or Licensed Products for particular countries of the GSK Territory itself, independently of Gilead. Pursuant to and as more specifically set forth in the Commercial Supply Agreement, GSK may elect to establish, independently of Gilead, manufacture of bulk ADV and/or Licensed Product to meet GSK's requirements in particular countries of the GSK Territory, and to receive technology transfer from Gilead of the manufacturing processes for bulk ADV and/or Licensed Products in place at the time of such election by GSK consistent with the provisions of this Article 8.

        8.3    Clinical Supply Agreement.    The Parties will enter into a Clinical Supply Agreement providing for Gilead to supply to GSK (or arrange for the supply to GSK of) amounts of Licensed Products and matching placebo properly forecasted under the terms of such agreement for use in GSK's clinical trials of Licensed Products in the GSK Territory in exercise of the license granted to it pursuant to this Agreement. The Parties will use good faith efforts to enter into the Clinical Supply Agreement as promptly as reasonably practicable, with the expectation of entering into such agreement within [ * ] after the Effective Date. The price at which Gilead will arrange for supply of Licensed Product to GSK under such Clinical Supply Agreement shall be equal to [ * ] obtain such supply. Such [ * ] shall comprise [ * ] the manufacture of Licensed Product, including without limitation any [ * ]

as defined more specifically in the Clinical Supply Agreement. Such [ * ] shall also be documented and subject to audit by GSK. Gilead shall [ * ] for similar products under similar circumstances. Gilead shall keep [ * ] of Licensed Products for clinical purposes that will be supplied to GSK pursuant to the Clinical Supply Agreement, and shall [ * ] with [ * ] GSK shall have the [ * ] with a [ * ] of Licensed Products for clinical purposes that will be supplied to GSK pursuant to the Clinical Supply Agreement, with [ * ] The Clinical Supply Agreement will include forecasting, ordering and other provisions that provide Gilead with sufficient notice and information to permit it to provide forecasts, orders and other information to its Third-Party suppliers on a schedule permitting timely delivery of Licensed Products ordered by GSK pursuant to the terms of the Clinical Supply Agreement and the GSK Development Plan.

        8.4    Commercial Supply Agreement.

          (a)    General.    The Parties will enter into a Commercial Supply Agreement under which Gilead will supply to GSK (or arrange for the supply to GSK of) amounts of Licensed Products and bulk ADV, as applicable, properly forecasted under the terms of such agreement for use in GSK's Commercialization of Licensed Products in the GSK Territory in exercise of the license granted to it pursuant to this Agreement; provided, however, that Gilead shall not be responsible for any secondary packaging or labeling of Licensed Product supplied pursuant to the Commercial Supply Agreement for the GSK Territory. The Parties will [ * ] to enter into the Commercial Supply Agreement as promptly as reasonably practicable, with the expectation of entering into such agreement within [ * ] after the Effective Date.

          (b)    Financials.    The price at which Gilead will arrange for supply of Licensed Product and, as applicable, bulk ADV to GSK under such Commercial Supply Agreement shall be equal to [ * ] Such [ * ] shall comprise [ * ] manufacture of Licensed Product, including without limitation any [ * ] as defined more specifically in the Commercial Supply Agreement. Such [ * ] shall also be documented and subject to audit by GSK. Gilead shall [ * ] for similar products under similar circumstances. Gilead shall keep [ * ] of Licensed Products or, if GSK elects to obtain only bulk ADV from Gilead, bulk ADV for commercial purposes that will be supplied to GSK pursuant to the Commercial Supply Agreement, and shall [ * ] with [ * ] GSK shall have the [ * ] with a [ * ] of Licensed Products or, if GSK elects to obtain supply of bulk ADV from Gilead, bulk ADV for commercial purposes that will be supplied to GSK pursuant to the Commercial Supply Agreement, with [ * ]. Gilead shall use [ * ] in putting into place its arrangements with its Third-Party suppliers for commercial purposes to arrange for [ * ] which [ * ] would ultimately be reflected in the calculation of [ * ] to supply GSK under the Commercial Supply Agreement.

          (c)    Forecasts; Orders.    The Commercial Supply Agreement will include forecasting, ordering and other provisions that provide Gilead with sufficient notice and information to permit it to provide forecasts, orders and other information to its Third-Party suppliers on a schedule permitting timely delivery of Licensed Products or, if applicable, bulk ADV ordered by GSK pursuant to the terms of the Commercial Supply Agreement. Such provisions shall be adequate to provide for supply to Gilead and GSK of Licensed Products or, if applicable, bulk ADV for their respective commercial purposes otherwise consistent with this Agreement, such that an equitable sharing of available supply of Licensed Product or, as applicable, bulk ADV, based on the Parties' respective needs is achieved, subject to the Parties' compliance with forecasting and other applicable obligations under the Commercial Supply Agreement.

          (d)    Technology Transfer.    Under the Commercial Supply Agreement, GSK will have the right, at its election, to receive technology transfer from Gilead of the manufacturing processes for bulk ADV and Licensed Products used by Gilead's Third-Party suppliers [ * ] if GSK makes an election to manufacture either bulk ADV or finished Licensed Product either for China or for the GSK Territory as a whole as provided herein. GSK may elect to manufacture either bulk ADV and finished Licensed Product, or finished Licensed Product alone, in each case with respect to China alone, and also with respect to the entire GSK Territory (less China, if GSK made such election for China prior to making such election for the entire GSK Territory). For an initial transfer of manufacturing processes as to which GSK has not elected to assume responsibility in the GSK Territory previously, GSK shall give at least [ * ] written notice to commence such transfer, and the Parties will complete transfer of all such relevant information to GSK within [ * ] after the date of commencement of transfer, subject to acceptance criteria as more fully set forth in the Commercial Supply Agreement. GSK shall [ * ] in relation to any such technology transfer. Such [ * ] shall comprise [ * ] Such [ * ] shall also be documented and subject to audit by GSK. For the avoidance of doubt, GSK shall remain obligated to purchase amounts of bulk ADV and Licensed Products for which it submits binding forecasts or orders pursuant to the Commercial Supply Agreement, notwithstanding any election it makes hereunder. If GSK separately exercises its right to manufacture hereunder with respect to China, and later with respect to the remainder of the GSK Territory (or vice versa), then Gilead shall only be obligated to provide GSK with technology transfer of any improvements Controlled by Gilead to the manufacturing process earlier transferred to GSK that have been implemented by Gilead's Third-Party suppliers [ * ] Similarly, if GSK separately exercises its right to manufacture hereunder with respect to bulk ADV, and later with respect to finished Licensed Products, then Gilead shall only be obligated to provide GSK with technology transfer of any improvements Controlled by Gilead to the manufacturing process earlier transferred to GSK that have been implemented by Gilead's Third-Party suppliers [ * ] Except as expressly provided herein, Gilead shall not be required to provide further technology transfer for process changes that Gilead or its Third-Party suppliers develop or implement.

          (e)    United States Manufacture.    GSK acknowledges and agrees that if it undertakes or arranges for manufacture of Licensed Products within the United States, it shall be [ * ] such manufacture pursuant to that certain [ * ] between an [ * ]

        8.5    Consistency.    Each of the Clinical Supply Agreement and the Commercial Supply Agreement shall be consistent with the terms of this Agreement.

        8.6    Additional Products.    The Clinical Supply Agreement and the Commercial Supply Agreement shall govern the supply of the Current Product. No later than [ * ] prior to the time that GSK's development obligations pursuant to Section 3.3(a) relating to the Current Pediatric Product are anticipated by the Parties to become effective based upon Gilead's efforts with the Current Pediatric Product for the Gilead Territory, as determined by the Clinical Development Committee, the Parties shall meet to negotiate in good faith the terms upon which Gilead would be willing to supply to GSK quantities of the Current Pediatric Product for clinical and commercial purposes. In accordance with Section 3.5(c), prior to any Other Formulation becoming a Licensed Product hereunder, the Parties shall execute a written agreement relating to its supply as further described in such Section.

ARTICLE 9

COMPENSATION

        9.1    License Fee.    Within [ * ] after the Effective Date, GSK shall pay a license fee of ten million dollars ($10,000,000) in cash to Gilead by wire transfer of immediately available funds into an account designated by Gilead. Such license fee shall be nonrefundable and noncreditable against any other payments due hereunder.

        9.2    Milestone Payments.

          (a)  GSK shall make milestone payments to Gilead based on achievement of regulatory and Commercialization milestone events for Licensed Products as set forth in this Section 9.2. GSK shall pay to Gilead the amounts set forth below within [ * ] after GSK's receipt of notice from

  Gilead of the first achievement of the relevant milestone event with a Licensed Product (as documented by appropriate written and/or other materials) in the cases of milestone events [ * ] and within [ * ] after the first achievement of the relevant milestone event in the case of milestone events [ * ] GSK shall notify Gilead promptly in writing after first achievement of each of milestone events [ * ] Each milestone payment by GSK to Gilead hereunder shall be payable only once, regardless of the number of times achieved with one Licensed Product or multiple Licensed Products for use in the Licensed Indication. Each such payment shall be noncreditable against any other payments due hereunder and nonrefundable.

Milestone Event	Payment Amount (in millions)
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

Total Potential Milestone Payments	$30 million

          (b)  As regards milestone event number [ * ] to the extent that the [ * ] any Licensed Product or [ * ] a Licensed Product [ * ] of such milestone event, then, if for the calendar year in which [ * ], milestone payment number [ * ] shall [ * ]. If following payment of such milestone upon the [ * ], then GSK shall be [ * ] of this milestone payment based upon the [ * ] for the calendar year in which the anniversary of the [ * ] occurs, on the following basis:

[ * ]

Notwithstanding the foregoing in this Section 9.2(b), if any [ * ] of milestone event number [ * ] other than a [ * ], then [ * ] shall be payable to Gilead if [ * ] paid to Gilead, and the amount of any [ * ] shall become payable to Gilead [ * ].

        9.3    Royalty on Net Sales.

          (a)    Rates.    For each Licensed Product, GSK shall pay Gilead a royalty on Net Sales of such Licensed Product sold in each country of the GSK Territory during the Royalty Term for such Licensed Product in such country according to the following rates:

              (i)  For the portion of aggregate annual Net Sales of such Licensed Product throughout the GSK Territory less than or equal to [ * ] in any calendar year, [ * ] of the portion of such Net Sales [ * ] provided that [ * ] the [ * ] (as set forth below in subsection (b) of this Section 9.5) applied to the portion of such Net Sales that [ * ] and [ * ] of the portion of such Net Sales that occurs in the countries of the GSK Territory [ * ] (hereinafter the term "Lower Rate" shall refer to [ * ] of Net Sales); and

            (ii)  For the portion of aggregate annual Net Sales of such Licensed Product throughout the GSK Territory in excess of [ * ] of such portion of such annual Net Sales anywhere in the GSK Territory (such rate, the "Higher Rate").

          (b)    [ * ].    The royalty rate applicable to Net Sales of each Licensed Product in [ * ] contributing (as determined in accordance with Section 9.3(c)) to aggregate annual Net Sales in the GSK Territory of [ * ] shall be:

              (i)  [ * ]

in each case, only during the applicable Royalty Term. [ * ].

          (c)    Assumption Relating to Royalty Tier.    For purposes of calculating the royalties due on Net Sales of a particular Licensed Product hereunder in a given calendar year, GSK shall employ the simplifying assumption that the portion of any Net Sales in [ * ] that were achieved before and after the [ * ] was achieved in the same [ * ] of such Licensed Product throughout [ * ] in such calendar year that were achieved [ * ].

          (d)    Term.    "Royalty Term" shall mean, with respect to a particular Licensed Product and particular country within the GSK Territory, the period of time beginning upon the date of Commercial Launch of such Licensed Product in such country, subject to Section 6.3(b), and ending upon the latest of: (i) the [ * ] anniversary of such date of Commercial Launch; (ii) expiration of the last-to-expire issued Valid Claim within a Gilead Patent in such country claiming the manufacture, use or sale of such Licensed Product; and (iii) solely in the case of [ * ] such Licensed Product.

          (e)    Payment for Non-Patent Benefits.    This Section 9.3 is intended to provide for [ * ] of Net Sales set forth above for a [ * ] from Commercial Launch of each Licensed Product in each country, or a longer period if patents or other forms of regulatory exclusivity extend longer. In establishing this payment structure, the Parties recognize, and GSK acknowledges, the substantial value of the various actions and investments undertaken by Gilead prior to the Effective Date, and that Gilead will undertake under this Agreement, to preclinically and clinically develop the Current Product and the Current Pediatric Product. Such value is significant and in addition to the value of Gilead's grant to GSK of a patent license pursuant to Section 7.1, as it enables the rapid and effective market introduction of the Licensed Products for the Licensed Indication in the GSK Territory. These actions include, by way of example, the completion (to a sufficient extent) of Phase III Clinical Trials of the Licensed Product to provide support for NDA and other Marketing Authorization Application filings in the GSK Territory; the rights set forth herein for GSK to have access to Gilead's regulatory filings for the Licensed Product; the supply commitments and the willingness to transfer certain manufacturing Know-How as set forth in Article 8; the licenses under the Gilead Know-How; and ongoing access to Other Formulations and Other Indications developed by Gilead during the Term as set forth in Section 3.5. The Parties agree that the royalty payments calculated as a percentage of Net Sales and Other Sales (plus the license fee and the cost reimbursements provided for elsewhere herein) provide fair compensation to Gilead for these additional benefits, and that because Gilead is not being otherwise compensated under this Agreement for such additional benefits, a reduced royalty rate is not appropriate for Net Sales of Licensed Products at times when they are not covered by the Gilead Patents. The Parties have agreed to the payment structure set forth herein as a convenient and fair mechanism to compensate Gilead for these additional benefits.

          (f)    Example Calculation.    By way of example, if, in a single calendar year, aggregate Net Sales of a Licensed Product for Licensed Indications throughout the GSK Territory were equal to [ * ], Net Sales of such Licensed Product for the Licensed Indications in [ * ], and [ * ], then the royalty payable to Gilead hereunder for such total Net Sales would be calculated in the following manner:

Amount of Annual Net Sales throughout the GSK Territories [ * ]	Royalty Rate	Royalty Payment
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
Total Royalty		[ * ]

          (g)    Quarterly Payments and Reconciliation.    For purposes of calculating royalties due for the first three (3) quarters of Net Sales in a particular calendar year, GSK shall [ * ] to Net Sales of such Licensed Product in the year achieved prior to the time the Limit was reached in such year, and the Higher Rate to all Net Sales achieved thereafter in such year. In calculating the amount of the final royalty payment due hereunder in respect of Net Sales of such Licensed Product in such calendar year, GSK shall follow the example set forth in Section 9.3(f) to calculate the total royalty due for the year based on total Net Sales of such Licensed Product achieved in the year, and employing the simplifying assumption set forth in Section 9.3(c) [ * ] GSK shall subtract from such amount due for the year those royalty payments in respect of Net Sales in such calendar year that it has already made during such year. GSK shall pay the resulting final royalty payment due in respect of Net Sales of such Licensed Product in such calendar year in accordance with Section 9.5.

          (h)    Cross-Border Sales.    The Parties recognize that it is possible that Licensed Products originally sold in one country of the GSK Territory may be imported and resold in other countries of such Territory, and that pursuant to Section 9.3(a), [ * ] If Gilead believes that such activity [ * ] the Joint Committee shall discuss the matter in good faith and examine any market data that is available, and shall determine whether any such cross-border sales of Licensed Products is occurring. If the Joint Committee determines in good faith that such cross-border sales are occurring, then it shall [ * ]

        (i)    Korea and Taiwan.

              (i)  Notwithstanding the terms of Section 9.3(a), if in any one calendar year during the Term Net Sales of Licensed Products in either Korea or Taiwan (each referred to below in this Section 9.3(i) as a "territory") are less than: (1) [ * ] multiplied by (2) the [ * ] (a) the Net Sales of the Licensed Products in such calendar year in such territory and (b) the sales by any [ * ] in such territory in such calendar year pursuant to [ * ] with respect to such territory and calendar year), then GSK may [ * ] give written notice to Gilead no later than [ * ] after the end of such calendar year.

            (ii)  GSK shall provide with any such notice suitable supporting documentation [ * ] reasonably demonstrating that Net Sales in such territory in such calendar year are [ * ] in such territory. If Gilead disputes that such data supports GSK's assertion, such matter shall be resolved pursuant to Sections 16.1 and 16.2. If either Gilead agrees that such data supports such GSK assertion, or any such dispute regarding whether such data supports such assertion is resolved in GSK's favor, then thereafter the royalty due on Net Sales of Licensed Products in such territory pursuant to Section 9.3 shall be [ * ] of such Net Sales, and such royalties shall be due to Gilead for the longer of the time period that would otherwise apply pursuant to Section 9.3(d), or upon the [ * ] anniversary of the date such [ * ] became effective [ * ]

For clarity, any [ * ] shall be made, and any [ * ] pursuant to Section 9.3(i)(ii) shall apply, on a territory-by-territory basis, either as regards Korea, or as regards Taiwan, but not as aggregated across both such territories taken together.

        9.4    Contract Revenue on [ * ]

          (a)    Rate.    GSK shall pay Gilead an amount equal to:

              (i)  With respect to [ * ]

              (1)  [ * ]

            (ii)  With respect to [ * ]

in the case of each of (i) and (ii), during the applicable Contract Revenue Term, as determined on [ * ]

[ * ]

          (b)    Term.    "Contract Revenue Term" shall mean, on [ * ] within the GSK Territory, the period (i) [ * ] and (ii) ending upon [ * ] in such country.

          (c)    [ * ]

        9.5    Annual Exclusivity Determination With Respect to China.

          (a)    Annual Prospective Determination.    Whether Full Exclusivity, Semi-Exclusivity or Non-Exclusivity exists shall be determined on a Licensed Product-by-Licensed Product and calendar year-by-calendar year basis as set forth in this Section 9.5. Full Exclusivity shall be deemed to apply for each Licensed Product in each calendar year until a different level of Exclusivity is determined to apply with respect to such Licensed Product as provided herein. By [ * ] of each year, GSK shall submit to a senior executive of each Party with appropriate expertise designated by such Party, GSK's proposal for the type of Exclusivity [ * ] of the following year for each Licensed Product in China, which shall apply to [ * ] respect to sales in China during the [ * ] commencing on such [ * ]. GSK shall provide to such senior executives sufficient written information to enable them to understand the basis for such proposal by GSK. Prior to [ * ] of the year in which GSK submits such proposal to Gilead, such senior executives shall discuss GSK's proposal and determine the type of Exclusivity that will exist as of [ * ] of the following year and, accordingly, apply in the [ * ] with respect to China. If prior to [ * ] of such year, such senior executives have not made such determination, then either Party may proceed pursuant to seek resolution of the matter as set forth in Section 16.2.

          (b)    Market Share Determination.    If either Party believes that Semi-Exclusivity exists on the basis of the Chinese Market Share (as defined in Section 1.82) as measured by the latest available version of IMS for [ * ] with respect to a given Licensed Product in a given calendar year for which [ * ] then it shall give written notice to the other Party promptly after such data becomes available along with a copy of the relevant IMS report. The Joint Committee shall determine whether Semi-Exclusivity existed with respect to such calendar year based upon such IMS report. Any disputes among the Joint Committee with respect to whether Semi-Exclusivity shall be resolved pursuant to Sections 16.1 and 16.2. If it is determined (by the Joint Committee or pursuant to Section 16.1 or 16.2) that Semi-Exclusivity applied on the basis of the Chinese Market Share in a year for which GSK had [ * ] then GSK shall [ * ] of (i) the [ * ] that would apply in the case of [ * ] and the [ * ] that GSK applied to [ * ] throughout such year, [ * ] (ii) the Net Sales in China of the relevant Licensed Product in such calendar year.

        9.6    Combination and Bundled Products.

          (a)    Combination Products.    If GSK wishes to sell any Licensed Product in the form of a combination product containing one or more active ingredients in addition to ADV (each, an "Additional Active") (whether combined in a single formulation, or packaged as separate formulations sold as a single physical package) (a "Combination Product"), then GSK shall provide a written proposal to Gilead regarding the proposed Combination Product. GSK's proposal shall set forth [ * ] Gilead may [ * ] written proposal regarding the Combination Product, and [ * ] If Gilead [ * ] then the matter shall be submitted to the Joint Committee [ * ] Gilead's members of the Joint Committee [ * ] If Gilead's members of the Joint Committee [ * ] then their [ * ] be reasonable. If Gilead or the Joint Committee [ * ] to sell a Licensed Product as part of a Combination Product, then the Parties shall execute a written amendment to this Agreement providing for mechanisms to calculate Net Sales of the Combination Product hereunder prior to such permission becoming effective.

          (b)    Bundled Products.    If GSK, a GSK Affiliate or a Permitted Sublicensee wishes to sell a Licensed Product not as part of a Combination Product, but rather as part of a "bundle" of products (i.e., a group of products not formulated or packaged together but nonetheless sold or priced together) priced differently by virtue of being included in the bundle than they (or any of them) would be priced if sold separately (regardless of whether they are physically packaged together), then Section 9.6(a) shall apply mutatis mutandis to the procedure by which GSK would seek permission to include the Licensed Product in the bundle, [ * ] with respect thereto and the [ * ] relating to the bundle [ * ] as it does to the procedure by which GSK may [ * ] with respect thereto and the [ * ] relating to the Combination Product, [ * ] by Gilead.

        9.7    Other Payments by Distributors and Permitted Sublicensees.    If (i) any Distributor makes any payment or provides any other consideration, or (ii) any Permitted Sublicensee makes any payment or provides any other consideration that is [ * ] in either case to GSK or any of its Affiliates in consideration of being a distributor of or sublicensee for any Licensed Product, [ * ] then the Parties shall negotiate in good faith via their participation in the Joint Committee how such Other Payment shall be allocated between the Parties, giving due regard to the economic impact on Gilead relating to such Other Payment, and GSK shall pay to Gilead the portion of the Other Payment that the Parties decide to allocate to Gilead. The Parties acknowledge that any Other Payment may impact the amount that the Distributor would otherwise have to pay to GSK in consideration of the supply of Licensed Products, and/or how a Permitted Sublicensee may choose to price Licensed Products for purposes of making sales that will be included in the calculation of Net Sales hereunder, and thereby impact Gilead's economic interests under this Agreement. If the Parties are unable to decide how to allocate a particular Other Payment between the Parties within a period of [ * ] after the Joint Committee's discussions of the matter commence, then [ * ]

        9.8    Third-Party Royalties and Other Payments.    The royalties payable by GSK to Gilead under Section 9.3 shall be [ * ] relating to the manufacture, use, sale, offer for sale or importation of the Licensed Products by GSK, its Affiliates and Permitted Sublicensees as permitted hereunder. Gilead shall be responsible for [ * ] with respect to Net Sales of Licensed Products. [ * ] Except as provided above in this Section 9.7, [ * ]

        9.9    Royalty Payments and Reports.    All amounts payable to Gilead pursuant to Section 9.3 or 9.4 shall be paid in Dollars within [ * ] after the end of the calendar quarter in which the Net Sales or Other Sales giving rise to the royalty payment obligation were achieved, except as otherwise specifically provided herein. Each payment of royalties due to Gilead shall be accompanied by a statement, on a [ * ] in the GSK Territory, an [ * ] in the GSK Territory showing deductions provided for in Section 1.64 or 1.70 during such quarter, the [ * ] in the GSK Territory, [ * ] in the GSK Territory during such quarter and on a [ * ] and a calculation of the [ * ] for this relevant calendar quarter. The statement that must accompany the royalty payment that is due within [ * ] after the end of any calendar year shall show the calculations required under Section 9.3(g).

        9.10    Taxes.    Gilead and GSK shall be responsible for any and all taxes levied on amounts it receives under this Agreement, subject to the next sentence. If GSK or Gilead assigns this Agreement to an Affiliate or grants to an Affiliate a sublicense hereunder in a manner that adversely impacts Gilead or GSK economically due to increased taxes on amounts due to Gilead or paid by GSK, then GSK or Gilead shall pay to Gilead or GSK as the case may be an amount equal to the difference between the amount Gilead or GSK owes to the relevant tax authority on payments received or paid hereunder and the amount Gilead or GSK would have owed to such authority had this Agreement not been assigned or sublicensed to such GSK or Gilead Affiliate [ * ] this Agreement [ * ] it is [ * ] for a Licensed Product, then [ * ] If GSK is required by law, rule or regulation to withhold taxes from payments due Gilead hereunder, GSK will (i) deduct those taxes from the amount remittable to Gilead hereunder, (ii) promptly pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of payment to Gilead within [ * ] following that payment.

        9.11    Blocked Currency.    In any country where conversion of the local currency is blocked and such currency cannot be removed from the country, GSK shall pay Gilead in local currency by deposit in a local bank designated by Gilead, to the extent that this is permitted under the law of such country.

        9.12    Foreign Exchange.    For the purpose of computing the Net Sales of Licensed Products [ * ], sold in a currency other than Dollars, such currency shall be converted into Dollars as computed in the central GSK currency conversion system using the monthly rate of exchange established by GSK as part of its system for its own internal currency conversions, as audited for accuracy by GSK's independent auditor. The currency conversion system used by GSK shall be subject to audit by Gilead as described in Section 13.1, and, if not determined by the Joint Committee to be a system reflecting a reasonable average exchange rate of the currencies in question, shall be modified as necessary to effect currency conversion at a reasonable average exchange rate.

        9.13    Payments to or Reports by Affiliates.    Any payment required under any provision of this Agreement to be made to either Party, or any report required to be made by any Party, shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

        9.14    Late Payments.    Any amounts not paid by GSK when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which GSK has made a wire transfer of immediately available funds into an account designated by Gilead at a rate equal to the sum of [ * ] in the Money Rates section of the West Coast edition of the Wall Street Journal calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law.

        9.15    Accounting.    Each Party shall determine any costs and expenses that may be reimbursed to a Party under this Agreement or the Clinical Supply Agreement or Commercial Supply Agreement (including without limitation the amounts GSK shall pay to Gilead for supply of Licensed Products pursuant to the Clinical Supply Agreement and the Commercial Supply Agreement), if any, using its standard accounting procedures, consistently applied, to the maximum extent practical as if such Licensed Product were a solely owned product of the determining Party, except as specifically provided in this Agreement. The Parties also recognize that such procedures may change from time to time and that any such changes may affect the calculation of such costs and expenses. The Parties agree that, where such changes are economically material to either Party, adjustments shall be made to compensate the affected Party in order to preserve the same economics as reflected under this Agreement, the Clinical Supply Agreement and/or the Commercial Supply Agreement under the accounting Party's accounting procedures in effect as of the Effective Date.

        9.16    Third Party Licenses.    If, during the Term, GSK, in its sole discretion, deems it necessary to seek a license from any Third Party in order to avoid infringing such Third Party's patent rights in the course of practicing the licenses granted to GSK under Article 7, then GSK may credit against royalties otherwise due to Gilead in a particular calendar quarter pursuant to Section 9.3 [ * ] of any royalties GSK actually pays to such Third Party under such license net sales in such calendar quarter; provided, however, that in no event shall such credit operate to reduce the royalty due to Gilead pursuant to Section 9.3 in any calendar quarter to less than [ * ] of the royalty that would otherwise be payable hereunder in respect of such Net Sales, but for this Section 9.16.

        9.17    Compulsory Licenses.

          (a)  As used in this Section 9.17, "Compulsory License" shall mean a compulsory license under any Gilead Patent obtained by a Third Party through the order, decree, or grant of a governmental authority of competent jurisdiction, authorizing such Third Party to manufacture, use, sell, offer for sale or import a Substitutable ADV Product in any country within the GSK Territory.

          (b)  If GSK or Gilead learns that a Third Party is seeking a Compulsory License, then it shall so notify the other Party and the Parties shall use commercially reasonable efforts to oppose the granting of such Compulsory License. If either Party learns that a Third Party has obtained a Compulsory License, whether granted directly by Gilead to the Third Party or by GSK to such Third Party as required by the governmental authority, then such Party that has learned of the Compulsory License being granted shall promptly notify the other Party of such occurrence. If the [ * ] by the grantee of the Compulsory License is [ * ] than the [ * ] in the relevant country pursuant to [ * ], or [ * ] such Third Party with a [ * ] GSK, then the [ * ] with respect to Net Sales in such country of the Licensed Product for which the relevant Substitutable ADV Product is Substitutable shall be [ * ] applicable pursuant to such Compulsory License, the [ * ] in such country shall not apply and [ * ] that provide such [ * ] to the Third Party, respectively, in each case until such Compulsory License is no longer in effect or such Third Party is no longer selling such Substitutable ADV Product. For the avoidance of doubt, in the event that GSK becomes the licensor in relation to any Compulsory License issued above, then GSK's Net Sales in relation to the sales by such Third Party shall be [ * ] by GSK under such Compulsory License, and Gilead's [ * ] of GSK shall be calculated in accordance with Section 9.3.

ARTICLE 10

INTELLECTUAL PROPERTY

        10.1    Ownership of Inventions.    Each Party shall own any inventions made solely by its employees, agents or independent contractors in their activities hereunder. Inventions hereunder made jointly by employees, agents or independent contractors of each Party in the course of performing under this Agreement shall be owned jointly by the parties in accordance with joint ownership interests of co-inventors under U.S. patent laws ("Joint Inventions"). Inventorship shall be determined in accordance with U.S. patent laws.

        10.2    Prosecution of Patents.

          (a)    Gilead Patents.    Except as set forth in Sections 10.2(a), or 10.2(c) or (d), Gilead shall be responsible for the prosecution and maintenance of the Gilead Patents on a worldwide basis. GSK shall reimburse to Gilead [ * ] incurred with respect to the GSK Territory. GSK shall have the right to review and comment upon such prosecution by Gilead of the Gilead Patents in the GSK Territory. Gilead shall provide GSK with a copy of each submission to a patent authority in the GSK Territory regarding a Gilead Patent [ * ]after making such filing. If Gilead determines in its sole discretion to abandon or not maintain any patent application within the Gilead Patents anywhere in the GSK Territory, then Gilead shall provide GSK with [ * ] prior written notice of such determination (or such other period of time reasonably necessary to allow GSK to assume such responsibilities) and shall provide GSK with the opportunity to prosecute and maintain such patent application in the GSK Territory on behalf of Gilead [ * ].

          (b)    GSK Patents.    Except as set forth in this Section 10.2(b), or Section 10.2(c) or (d), GSK shall be responsible for the prosecution and maintenance of the GSK Patents [ * ]. Gilead shall have the right to review and comment upon GSK's prosecution of the GSK Patents in the Gilead Territory. GSK shall provide Gilead with a copy of each submission made to a patent authority in the Gilead Territory regarding a GSK Patent [ * ] after making such filing. If GSK determines in its sole discretion to abandon or not maintain any claim or patent application within the GSK Patents anywhere in the Gilead Territory, then GSK shall provide Gilead with [ * ] prior written notice of such determination (or such other period of time reasonably necessary to allow Gilead to assume such responsibilities) and shall provide Gilead with the opportunity to prosecute and maintain such claim or patent application in the Gilead Territory on behalf of GSK [ * ]

          (c)    Joint Patents.    Except as set forth in Section 10.2(d), with respect to Joint Inventions, the Parties shall [ * ] covering such Joint Invention (any such patent application and any patents issuing therefrom a "Joint Patent"). If either Party prosecutes a patent application covering a Joint Invention, such Party shall [ * ] except as provided in the final sentence of this paragraph. Except to the extent either Party is restricted by the licenses granted to the other Party and covenants contained herein, and to the extent permitted by law, each Party shall be entitled to [ * ] to the other Party. Either Party may disclaim its interest in any particular Patent or patent application covering a Joint Invention, in which case (i) the disclaiming Party shall assign its ownership interest in such Patent or patent application to the other Party for [ * ], (ii) the Party that is then the sole owner shall be solely responsible for all future costs of such Patent, and (iii) the disclaiming Party shall hold no further rights thereunder.

          (d)    ADV Patents.

              (i)  Subject to the licenses granted in Article 7, and except as provided in Section 10.2(d)(iii), GSK shall, and hereby does, assign to Gilead all of GSK's right, title and interest in and to [ * ] in the course of either Party's or the Parties' performance under this Agreement (each, an "ADV Patent").

            (ii)  Gilead shall prepare and file patent applications claiming such inventions owned by Gilead pursuant to Section 10.2(d)(i) in such form and in such countries as [ * ] and prosecute and maintain all related patents thereon in [ * ] provided, however, that Gilead may [ * ] such prosecution or maintenance. In such case Gilead shall [ * ] that was originally assigned to Gilead hereunder. Gilead shall provide to the Joint Committee [ * ] assigned to Gilead pursuant to Section 10.2(d)(i) at least [ * ] prior to the intended filing dates therefor. Expenses of filing, prosecuting and maintaining a Patent claiming an Invention that GSK assigned in whole or in part pursuant to Section 10.2(d)(i) to Gilead hereunder shall be borne as if such Patent were a Gilead Patent under Section 10.2(a) to the extent that such Patent otherwise meets the criteria set forth in Section 1.34.

            (iii)  With respect to ADV Patents that are granted in any jurisdiction within the European Union and ADV Patents that are United States Patents (each, an "Excluded ADV Patent"), GSK shall not be required to make the assignment set forth in Section 10.2(d)(i). In lieu of such assignment as applied to Excluded ADV Patents, GSK hereby grants Gilead a [ * ] license under the Excluded ADV Patents to [ * ] the inventions claimed by such Patents in the jurisdictions in which they are granted. Such license shall be [ * ]

          (e)    Administrative Protection.    Administrative Protection for Licensed Products and applications therefor, in light of their Patent-like nature and the fact that their availability will depend upon the status of various Gilead Patents, shall be applied for by Gilead as follows: Gilead shall apply for and maintain any such Administrative Protection for Licensed Products in China, in cooperation with, and with input and guidance from, GSK. In furtherance of Gilead's applications for Administrative Protection for Licensed Products, GSK shall [ * ] to applying for Administrative Protections for any Licensed Product hereunder; shall [ * ] in relation to such process; shall [ * ] for Administrative Protections for Licensed Products; and shall [ * ] that may be posed by reason of such activities by Gilead that may [ * ] such consent not to be unreasonably withheld. The Parties anticipate that they will interact regularly throughout such application process. In addition, Gilead shall [ * ] that Gilead makes with a Chinese governmental authority regarding Administrative Protection for a Licensed Product [ * ] To the extent that Chinese law does not allow Gilead to apply for and maintain Administrative Protections for Licensed Products, then the Joint Committee shall discuss and the Parties shall mutually agree to alternative procedures to permit GSK to apply for and maintain such Administrative Protections while allowing Gilead appropriate input into such process. Gilead shall use its [ * ] to support GSK in such process.

  GSK shall [ * ]associated with its activities in relation to Administrative Protection, to the extent set forth in Section 4.13.

        10.3    Patent Term Extensions.    The Joint Committee will determine for which, if any, of the Patents within the Gilead Patents, GSK Patents and Joint Patents in the GSK Territory the Parties will apply to extend the patent term with respect to Licensed Products, pursuant to patent term extension laws or regulations in the GSK Territory similar to the Patent Term Restoration Act or other similar laws and regulations affording an extension or restoration of patent terms in the United States (including without limitation any Supplementary Protection Certificates). Gilead or GSK (as directed by the Joint Committee) shall act with reasonable promptness in light of the development stage of Licensed Products to apply for any such extension. The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings, for example and without limitation, making available regulatory data and information. All activities of the Parties pursuant to this Section 10.3 shall be at [ * ].GSK shall [ * ] to comply with this Section 10.3.

        10.4    Non-Patent Regulatory Exclusivity.    GSK shall have the right to apply for regulatory exclusivity for the Licensed Products in the GSK Territory as provided in Section 4.7.

        10.5    Infringement of Patents by Third Parties.

          (a)    Notification.    Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Gilead Patents or GSK Patents of which it becomes aware (such infringement, "Infringement", and "Infringe" shall be interpreted accordingly).

          (b)    Competitive Infringement of Gilead Patents.

              (i)  First Right. Gilead shall have the first right, but not the obligation, to prosecute Infringement of the Gilead Patents in the GSK Territory by activities with products that are or would be competitive with Licensed Products ("Competitive Infringement"). Gilead shall [ * ] GSK's comments on any such prosecution. The Parties shall [ * ]incurred by Gilead with respect to any such prosecution.

            (ii)  Back-up Right for Competitive Infringement in the GSK Territory. If Gilead does not bring action to prosecute Competitive Infringement within [ * ] after notification thereof to or by Gilead pursuant to Section 10.5(a) (or within [ * ] after the date upon which notification thereof to GSK should have been given by Gilead pursuant to Section 10.5(a) hereof), then GSK shall have the right, but not the obligation, to bring, [ * ], an appropriate action against any person or entity engaged in such Infringement directly or contributorily; provided, however, that such action is brought in the GSK Territory and is exclusively to prevent products that are or would be competitive with any Licensed Product from being marketed or sold in the GSK Territory.

            (iii)  Participation with Respect to Competitive Infringement. The Party not bringing an action with respect to Competitive Infringement under this Section 10.5(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall cooperate fully with the Party bringing such action.

          (c)    Other Infringement of Gilead Patents.    For all Infringement of Gilead Patents anywhere in the world (including without limitation in the GSK Territory) other than that described in Section 10.5(b), Gilead shall [ * ] to prosecute such Infringement, and as between the Parties shall [ * ]. GSK shall reasonably cooperate with Gilead, at Gilead's request, in any such action.

          (d)    Joint Patents.    With respect to Third Party Infringement of Joint Patents other than that Infringement described in Sections 10.5(a) and (b), the Parties shall confer and take such action in such manner as they shall agree. If the Parties are unable after a reasonable period of time to agree on how to proceed, then each Party may exercise its rights as joint owner of the affected Joint Patent in accordance with Section 10.1. The Parties shall allocate their expenses and recoveries in relation to such actions as they shall agree, provided that unless the Parties otherwise agree in writing, they shall divide such recoveries as set forth in Section 10.5(h).

          (e)    Infringement of GSK Patents Outside the GSK Territory by Competitive Product Infringement.    If the Infringement is of a GSK Patent and involves or would involve a product that is or would be competitive with Licensed Products outside of the GSK Territory, GSK shall have the first right, but not the obligation, to bring, [ * ], an appropriate action against the person or entity Infringing a GSK Patent (including any Joint Patent) directly or contributorily. If GSK does not bring such action within [ * ] in the case of an action brought under the Hatch-Waxman Act) of notification thereof to or by Gilead, Gilead shall have the right, but not the obligation, to bring at [ * ], such appropriate action. The Party not bringing an action under this Section 10.5(e) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall cooperate fully with the Party bringing such action.

          (f)    Other Infringement of GSK Patents.    For all Infringement other than that described in Section 10.5(e) that involves a GSK Patent that is not a Joint Patent, GSK shall have the exclusive right, but not the obligation, to bring, [ * ], an appropriate action against any person or entity Infringing a GSK Patent directly or contributorily.

          (g)    Settlement.    Gilead shall not settle a claim brought under this Section 10.5 involving GSK Patents or Gilead Patents in a manner that would [ * ], or impair the exclusivity of GSK's rights hereunder, in each case without the prior written consent of GSK (which consent shall not be unreasonably withheld or delayed). GSK shall not settle a claim brought under this Section 10.5 involving Gilead Patents or GSK Patents that would [ * ] without the prior written consent of Gilead (which consent shall not be unreasonably withheld or delayed).

          (h)    Allocation of Proceeds.    If either Party recovers monetary damages from any Third Party in an action brought under Section 10.5(b), Section 10.5(d) or Section 10.5(e), [ * ], such recovery shall be allocated first to the [ * ], and any remaining amounts shall be split as follows:

              (i)  the portion of any such remaining amounts that represents recovery for Competitive Infringement ("Remaining Competitive Recovery") shall be allocated to Gilead in an amount [ * ], and the remaining portion of the Remaining Competitive Infringement shall be allocated to [ * ];

            (ii)  the portion of any such remaining amounts that represents recovery for Infringement involving a product that [ * ], shall be allocated to the Parties in accordance with [ * ] the underlying Infringement action; and

            (iii)  the portion of any such remaining amounts that represents recovery for Infringement in an action brought pursuant to Section 10.5(d) shall be split [ * ] to GSK and [ * ] to Gilead, unless GSK and Gilead agree in writing to a different allocation.

        10.6    Infringement of Third Party Rights.

          (a)    Notice. If any Licensed Product manufactured, used or sold by either Party, its Affiliates, licensees or sublicensees becomes the subject of a Third Party's claim or assertion of infringement of a Patent granted by a jurisdiction within the GSK Territory relating to the manufacture, use, sale, offer for sale or importation of Licensed Product, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action.

          (b)    Defense. [ * ] shall have the first right, but not the obligation, to defend any such claim, with [ * ] to conduct such defense being [ * ].    If Gilead does not commence actions to defend such claim within [ * ] after it receives notice thereof [ * ] after it should have given notice thereof [ * ] as required by Section 10.6(a)), then [ * ] shall have the right, but not the obligation, to control the defense of such claim by counsel of its choice, at [ * ].    The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim, including if required to conduct such defense, furnishing a power of attorney.

          (c)    Settlement.    Neither Party shall enter into any settlement of any claim described in this Section 10.6 that affects the other Party's rights or interests without such other Party's written consent, which consent shall not be unreasonably withheld or delayed. Gilead shall have the [ * ] to GSK upon reasonable notice, including without limitation if GSK fails to agree to a settlement that Gilead proposes.

        10.7    Patent Marking.    GSK (or its Affiliate, Permitted Sublicensee or Distributor) shall mark Licensed Products marketed and sold by GSK (or its Affiliate, Permitted Sublicensee or Distributor) hereunder with appropriate patent numbers or indicia at Gilead's request to the extent permitted by law, in those countries in which such markings such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.

        10.8    Selection and Registration of Product Trademarks.    In accordance with Section 7.6, GSK may select and own its own trademarks for use in connection with the sale of Licensed Products within the GSK Territory, in addition to the Gilead-owned trademarks to which GSK has a license pursuant to such Section. Each Party shall be responsible for registering and maintaining its own trademarks, at its own expense. GSK shall cooperate with Gilead, [ * ], in the preparation, execution or recording of any documents necessary to register or otherwise protect the Gilead Marks and Gilead Product Marks.

        10.9    Infringement of Trademarks by Third Parties.    With respect to any trademarks associated with Licensed Products within the GSK Territory, each Party shall notify the Joint Committee promptly upon learning of any actual, alleged or threatened infringement of any trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, against such trademark (hereinafter "TM Infringement"). Upon learning of such TM Infringement, the Joint Committee [ * ]. In the absence of other agreement [ * ], to bring an action to address such TM Infringement, in which case such Party [ * ]. The Party who was granted a license under the trademark in issue shall fully cooperate with the Party Controlling such trademark in any such litigation, at the expense of the Party owning such trademark. In the event that the Party owning such trademark does not proceed with the litigation, the Party which has been granted a license of the trademark shall [ * ] from such litigation.

        10.10    Patent Oppositions and Other Proceedings.

          (a)    Third-Party Patent Rights.    If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination or other attack upon the validity, title or enforceability of a Patent owned or Controlled by a Third Party that covers the manufacture, use for a Licensed Indication or sale of any Licensed Product, such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action. Gilead shall have the exclusive right, but not the obligation, to bring at its own expense and in its sole control such action in the Gilead Territory. Gilead shall have the first right, but not the obligation, to bring at its own expense and in its sole control such action in the GSK Territory. If Gilead does not bring such an action within the GSK Territory, within [ * ] of notification thereof pursuant to this Section 10.10(a) (or earlier, if required by the nature of the proceeding), then GSK shall have the right, but not the obligation, to bring, at GSK's sole expense, such action. The Party not bringing an action under this Section 10.10(a) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action. Any awards or amounts received in bringing any such action shall be first allocated to [ * ].

          (b)    Parties' Patent Rights.    If a Gilead Patent or a GSK Patent becomes the subject of any proceeding commenced by a Third Party within the GSK Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then the Party owning or Controlling such Patent shall control such defense at its sole cost; provided that if such action relates to a Joint

  Patent, the Parties shall confer and determine which Party shall control such action. The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under law, and to be represented by its own counsel in such proceeding, at the non-controlling Party's expense. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third-Party action at its own expense. Any awards or amounts received in defending any such Third-Party action shall be allocated [ * ].

          (c)    Noncontravention.    Nothing in this Section 10.10 shall be deemed to relieve either Party of its obligations under Article 12.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

        11.1    Mutual Representations and Warranties.    Each Party hereby represents, warrants and covenants (as applicable) to the other Party as follows:

          (a)    Corporate Existence and Power.    It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

          (b)    Authority and Binding Agreement.    As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

          (c)    No Conflict.    It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement shall not result in a breach of any other contract to which it is a Party.

          (d)    Regulatory Data.    The regulatory data it provides to the other Party as required under this Agreement shall be complete and accurate in all material respects.

          (e)    No Misappropriation.    It has not and shall not misappropriate the trade secret of another in the course of performing its activities to develop or Commercialize Licensed Products.

          (f)    No Debarment.    In the course of the development of Licensed Products, such Party shall not use, during the term of this Agreement, any employee or consultant who has been debarred by the FDA or Regulatory Authorities, or, to the best of such Party's knowledge, who is the subject of debarment proceedings by the FDA or Regulatory Authorities.

          (g)    Rights in Technology.    As of the Effective Date, each of Gilead and GSK has sufficient right in and to its Know-How and Patents, free and clear of any conflicting Third-Party rights, to grant the rights set forth in this Agreement. During the Term, each Party shall devote Diligent Efforts not to diminish the rights (under Know-How and Patents owned or Controlled by it) granted to each other herein, including without limitation by not committing or permitting any acts or omissions which would cause the material breach of any agreements between itself and Third Parties which provide for intellectual property rights applicable to the development, manufacture, use or sale of Licensed Products. Each Party agrees to provide promptly to the other Party notice of any such alleged breach. As of the Effective Date, each Party is in compliance in all material respects with any such agreements with Third Parties.

        11.2    Gilead.    Gilead represents and warrants to GSK as follows:

          (a)    Non-Infringement of Gilead Technology by Third Parties.    As of the Effective Date, [ * ], the Key Gilead Personnel have no actual knowledge of any activities by Third Parties which would constitute infringement or misappropriation of the Gilead Technology within the GSK Territory.

          (b)    Non-infringement of Third Party Rights.    As of the Effective Date, the Key Gilead Personnel have not received any written notice of any claim that any Patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of the Current Product in the GSK Territory.

          (c)    Claims.    To the knowledge of the Key Gilead Personnel, (i) Gilead has not received any written claim or demand of any person or entity, (ii) no proceeding is pending that challenges Gilead's ownership or Control, as applicable, of the Gilead Patents, and (iii) the Gilead Patents are not subject to any pending re-examination, opposition, interference or litigation proceedings.

          (d)    Due Diligence.    The clinical and regulatory data regarding the Current Product that Gilead has provided to GSK prior to the Effective Date is true and accurate in all material respects as of the date provided to GSK, and Gilead has, to its knowledge as of the Effective Date, provided GSK with access to [ * ] clinical and regulatory data regarding the Current Product [ * ].

        11.3    Disclaimer.    GSK understands that Licensed Products are the subjects of ongoing clinical research and development and that Gilead cannot assure the safety or usefulness of Licensed Products. Gilead makes no warranty except as set forth in this Article 11 concerning its Patents or Know-How.

        11.4    No Other Representations.    THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 11 AND IN SECTION 5.5 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 12

INDEMNIFICATION

        12.1    Indemnification by Gilead.    Gilead hereby agrees to defend, hold harmless and indemnify (collectively "Indemnify") GSK and its Affiliates, agents, directors, officers and employees (the "GSK Indemnitees") from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys' fees (collectively "Losses") resulting from Third Party suits, claims, actions and demands (each, a "Third Party Claim") arising directly or indirectly out of (i) a breach of any of Gilead's representations and warranties or covenants pursuant to Article 11 (including without limitation any conflict between Gilead's obligations and activities under this Agreement and the IOCB/Rega. License); or (ii) the development, use, sale, offer for sale or importation of Licensed Products by Gilead or its Affiliates and licensees in the Gilead Territory. Gilead's obligation to Indemnify the GSK Indemnitees pursuant to this Section 12.1 shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any GSK

Indemnitee (; (B) arise from any breach by GSK of this Agreement; or (C) are Losses for which GSK is obligated to Indemnify the Gilead Indemnitees pursuant to Section 12.2. Notwithstanding any other term of this Section 12.1, Gilead hereby confirms that it shall remain liable to Indemnify GSK in accordance this Section 12.1 in relation to any [ * ].

        12.2    Indemnification by GSK.    GSK hereby agrees to Indemnify Gilead and its Affiliates, agents, directors, officers and employees (the "Gilead Indemnitees") from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (i) a breach of any of GSK's representations and warranties or covenants pursuant to Article 11; [ * ]; (ii) the development, manufacture, storage, handling, use, sale, offer for sale or importation of Licensed Products by GSK or its Affiliates, Permitted Sublicensees or Distributors in the GSK Territory; or (iii) GSK's (or its Affiliates', Distributors' and Permitted Sublicensees') use of the Gilead Product Marks. GSK's obligation to Indemnify the Gilead Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any Gilead Indemnitee; (B) arise from any breach by Gilead of this Agreement; or (C) are Losses for which Gilead is obligated to Indemnify the GSK Indemnitees pursuant to Section 12.1. Notwithstanding any other term of this Section 12.2, GSK hereby confirms that it shall remain liable to Indemnify Gilead in accordance this article 12.2 in relation to any [ * ].

        12.3    Procedure.    To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 12 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party's written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 12.1 and 12.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 12.1 and 12.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 12.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

        12.4    Insurance.    Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested with human subjects or commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit of either Party's liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other with written evidence of such insurance upon request. Each Party shall provide the other with written notice at least [ * ] prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

        12.5    Limitation of Liability.    EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 12, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND PERMITTED SUBLICENSEES SHALL BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

ARTICLE 13

RECORDS; AUDITS; PUBLICATIONS

        13.1    Records; Audits.    Each Party shall keep or cause to be kept such records as are required to determine, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including, but not limited to transfer prices under the Clinical Supply Agreement and the Commercial Supply Agreement, Net Sales and Other Sales. At the request (and expense) of either Party, the other Party and its Affiliates and licensees and sublicensees shall permit an independent certified public accountant appointed by such Party and reasonably acceptable to the other Party, accompanied by representatives of the financial department of the audited Party at reasonable times, upon reasonable notice and no more frequently than once per calendar year, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than [ * ] prior to such Party's request, the correctness or completeness of any report or payment made under this Agreement. The auditor's reports of any such examination shall be (i) limited to information relating to the Licensed Products, (ii) made available to both Parties, and (iii) subject to Article 14. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses an underpayment of more than [ * ] from the amount of the original report, royalty or payment calculation. In such case, the Party being audited shall bear the full cost of the performance of such audit.

        13.2    Publications.    [ * ] shall not publish or present the results of studies carried out under this Agreement without the opportunity for prior review by [ * ] the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Licensed Product at least [ * ] prior to their intended submission for publication. [ * ] agrees, upon request, not to submit any such abstract or manuscript for publication, or to make such presentation, until [ * ] is given a reasonable period of time to secure patent protection for any material in such publication or presentation which it believes to be patentable. [ * ] understands that a reasonable commercial strategy may require delay of publication or presentation of information or filing of patent applications. [ * ] shall discuss such delays of publication or presentation if so requested by [ * ]. The Marketing Committee shall review such requests and facilitate further discussions between the Parties. [ * ] shall not have the right to publish or present [ * ] Confidential Information. Nothing contained in this Section 13.2 shall prohibit the inclusion of information necessary to file a patent application with a government authority, provided that [ * ] is given a reasonable opportunity to review the information to be included prior to submission of such patent application. [ * ] shall [ * ] by [ * ] to [ * ] regarding Licensed Products at [ * ] and any of [ * ] for Licensed Products for Licensed Indications.

ARTICLE 14

CONFIDENTIALITY

        14.1    Treatment of Confidential Information.    The Parties agree that during the Term, and for a period of [ * ] after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to maintain Confidential Information in confidence); (ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except for disclosures made in confidence to any Third Party pursuant to a plan approved by the Joint Committee or to its licensees or sublicensees who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 14; and (iii) not use such Confidential Information for any purpose except those purposes permitted by this Agreement.

        14.2    Authorized Disclosure.    Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

          (a)  to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the Party required to disclose Confidential Information shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party;

          (b)  to the extent and to the persons and entities required by rules of the National Association of Securities Dealers;

          (c)  as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary; and

          (d)  as required by the IOCB/Rega License.

        14.3    Publicity; Terms of Agreement.

          (a)  The Parties agree that the material terms of this Agreement are included within the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 14.3. The Parties have agreed to make a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit F upon or after execution of this Agreement.

          (b)  After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld. A Party commenting on such a proposed press release shall provide its comments, if any, within [ * ] after receiving the press release for review. Gilead shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals in the GSK Territory as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to GSK's review of such an announcement, GSK may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information as to the terms of this Agreement that have already been publicly disclosed by such Party in accordance with this Section 14.3 or by the other Party. Either Party may disclose the terms of this Agreement to potential investors who are bound in writing by obligations of non-disclosure and non-use of the terms of this Agreement at least as stringent as those contained in this Article 14.

          (c)  The Parties acknowledge that Gilead may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the "SEC"). Gilead shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to Gilead. In the event of any such filing, Gilead will provide GSK with a copy of the Agreement marked to show provisions for which Gilead intends to seek confidential treatment and shall reasonably consider and incorporate GSK's comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. GSK recognizes that United States laws and SEC policies and regulations to which Gilead is subject may require Gilead to publicly disclose certain terms of this Agreement that neither of the Parties wishes to disclose, and that Gilead is entitled hereunder to make such required disclosures.

ARTICLE 15

TERM AND TERMINATION

        15.1    Term.    This Agreement shall become effective on the Effective Date and shall remain in effect, unless earlier terminated pursuant to this Article 15, with respect to each Licensed Product in each country within the GSK Territory until the expiration of the last Royalty Term relating to sales of such Licensed Product as provided in Article 9 in such country, and in its entirety upon the expiration of the last-to-expire Royalty Term for any Licensed product hereunder. Upon expiration of the Royalty Term for a particular Licensed Product in a particular country of the GSK Territory,

          (a)  GSK's license pursuant to Section 7.6(b) shall automatically become perpetual and shall be fully paid;

          (b)  GSK's non-exclusive license under the Gilead Know-How pursuant to Section 7.3 shall automatically become perpetual upon GSK's notice to Gilead that GSK elects to benefit from such perpetual license; and

          (c)  Gilead's licenses pursuant to Sections 7.2 and 7.4 shall automatically become perpetual and non-exclusive upon Gilead's notice to GSK that Gilead elects to benefit from such perpetual license.

If GSK notifies Gilead pursuant to subsection (b) that GSK [ * ] from the license therein described, or Gilead notifies GSK pursuant to subsection (c) that Gilead [ * ] from the licenses therein described, then the Parties shall [ * ] under the relevant body of intellectual property, based upon the [ * ] upon the expiration of such Royalty Term or this Agreement, as applicable, promptly after the date of such a notice from one of the Parties. If the Parties are unable to reach agreement as to such [ * ] after the date of such notice, then either Party may refer the matter for resolution pursuant to Sections 16.1 and 16.2. [ * ], GSK shall not owe Gilead any royalty in respect of sales of a given Licensed Product in a given country in which the Royalty Term therefor has expired.

        15.2    Elective Termination.    GSK shall have, at any time, the right to terminate this Agreement at will in its entirety upon twelve (12) months written notice to Gilead. If GSK terminates this Agreement pursuant to this Section 15.2, GSK shall provide Gilead with all reasonable assistance during the twelve (12) month notice period to effect the transfer of all regulatory activities, regulatory filings and Regulatory Approvals in the GSK Territory for Licensed Product(s), including without limitation the other transition activities set forth in Section 15.4, all as further set forth in such Section. GSK shall not, during such twelve (12) month notice period, take any action that could adversely affect or impair the further development and Commercialization of Licensed Products. The Joint Committee shall coordinate the wind-down of GSK's efforts under this Section 15.2.

        15.3    Termination for Breach.

          (a)    Notice.    If either Party believes that the other is in material breach of this Agreement with respect to one or more Licensed Products, then the Party holding such belief (the "Non-breaching Party") may deliver notice of such breach to the other Party (the "Notified Party"). The Notified Party shall have [ * ] to cure such breach to the extent involving non-payment of amounts due hereunder, and [ * ] to either cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such [ * ] period, to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing. Following delivery of such a plan, the notified Party shall devote Diligent Efforts to carry out the plan and cure the breach. This Section 15.3(a) shall not apply to any failure by GSK under Article 6, for which an alternative cure period is provided in Section 6.4.

          (b)    Failure to Cure.    If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 15.3(a) or Section 6.4, the Non-breaching Party may terminate this Agreement either in its entirety or with respect to one or more Licensed Products upon written notice to the Notified Party; [ * ]. If Gilead elects to terminate this Agreement with respect to a [ * ], then such country shall not longer be included in the GSK Territory, the licenses granted GSK hereunder shall terminate with respect to such country, and the provisions of Section 15.6, which regard transitional matters, shall apply with respect to such country.

          (c)    Disputes.    If a Party gives notice of termination under this Section 15.3 and the other Party disputes whether such termination is proper under this Section 15.3, then the issue of whether this Agreement may properly be terminated upon expiration of the notice period (unless such breach is cured as provided in Section 15.3(a)) shall be resolved in accordance with Article 16. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective [ * ] following the date of the notice of termination. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

        15.4    Fee upon Certain Terminations.    If, prior to the later of (i) the [ * ] anniversary of the Effective Date and (ii) the date by which [ * ]

          (a)  GSK notifies Gilead in writing that GSK is terminating this Agreement pursuant to Section 15.2, unless such notice is provided within [ * ] after Gilead notifies GSK in writing that Gilead (i) has received formal notification from the [ * ] Regulatory Authority that the Current Product is not approvable in the [ * ] (ii) has formally withdrawn its NDA for the Current Product from consideration by the [ * ] or (iii) has withdrawn the Current Product from commercial availability [ * ] in such country (promptly after the occurrence of any of which events Gilead shall notify GSK); or

          (b)  Gilead notifies GSK that it intends to terminate this Agreement in its entirety pursuant to Section 15.3 for GSK's breach of its diligence obligations, and [ * ], and this Agreement ultimately terminates as a result of such notice, then GSK shall pay to Gilead an [ * ] equal to the [ * ] for which the [ * ] had not been [ * ] (without [ * ] in respect of [ * ].

        15.5    Termination for Bankruptcy/Insolvency.

          (a)  Either Party may terminate this Agreement (i) if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Party or of its assets, or (ii) if the other Party proposes a written agreement of composition or extension of its debts, or (iii) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or (iv) if the other Party proposes or is a party to any dissolution or liquidation, or (v) if the other Party makes an assignment for the benefit of creditors.

          (b)  Notwithstanding the bankruptcy of Gilead, or the impairment of performance by Gilead of its obligations under this Agreement as a result of bankruptcy or insolvency of Gilead, GSK shall be [ * ], subject to Gilead's rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

          (c)  All rights granted under or pursuant to this Agreement by Gilead to GSK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The Parties agree that GSK, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by GSK of its pre-existing obligations under this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Gilead under the U.S. Bankruptcy Code, GSK shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to GSK (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by GSK, unless Gilead elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Gilead upon written request therefor by GSK; provided, however, that upon Gilead's (or its successor's) written notification to GSK that it is again willing and able to perform all of its obligations under this Agreement, GSK shall promptly return all such tangible materials to Gilead, but only to the extent that GSK does not require continued access to such materials to enable GSK to perform its obligations under this Agreement.

        15.6    Gilead Rights upon Certain Terminations of the Agreement or as to Certain Licensed Products.    If Gilead terminates this Agreement pursuant to Section 15.3 for GSK's material breach of this Agreement, in whole or in part, or GSK terminates this Agreement pursuant to Section 15.2, then:

          (a)    Reverted Products.    All Licensed Products shall thereafter be deemed to be "Reverted Products" in the country or countries as to which this Agreement terminates.

          (b)    Trademark License.    GSK hereby grants to Gilead a [ * ], to use the GSK Product Marks in connection with the [ * ] (collectively "Permitted Uses"). Promptly after the applicable termination of this Agreement, GSK shall immediately discontinue all use of the Gilead Marks, and the Gilead Product Marks in such country or countries. GSK shall execute any documents required to assign its interest in the GSK Product Marks, Gilead Product Marks, Gilead Marks, and any goodwill that GSK has acquired or developed in any of the foregoing, to Gilead in the relevant country or countries.

          (c)    Regulatory Filings.    To the extent permitted by law, GSK shall transfer to Gilead all INDs, Marketing Authorization Applications, Regulatory Approvals, Administrative Protections, Class I Certifications and Class II Certifications for Reverted Products that GSK holds as of the time of such termination in the relevant country or countries. In the event of such a termination, GSK shall take all actions reasonably necessary to effect such transfer of such INDs, Marketing Authorization Applications, Regulatory Approvals, Administrative Protections, Class I Certifications and Class II Certifications for Reverted Products to Gilead.

          (d)    Technology Licenses.    The licenses granted by Gilead to GSK under Article 7 shall terminate with respect to Reverted Products in the relevant country or countries. GSK shall, [ * ] in the relevant country or countries.

          (e)    No Further Representations.    GSK shall discontinue making any representation regarding its status as a licensee of or distributor for Gilead in the GSK Territory or Major GSK Country, as applicable, for all Reverted Products, and shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of the Reverted Product in the GSK Territory, or Major GSK Country, as applicable.

          (f)    Transition Assistance.    GSK shall also provide such assistance, [ * ], as may be reasonably necessary to transfer and/or transition over a reasonable period of time to Gilead [ * ] in the GSK Territory or Major GSK Country, as applicable, to the extent [ * ], including without limitation [ * ]in the GSK Territory or Major GSK Country, as applicable. To the extent that any [ * ] for the

  GSK Territory or Major GSK Country, as applicable, is [ * ], then GSK shall reasonably cooperate with Gilead to [ * ] to Gilead. In addition, to the extent that GSK or a GSK Affiliate is then manufacturing Licensed Products for the GSK Territory or Major GSK Country, as applicable, GSK shall continue to manufacture Licensed Products for Gilead's use in the GSK Territory or Major GSK Country, as applicable, for [ * ], as applicable, in addition to that which it had in place for its use outside the GSK Territory. Such period shall be no less than [ * ] unless otherwise requested by Gilead.

          (g)    Remaining Inventories.    If this Agreement is terminated in a country or countries, Gilead shall have the right to purchase from GSK all of the inventory of Licensed Product held by GSK as of the effective date of such termination in such country or countries at a price [ * ] such inventory. Gilead shall notify GSK within [ * ] after notice pursuant to the applicable Section by a Party of such a termination whether Gilead elects to exercise such right. If Gilead does not exercise such right, then GSK shall [ * ] after the effective date of such termination.

        15.7    GSK Rights upon Certain Terminations.    If GSK terminates this Agreement pursuant to Section 15.3, then the licenses granted to it in Article 7 with respect to one or more Licensed Products (each, a "Surviving Product") shall survive such termination until the term of this Agreement would otherwise expire under Section 15.1. After any such termination, GSK shall have no further obligations under this Agreement with respect to any such Surviving Product other than the payment of royalties pursuant to Section 9.3 and provisions related to the payment of such royalties, which shall continue in effect for as long as GSK is required to pay such royalties as required by Section 9.3 (the "Surviving Product Term"), together with any other obligations that survive termination of this Agreement as provided in Section 15.6. In addition, each Party's indemnification obligations with respect to GSK's Commercialization of such Licensed Product(s) under Article 12 shall survive for the Surviving Product Term.

        15.8    Survival.    The following provisions shall survive any expiration or termination of this Agreement for the period of time specified: Articles 12, 14, 15, 16 and 17 and Sections 4.5 and 4.8 (each solely as applied to quantities of Licensed Product sold during the Term); 7.2 and 7.4 (as applied to GSK Patents and GSK Know-How existing during the Term, but solely to the extent and on the terms set forth in Section 15.1 in the case of a survival after expiration of the Term in accordance with such Section); 7.11; 10.1; 10.2(c); 10.2(d); 10.5, 10.6 and 10.9 (but solely with respect to infringement alleged to have occurred during the Term); and 13.1. In the case of any of the foregoing and any other Section that by their terms explicitly survive beyond the Term, each such Section shall survive beyond the Term only for the length of time specified in such Section. The foregoing provisions that survive in the event of any expiration or termination of this Agreement shall survive in addition to those that survive any termination under Section 15.4 or 15.5, as specifically provided in such Sections. Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. The remedies provided in this Article 15 are not exclusive of any other remedies a Party may have in law or equity.

ARTICLE 16

DISPUTE RESOLUTION

        16.1    Disputes.    The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 16.1 if and when a dispute arises under this Agreement. Subject to Section 16.4, all disputes arising under this Agreement shall be discussed first by the Joint Committee. If the Joint Committee is unable to resolve any dispute within [ * ] after such dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to a senior executive officer for each Party for attempted resolution by good faith negotiations within [ * ]after such notice is received. (Subject to Section 16.4 each Party shall designate its own senior executive officer for such negotiations.) If the senior executive officers designated by the Parties are not able to resolve such dispute within such [ * ] period, either Party may at any time thereafter pursue any legal or equitable remedy available to it.

        16.2    Governing Law; Judicial Resolution.    Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the [ * ] without regard to its conflicts of law rules. Any dispute arising under this Agreement shall be submitted to a state or federal court of competent jurisdiction within the [ * ] except as otherwise expressly provided in this Agreement. Each Party hereby waives any defenses it may have to the personal jurisdiction and venue of such courts including without limitation the defense of forum non conveniens.

        16.3    Patent and Trademark Dispute Resolution.    Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Licensed Product or of any trademark rights relating to any Licensed Product shall be submitted to a court of competent jurisdiction in the territory in which such patent or trademark rights were granted or arose. Without limitation, the Parties agree that a material breach of any obligations in Section 7.6(c) of this Agreement is likely to cause irreparable harm to Gilead, for which damages would not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, upon an adequate showing of material breach of such Section, and without further proof of irreparable harm other than this acknowledgement, Gilead shall be entitled to (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances.

        16.4    Industry Expert Resolution of Certain Disputes.

          (a)    Referable Issues.    The following issues shall be submitted for resolution and finally determined under this Section 16.4 rather than under Section 16.2: [ * ] (each such issue or matter, a "Referable Issue"). Only Referable Issues, and no other issues or disputes arising under this Agreement, shall be resolved as set forth in this Section 16.4.

          (b)    Finality of Decision.    The resolutions of Referable Issues made pursuant to this Section 16.4 shall be final resolutions and shall not be subsequently reviewable or justiciable in a court of law.

          (c)    Industry Expert Resolutions.    Within [ * ] after a Party refers a Referable Issue for Industry Expert resolution, each Party shall [ * ] with either Party or with either Party's Affiliates, sublicensees or business partners, and (iii) that does not have any direct or indirect interest of any kind in the resolution of the issue to be submitted for Industry Expert resolution (a person having such characteristics, a "Qualified Individual"). If the Parties are able to agree as to one of the Qualified Individuals proposed by a Party to resolve the Referable Issue within [ * ] after the date by which the Parties' notices to identify Qualified Individuals are due pursuant to the foregoing sentence, then that person shall be the "Industry Expert." If the Parties are unable to agree as to such a person within such [ * ] period, then within [ * ] after expiration of such [ * ] period, the [ * ] Qualified Individuals chosen by the Parties shall select another Qualified Individual before whom such Referable Issue shall be resolved, and that person shall be the "Industry Expert." Each Party shall submit written materials to the other Party and to the Industry Expert relating to the matters in issue within [ * ] after the selection of the Industry Expert (whether by agreement of the Parties, or by the Qualified Individuals designated by them). Each Party shall then have [ * ] to submit a written rebuttal to the other Party's materials to such other Party and to the Industry Expert. The Industry Expert shall have the [ * ]; provided that the Industry Expert and the Parties shall not engage in any ex parte communications, and the Industry Expert shall be bound by confidentiality to the Parties. Each Party shall cooperate with the Industry Expert and facilitate her or his efforts. In accordance with Section 16.4(b)(ii), the Industry Expert's determination of any Referable Issue before him or her shall be dispositive as to such Referable Issue, and such determination shall be given retroactive effect.

          (d)    Interim Performance; Costs.    Until the determination of a Referable Issue is delivered to the Parties pursuant to Section 16.4(c), the Parties shall continue to perform their obligations under this Agreement in good faith and make any applicable payments accordingly. The Parties shall bear all expenses incurred pursuant to this Section 16.4 equally.

ARTICLE 17

MISCELLANEOUS

        17.1    Entire Agreement; Amendment.    This Agreement, including the Exhibits hereto and together with the Other Clinical Trial Agreements, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof, including without limitation the Confidential Disclosure Agreement between Affiliates of the Parties dated October 26, 2000 and the Secrecy Undertaking between Affiliates of the Parties dated April 30, 1998. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

        17.2    Force Majeure.    Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including without limitation, an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payor because of a force majeure affecting the payor.

        17.3    Notices.    Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered, or if sent by facsimile, electronic transmission confirmed. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Gilead:	Gilead World Markets, Limited Queensgate House South Church Street P.O. Box 1234GT Grand Cayman Cayman Islands Attn: Gregg H. Alton, Director Fax: (650) 522-5537
With Copies to:	Gilead Sciences, Inc. 333 Lakeside Drive, Foster City, CA 94404 Attn: Senior Vice President and Chief Financial Officer Fax: (650) 522-5488 cc: Vice President and General Counsel Fax: (650) 522-5537
and
Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Fax: (650) 849-7400 Attention: Judith A. Hasko, Esq.
For GSK:	GlaxoSmithKline 980 Great West Road Brentford Middlesex TW8 9GS Attn: Peter Bains, Senior Vice President Legal Operations International Fax: +44(0)20 8047 4719
With a Copy to:	GlaxoSmithKline 980 Great West Road Brentford Middlesex TW8 9GS Attn: Rodney Whittaker, Senior Vice President Legal Operations International Fax: +44(0)20 8047 4719

        17.4    Maintenance of Records.    Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Products supplied to GSK or sold by GSK or its Affiliates or Permitted Sublicensees hereunder and shall make copies of such records available to the other Party upon request.

        17.5    No Strict Construction.    This Agreement has been prepared jointly and shall not be strictly construed against either Party.

        17.6    Assignment.    Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party's consent to Affiliates or to a successor to substantially all of the business of such Party in the field to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. The Gilead Technology and the GSK Technology shall exclude any intellectual property held or developed by a permitted successor of the relevant Party not in connection with Licensed Products. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.6 shall be null, void and of no legal effect.

        17.7    Performance by Affiliates.    Each of Gilead and GSK acknowledge that their obligations under this Agreement may be performed by Affiliates of Gilead and GSK, respectively. Obligations of the Party for which one of its Affiliates is performing hereunder shall be deemed to extend to such performing Affiliate. Each of Gilead and GSK guarantee performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way. Each Party shall provide to the other Party a written guarantee by the providing Party's ultimate parent company, and/or, to the extent requested by the other Party, the providing Party's United States Affiliates, of the providing Party's performance hereunder, in a form reasonably acceptable to such other Party. To such end, Gilead Sciences Inc. (a Delaware corporation) is executing this Agreement as guarantor of the performance hereunder of Gilead and its Affiliates.

        17.8    Further Actions.    Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

        17.9    Severability.    If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

        17.10    Headings.    The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

        17.11    No Waiver.    Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

        17.12    Counterparts.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

GILEAD WORLD MARKETS, LIMITED	GLAXO GROUP LIMITED
/s/ Gregg H. Alton By: Gregg H. Alton	/s/ James Stephen Crookes By: James Stephen Crookes, by power of attorney
Title: Director	Title: Commercial Development Director, Pharmaceuticals International
Date: April 26, 2002	Date: April 26, 2002
GILEAD SCIENCES, INC., A DELAWARE CORPORATION LOCATED AT 333 LAKESIDE DRIVE, FOSTER CITY, CA 94404, AS GUARANTOR OF THE PERFORMANCE HEREUNDER OF GILEAD WORLD MARKETS, LIMITED, AND ITS AFFILIATES.
/s/ John C. Martin By: John C. Martin
Title: President and Chief Executive Officer
Date: April 26, 2002

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

List of Exhibits

Exhibit A:	Current Gilead Clinical Trials
Exhibit B:	Gilead Names and Logo; Potential Gilead Product Mark
Exhibit C:	Countries of the Gilead Territory
Exhibit D:	Other Clinical Trial Agreements
Exhibit E:	Safety Data Exchange Protocol
Exhibit F:	Press Release
Exhibit G:	Committee Membership

EXHIBIT A

CURRENT GILEAD TRIALS

Clinical Trial Reference Number	Countries of GSK Territory Containing a Site of the Clinical Trial
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

A-1

EXHIBIT B

GILEAD NAMES AND LOGO; POTENTIAL GILEAD PRODUCT MARK

GILEAD NAMES AND LOGO:

GILEAD SCIENCES

GILEAD

POTENTIAL GILEAD PRODUCT MARKS:

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

B-1

EXHIBIT C

COUNTRIES OF THE GILEAD TERRITORY

United States of America	Russia
Canada	San Marino
Albania	Slovakia
Andorra	Slovenia
Austria	Spain
Australia	Sweden
Belarus	Switzerland
Belgium	Turkey
Bosnia and Herzegovina	Ukraine
Bulgaria	United Kingdom
Croatia	Vatican City
Cyprus	Yugoslavia (Serbia and Montenegro)
Czech Republic
Denmark
Estonia
Finland
France
Georgia
Germany
Greece
Hungary
Iceland
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Macedonia
Malta
Moldova
Monaco
Netherlands
Norway
New Zealand
Poland
Portugal
Romania

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

C-1

EXHIBIT D

OTHER CLINICAL TRIAL AGREEMENTS

1.
[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

D-1

EXHIBIT E

SAFETY DATA EXCHANGE PROTOCOL

Safety monitoring of adefovir dipivoxil
between
Global Clinical Safety & Pharmacovigilance, GlaxoSmithKline
And
Global Drug Safety, Gilead Sciences

This Safety Data Exchange Protocol is agreed by Glaxo Group Limited and Gilead World Markets, Limited in connection with the Licensing Agreement between them dated as of April 2002 ("Licensing Agreement") and will govern safety data exchange for adefovir dipivoxil by them or by their Affiliates. "Gilead" shall refer to Gilead World Markets, Limited or its Affiliates performing safety data exchange under this Protocol; "GlaxoSmithKline" shall refer to Glaxo Group Limited or its Affiliates performing safety data exchange under this Protocol. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Licensing Agreement to the extent defined therein.

1.    DEFINITIONS (CONSISTENT WITH ICH GUIDELINE E2A)

        a) [ * ]

2.    LANGUAGE AND MEANS OF EXCHANGE

        [ * ]

3.    SAFETY DATABASE

        [ * ]

4.    CORE SAFETY INFORMATION

        [ * ]

5.    EXPEDITED REPORTING

        [ * ]

6.    PERIODIC REPORTING

        [ * ]

7.    REGULATORY ENQUIRIES

        [ * ]

8.    GENERAL MANAGEMENT OF SAFETY

        [ * ]

9.    REVIEW AND REVISIONS

        [ * ]

E-1

10.  TERMINATION OF THE SDE PROTOCOL

        [ * ]

11.  CONTACTS

        [ * ]

        For Gilead

        [ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

E-2

EXHIBIT F

PRESS RELEASE

[GILEAD LOGO]
[Glaxo SmithKline LOGO]		[GILEAD LOGO]
	CONTACTS:	Susan Hubbard, Investors (650) 522-5715
For Immediate Release
Amy Flood, Media (650) 522-5643

GILEAD AND GLAXOSMITHKLINE ANNOUNCE INTERNATIONAL LICENSING
AGREEMENT FOR INVESTIGATIONAL CHRONIC HEPATITIS B DRUG
ADEFOVIR DIPIVOXIL

GSK Receives Exclusive Rights in Asia, Latin America and Other Territories

        Foster City, CA, April 29, 2002—Gilead Sciences, Inc. (Nasdaq: GILD) and GlaxoSmithKline (NYSE: GSK) today announced the signing of a licensing agreement for the rights to commercialize adefovir dipivoxil, Gilead's investigational antiviral for the treatment of chronic hepatitis B, in Asia, Latin America and other territories.

        Under the agreement, Gilead will retain rights to adefovir dipivoxil in the United States, Canada, Eastern and Western Europe, Australia and New Zealand. GSK will receive exclusive rights to adefovir dipivoxil solely for the treatment of hepatitis B in all countries outside of the Gilead territories, the most significant of which include China, Korea, Japan and Taiwan. In these markets, GSK plans to develop adefovir dipivoxil for patients with chronic hepatitis B who are naïve to therapy as well as for those patients who have developed lamivudine-resistant HBV.

        GSK has agreed to pay Gilead an up-front licensing fee of $10 million, and Gilead is entitled to receive additional cash payments of up to $30 million upon achievement of certain milestones. GSK also will pay Gilead an undisclosed royalty on net sales of adefovir dipivoxil. GSK will have full responsibility for development and commercialization of adefovir dipivoxil in the covered territories.

        "GSK will be a strong sales and marketing partner for Gilead, and we are very pleased to have completed this agreement," said John C. Martin, PhD, President and Chief Executive Officer of Gilead. "The international GSK team has made significant headway in building a HBV market and establishing customer relationships, especially in Asia where chronic hepatitis B is more prevalent than in any other region of the world. Together, Gilead and GSK can help meet the urgent unmet medical needs of patients with chronic hepatitis B by rapidly advancing the development of adefovir dipivoxil in this market."

        Adefovir dipivoxil is in Phase III development by Gilead for the treatment of chronic hepatitis B. Dosed as one oral 10 mg tablet, once daily, adefovir dipivoxil belongs to a novel class of drugs called nucleotide analogues, which are designed to work by blocking HBV DNA polymerase, an enzyme involved in the replication of HBV in the body.

        Gilead recently filed a New Drug Application (NDA) for adefovir dipivoxil with the U.S. Food and Drug Administration (FDA) and a Marketing Authorisation Application (MAA) with the European Medicines Evaluation Agency (EMEA). Based on the unmet medical needs of patients with chronic hepatitis B, Gilead has requested a priority, or six month, review in the United States, and anticipates the European review of its MAA to be completed in 2003. The applications are supported by data from Phase III studies in hepatitis B "e" antigen-positive patients, hepatitis B "e" antigen-negative patients and chronic hepatitis B patients with lamivudine-resistant HBV. Gilead is completing Phase I clinical trials for adefovir dipivoxil in China as part of a clinical trial program to support marketing approval there.

        Data from two pivotal studies and a number of supportive studies of adefovir dipivoxil in a variety of chronic hepatitis B patient populations were presented in April at the 37th Annual Meeting of the European Association for the Study of the Liver (EASL). Presentations included data from studies of hepatitis B "e" antigen-positive patients, precore mutant (hepatitis B "e" antigen-negative) patients, those with lamivudine-resistant HBV, patients post-liver transplantation and patients co-infected with HIV. Since 1999, Gilead has provided access to adefovir dipivoxil through Study 435 to approximately 400 chronic hepatitis B patients with lamivudine-resistant HBV who are wait listed for or have received a liver transplant. Adefovir dipivoxil is an investigational compound and has not yet been determined safe or efficacious in humans.

        "Adefovir dipivoxil will be a valuable addition to our portfolio," said Howard Pien, President, Pharmaceuticals International, GlaxoSmithKline. "Our experience of working with hepatologists over many years, first with vaccines and more recently with lamivudine confirms that this is a complex disease. We hope adefovir dipivoxil will offer a valuable new treatment option to physicians and will help improve the quality and duration of life of millions of hepatitis B patients across Asia, Latin America and other international areas."

        GSK markets Zeffix in 50 countries worldwide, including China (as Heptodin), the United States (as Epivir-HBV) and Europe, for the treatment of chronic hepatitis B. More than 200,000 patients have been treated with Zeffix since its first launch in November 1998. With total 2001 sales of US$148 million, Zeffix is currently the only licensed oral antiviral treatment for chronic hepatitis B worldwide. The GSK vaccine unit also develops Energix-B® hepatitis B vaccine (Recombinant) and Twinrix® combined hepatitis A (inactivated virus) and hepatitis B vaccine (genetically derived surface antigen).

Chronic Hepatitis B

        Worldwide, there are approximately 350 million chronic carriers of hepatitis B, of which approximately one million die each year from complications of the disease, making chronic hepatitis B the 10th most common cause of death globally. Complications of chronic hepatitis B include cirrhosis (scarring of the liver), liver failure and primary liver cancer (hepatocellular carcinoma). Between one-quarter and one-third of people with chronic hepatitis B are expected to develop progressive liver disease. Patients infected with the precore mutant strain of hepatitis B may be predisposed to more severe and progressive liver injury. Precore mutant hepatitis B infects up to approximately 50 percent of the 350 million chronic hepatitis B carriers worldwide and is most prevalent in countries of the Mediterranean and Southeast Asia, where between 30-80 percent of chronic hepatitis B patients are estimated to be infected with this strain.

Early Access Program Initiated

        In March 2002, Gilead announced the initiation of an early access program in the United States to provide adefovir dipivoxil to chronic hepatitis B patients with lamivudine-resistant HBV. Similar programs are open in Canada, Spain and France, the later of which has enrolled more than 320 patients to date. Additional programs in Australia and other countries in Europe will open in the coming months as appropriate regulatory approvals are obtained. For more information regarding the adefovir dipivoxil early access program, or to request program registration materials, physicians may call 1-800-GILEAD-5 or 1-650-574-3000.

        GlaxoSmithKline—one of the world's leading research-based pharmaceutical and healthcare companies—is committed to improving the quality of human life by enabling people to do more, feel better and live longer.

        Gilead Sciences, Inc. is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide. The company has five marketed products and focuses its research and clinical programs on anti-infectives, including antivirals, antifungals and antibacterials. Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

        Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Gilead or GlaxoSmithKline and that could affect whether and when Gilead would receive any milestone payments or royalties under the agreement. These factors include, but are not limited to: (i) the ability of GlaxoSmithKline to successfully complete clinical development where required in its licensed territories, including China and Japan, (ii) the ability of GlaxoSmithKline to obtain required governmental approvals, and (iii) the ability of GlaxoSmithKline to successfully commercialize adefovir dipivoxil in its licensed territories. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in each company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" for Gilead on Form 10-K for the year ended December 31, 2001.

# # #

Zeffix, Energix-B and Twinrix are registered trademarks of GlaxoSmithKline.

For additional information, visit either of the companies' web sites at www.gilead.com or www.gsk.com

Issued- April xx, 2002, London

..........GLAXOSMITHKLINE AND GILEAD ANNOUNCE INTERNATIONAL LICENSING AGREEMENT TO COMMERCIALISE ADEFOVIR DIPIVOXIL FOR THE TREATMENT OF CHRONIC HEPATITIS B

GSK Receives Exclusive Rights in Asia, Latin America and Other Territories

        GlaxoSmithKline (NYSE: GSK) and Gilead Sciences, Inc. (Nasdaq: GILD) today announced the signing of a licensing agreement to commercialise adefovir dipivoxil, an antiviral treatment for chronic hepatitis B currently in phase 3 development.

        Under the terms of the agreement, GSK will receive exclusive rights to develop and commercialise adefovir dipivoxil for the treatment of hepatitis B in markets across Asia, Latin America and other territories, the most significant of which include China, Korea, Japan and Taiwan. In these markets, GSK plans to develop adefovir dipivoxil as a treatment for patients with chronic hepatitis B, including patients who are naïve to therapy as well as those who have developed lamivudine-resistant HBV. GSK will be responsible for clinical development of adefovir dipivoxil in the covered territories. Gilead will retain rights to adefovir dipivoxil in the United States, Canada, Eastern and Western Europe, Australia and New Zealand. GSK has agreed to pay Gilead an up-front licensing fee of $10 million, and Gilead will receive additional cash payments of up to $30 million upon achievement of certain milestones. In addition, GSK will pay to Gilead a royalty on net sales of adefovir dipivoxil and have full responsibility for development in its territory

        'Adefovir dipivoxil will be a valuable addition to our portfolio' said Howard Pien, President, Pharmaceuticals International, GlaxoSmithKline. "Our experience of working with hepatologists over many years, first with vaccines and more recently with lamivudine confirms that this is a complex disease. We hope adefovir dipivoxil will offer a valuable new treatment option to physicians and will help improve the quality and duration of life of millions of hepatitis B patients across Asia, Latin America and other international areas."

        "GSK will be a strong sales and marketing partner for Gilead, and we are very pleased to have completed this agreement," said John C. Martin, PhD, President and Chief Executive Officer of Gilead. "The international GSK team has made significant headway in building a HBV market and establishing customer relationships, especially in Asia where chronic hepatitis B is more prevalent than in any other region of the world. Together, Gilead and GSK can help meet the urgent unmet medical needs of patients with chronic hepatitis B by rapidly advancing the development of adefovir dipivoxil in this market."

        Worldwide, there are approximately 350 million chronic carriers of hepatitis B, of which approximately one million die each year from complications of the disease, making chronic hepatitis B the 10th most common cause of death globally. Complications of chronic hepatitis B include cirrhosis (scarring of the liver), liver failure and primary liver cancer (hepatocellular carcinoma). Between one-quarter and one-third of people with chronic hepatitis B are expected to develop progressive liver disease. Patients infected with the precore mutant strain (hepatitis B "e" antigen-negative) of hepatitis B may be predisposed to more severe and progressive liver injury. Precore mutant hepatitis B infects up to approximately 50 percent of the 350 million chronic hepatitis B carriers worldwide and is most prevalent in countries of the Mediterranean and Southeast Asia, where between 30-80 percent of chronic hepatitis B patients are estimated to be infected with this strain.

        Adefovir dipivoxil is in Phase III development by Gilead for the treatment of chronic hepatitis B. and was recently submitted for approval in the USA and Europe. Dosed as one oral 10 mg tablet, once daily, adefovir dipivoxil belongs to a class of drugs called nucleotide analogues, which are designed to work by blocking HBV DNA polymerase, an enzyme involved in the replication of HBV in the body.

        GlaxoSmithKline—one of the world's leading research-based pharmaceutical and healthcare companies—is committed to improving the quality of human life by enabling people to do more, feel better and live longer.

        Gilead Sciences, Inc. is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide. The company has five marketed products and focuses its research and clinical programs on anti-infectives, including antivirals, antifungals and antibacterials. Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

        Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Gilead or GlaxoSmithKline and that could affect whether and when Gilead would receive any milestone payments or royalties under the agreement. These factors include, but are not limited to: (i) the ability of GlaxoSmithKline to successfully complete clinical development where required in its licensed territories, including China and Japan, (ii) the ability of GlaxoSmithKline to obtain required governmental approvals, and (iii) the ability of GlaxoSmithKline to successfully commercialize adefovir dipivoxil in its licensed territories. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in each company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" for GlaxoSmithKline on Annual Report on Form 10-K/A for the year ended December 31, 2001.

Zeffix, Energix-B and Twinrix are registered trademarks of GlaxoSmithKline.

        For additional information, visit either of the companies' web sites at www.gilead.com or www.gsk.com

Enquiries:

UK Media enquiries:	Martin Sutton Alan Chandler	(020) 8047 5502 (020) 8047 5502
US Media enquiries:	Nancy Pekarek Mary Anne Rhyne	(215) 751 7709 (919) 483 2319
European Analyst/Investor enquiries:	Duncan Learmouth Anita Kidgell Philip Thomson	(020) 8047 5540 (020) 8047 5542 (020) 8047 5543
US Analyst/ Investor enquiries:	Frank Murdolo Tom Curry	(215) 751 7002 (215) 751 5419
Gilead Media enquiries	Amy Flood	(650) 522-5643
Gilead Investor enquiries	Susan Hubbard	(650) 522-5715

GSK/Gilead Agreement for Adefovir Dipivoxil—Background

Clinical Development

        Gilead recently filed a New Drug Application (NDA) for adefovir dipivoxil with the U.S. Food and Drug Administration (FDA) and a Marketing Authorisation Application (MAA) with the European Medicines Evaluation Agency (EMEA). Based on the unmet medical needs of patients with chronic hepatitis B, Gilead has requested a priority, or six month, review in the United States, and anticipates the European review of its MAA to be completed in 2003. The applications are supported by data from

Phase III studies in hepatitis B "e" antigen-positive patients, hepatitis B "e" antigen-negative patients and chronic hepatitis B patients with lamivudine-resistant HBV. Gilead is completing Phase I clinical trials for adefovir dipivoxil in China as part of a clinical trial program to support marketing approval there.

        Data from two pivotal studies and a number of supportive studies of adefovir dipivoxil in a variety of chronic hepatitis B patient populations were presented in April at the 37th Annual Meeting of the European Association for the Study of the Liver (EASL). Presentations include data from studies of hepatitis B "e" antigen-positive patients, precore mutant (hepatitis B "e" antigen-negative) patients, those with lamivudine-resistant HBV, patients post-liver transplantation and patients co-infected with HIV. Since 1999, Gilead has provided access to adefovir dipivoxil through Study 435 to approximately 400 chronic hepatitis B patients with lamivudine-resistant HBV who are wait listed for or have received a liver transplant. Adefovir dipivoxil is an investigational compound.

GSK and Hepatitis B

        GSK markets Zeffix in 50 countries worldwide, including China (as Heptodin), the United States (as Epivir-HBV) and Europe, for the treatment of chronic hepatitis B. More than 200,000 patients have been treated with Zeffix since its first launch in November 1998. With total 2001 sales of US$148 million, Zeffix is currently the only licensed oral antiviral treatment for chronic hepatitis B worldwide. The GSK vaccine unit has also developed and currently markets Energix-B® hepatitis B vaccine (Recombinant) and Twinrix® combined hepatitis A (inactivated virus) and hepatitis B vaccine (genetically derived surface antigen).

Early Access Program Initiated

        In March 2002, Gilead announced the initiation of an early access program in the United States to provide adefovir dipivoxil to chronic hepatitis B patients with lamivudine-resistant HBV. Similar programs are open in Canada, Spain and France, the later of which has enrolled more than 320 patients to date. Additional programs in Australia and other countries in Europe will open in the coming months as appropriate regulatory approvals are obtained.

        For more information regarding the adefovir dipivoxil early access program, or to request program registration materials, physicians may call 1-800-GILEAD-5 or 1-650-574-3000.

        Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Gilead or GlaxoSmithKline and that could affect whether and when Gilead would receive any milestone payments or royalties under the agreement. These factors include, but are not limited to: (i) the ability of GlaxoSmithKline to successfully complete clinical development where required in its licensed territories, including China and Japan, (ii) the ability of GlaxoSmithKline to obtain required governmental approvals, and (iii) the ability of GlaxoSmithKline to successfully commercialize adefovir dipivoxil in its licensed territories. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in each company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" for GlaxoSmithKline on Annual Report on Form 10-K/A and for Gilead on Form 10-K for the year ended December 31, 2001.

# # #

EXHIBIT G

COMMITTEE MEMBERS

Joint Committee:
GSK:	[ * ]
Gilead:	[ * ]
Clinical Development Committee:
GSK:	[ * ]
Gilead:	[ * ]
Marketing Committee:
GSK:	[ * ]
Gilead:	[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

G-1

QuickLinks

  EXHIBIT 10.39
LICENSING AGREEMENT BY AND BETWEEN GILEAD WORLD MARKETS, LIMITED AND GLAXO GROUP LIMITED
Table of Contents
  EXHIBIT 10.39
LICENSING AGREEMENT
RECITALS
ARTICLE 1 DEFINITIONS
ARTICLE 2 MANAGEMENT
ARTICLE 3 DEVELOPMENT
ARTICLE 4 REGULATORY
ARTICLE 5 COMMERCIALIZATION
ARTICLE 6 DILIGENCE
ARTICLE 7 LICENSES
ARTICLE 8 MANUFACTURE AND SUPPLY
ARTICLE 9 COMPENSATION
ARTICLE 10 INTELLECTUAL PROPERTY
ARTICLE 11 REPRESENTATIONS AND WARRANTIES
ARTICLE 12 INDEMNIFICATION
ARTICLE 13 RECORDS; AUDITS; PUBLICATIONS
ARTICLE 14 CONFIDENTIALITY
ARTICLE 15 TERM AND TERMINATION
ARTICLE 16 DISPUTE RESOLUTION
ARTICLE 17 MISCELLANEOUS
EXHIBIT A CURRENT GILEAD TRIALS
EXHIBIT B GILEAD NAMES AND LOGO; POTENTIAL GILEAD PRODUCT MARK
EXHIBIT C COUNTRIES OF THE GILEAD TERRITORY
EXHIBIT D OTHER CLINICAL TRIAL AGREEMENTS
EXHIBIT E SAFETY DATA EXCHANGE PROTOCOL Safety monitoring of adefovir dipivoxil between Global Clinical Safety & Pharmacovigilance, GlaxoSmithKline And Global Drug Safety, Gilead Sciences
EXHIBIT F PRESS RELEASE
GILEAD AND GLAXOSMITHKLINE ANNOUNCE INTERNATIONAL LICENSING AGREEMENT FOR INVESTIGATIONAL CHRONIC HEPATITIS B DRUG ADEFOVIR DIPIVOXIL
.......... GLAXOSMITHKLINE AND GILEAD ANNOUNCE INTERNATIONAL LICENSING AGREEMENT TO COMMERCIALISE ADEFOVIR DIPIVOXIL FOR THE TREATMENT OF CHRONIC HEPATITIS B
# # #
EXHIBIT G COMMITTEE MEMBERS